UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant  ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
R1 RCM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2024
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of R1 RCM Inc. (“R1”) will be held on May 22, 2024 at 10:00 a.m., Eastern Time, as a virtual meeting conducted via live webcast, to consider and act upon the following matters:
1.Elect the 17 nominees for director named in the proxy statement, each for a term ending at the 2025 Annual Meeting of Stockholders of R1, and until his or her successor has been duly elected and qualified;
2.Approve our Fifth Amended and Restated 2010 Stock Incentive Plan, including to increase the number of shares authorized for issuance under our Fourth Amended and Restated 2010 Stock Incentive Plan by 9.3 million shares;
3.Approve, on a non-binding, advisory basis, the compensation of our named executive officers;
4.Ratify the selection by the audit committee of the board of directors of R1 of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
5.Transact such other business as may properly come before the meeting or any adjournment thereof.
The Annual Meeting will be held as a virtual meeting and can be accessed at www.virtualshareholdermeeting.com/RCM2024. Follow the directions at that website to log into the meeting. Use the number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to access the meeting. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Stockholders of record at the close of business on March 28, 2024 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the meeting.
By Order of the Board,

/s/ M. Sean Radcliffe
M. Sean Radcliffe
Corporate Secretary

Murray, Utah

April 12, 2024

YOUR VOTE IS IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTION FORM RELATING TO THE ANNUAL MEETING.

R1 RCM Inc.
433 W. Ascension Way
Suite 200
Murray, UT 84123
PROXY STATEMENT
For Our 2024 Annual Meeting of Stockholders to Be Held on May 22, 2024
R1 RCM Inc. (the “Company,” “company,” “R1,” “we” or “us”) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held as a virtual meeting via live webcast on May 22, 2024 at 10:00 a.m. Eastern Time. If the Annual Meeting is adjourned or postponed for any reason, then the proxies may be used at any adjournments or postponements of the Annual Meeting.
On or about April 12, 2024, we are mailing either a notice containing instructions on how to access this proxy statement and our annual report online, or a printed copy of these proxy materials, as required by the rules of the Securities and Exchange Commission (the “SEC”).
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 22, 2024
This proxy statement and our 2023 Annual Report are available for viewing, printing and downloading at www.r1rcm.com/proxy
and www.proxyvote.com
You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, at www.r1rcm.com, or by contacting our Office of Investor Relations by telephone at 312-324-5476 or by e-mail at investorrelations@r1rcm.com.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Q: What is the purpose of the Annual Meeting?

A: At the Annual Meeting, stockholders will consider and vote on the following matters:
1.Elect the 17 nominees for director named in this proxy statement, each for a term ending at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of R1, and until his or her successor has been duly elected and qualified (the “Election of Directors Proposal” or “Proposal 1”);
2.Approve our Fifth Amended and Restated 2010 Stock Incentive Plan (the “Amended Plan”), including to increase the number of shares authorized for issuance under our Fourth Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) by 9.3 million shares (the “Amended Plan Proposal” or “Proposal 2”);
3.Approve, on a non-binding, advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal” or “Proposal 3”);
4.Ratify the selection by the audit committee of the board of directors of R1 (the “Board”) of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024 (the “Auditor Ratification Proposal” or “Proposal 4”); and
5.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Q:    What shares will be entitled to vote at the Annual Meeting?
A:    Our voting securities consist of common stock, of which approximately 420,729,691 shares (excluding any treasury shares) were outstanding on March 28, 2024 (the “Record Date”). Holders of record of our common stock at the close of business on the Record Date may vote on each proposal that comes before the Annual Meeting.
Q:    Why am I receiving this proxy statement?
A:    This proxy statement serves as a proxy statement for the Annual Meeting, through which R1 will solicit proxies for (i) the election of 17 members of the Board for a one-year term, (ii) approval of the Amended Plan for the purpose of increasing the number of shares authorized for issuance under the 2010 Plan by 9.3 million shares, (iii) approval, on a non-binding, advisory basis, of the compensation of our named executive officers, and (iv) the annual ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024. This proxy statement contains important information about the Annual Meeting. R1 stockholders should read this information carefully and in its entirety. The enclosed proxy card or voting instruction form allows R1 stockholders to vote their shares without attending the Annual Meeting in person.
Q:    Does my vote matter?
A:    Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.
Q:    What constitutes a quorum for the Annual Meeting?
A:    In order for business to be conducted at the Annual Meeting, a quorum must be present. For all the matters that are voted upon at the Annual Meeting, a quorum consists of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the meeting, present at the Annual Meeting or represented by proxy. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less a quorum.
Shares of R1 common stock present at the Annual Meeting or represented by a proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned or postponed until a quorum is obtained.

Q:    What is the vote required to approve each proposal at the Annual Meeting?
A:    Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, as described below.
Approval Requirements. If a quorum is present, the vote required to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.
•With respect to Proposal 1, the nominees for directors receiving a plurality of the votes cast by holders of common stock entitled to vote thereon. With respect to Proposal 1, you may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. Withheld votes will have no effect on outcome of the Election of Directors Proposal.
•With respect to Proposals 2, 3 and 4, the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of common stock present or represented at the meeting and voting affirmatively or negatively on such matter is required for approval. For Proposals 2, 3 and 4, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of voting on such proposals.
Broker Non-votes. If your broker holds your shares in its name and does not receive voting instructions from you, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares for which your broker receives no instruction from you will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 4 is a discretionary item under these rules, and, accordingly, your bank or brokerage firm will be able to vote your shares on Proposal 4 even if you do not give instructions on how to do so. Proposals 1, 2, and 3 are “non-discretionary” items. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in Proposal 1, 2, or 3, your shares may constitute broker non-votes with respect to such proposal and no votes will be cast on your behalf with respect to such proposal.
Broker non-votes will not affect the required vote with respect to Proposals 1, 2, or 3 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposal 4 and these votes will be counted toward establishing a quorum).
Q:    How does the Board recommend that R1 stockholders vote?
A:    The Board recommends that R1 stockholders vote “FOR” the election of the director nominees listed herein, “FOR” the Amended Plan Proposal, “FOR” the Say-on-Pay Proposal, and “FOR” the Auditor Ratification Proposal.
Q:    Who can vote at the Annual Meeting?
A:    All holders of record of R1 common stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Q:    How many votes do I have?
A:    Each R1 stockholder is entitled to one vote on each matter properly brought before the Annual Meeting for each share of our common stock held of record as of the Record Date. As of the close of business on the Record Date, there were 420,729,691 outstanding shares of our common stock.
Q:    Where can I find a list of stockholders of record entitled to vote at the Annual Meeting?
A:    A list of stockholders of record entitled to vote at the Annual Meeting will be accessible on the virtual meeting website at www.virtualshareholdermeeting.com/RCM2024 during the meeting for those attending the meeting, and for ten days prior to the meeting, at our corporate offices at 433 W. Ascension Way, Suite 200, Murray, Utah, 84123.

Q:    When and where is the Annual Meeting?
A:    The Annual Meeting will be held on May 22, 2024, at 10:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/RCM2024. If you plan to attend the meeting, you must log in using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Q:    Why is the Annual Meeting virtual only?
A:    We have been hosting virtual only annual meetings since 2017, as we believe hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world. We use technology that provides ease of access and cost savings for our stockholders and R1. Our virtual format allows stockholders to submit questions and comments and to vote during the meeting. We believe that a virtual meeting allows our stockholders to have robust engagement with the Company, and is in the best interests of our stockholders at this time.
Q:    How can I participate at the Annual Meeting?
A:    If you are a stockholder as of the Record Date and have logged in using your control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Stockholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/RCM2024 for at least one year.
Q:    What if I run into technical issues while trying to access the Annual Meeting?
A:    The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting.
If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 9:45 a.m. Eastern Time and until the end of the meeting.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:    If your shares of common stock are registered directly in your name with the transfer agent of R1, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to R1, or to a third party to vote at the Annual Meeting.
If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You will only be able to ask questions and vote your shares electronically at the meeting if you log in using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials.

Q:    If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?
A:    No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. Your bank, brokerage firm or other nominee has discretionary authority to vote on “routine” proposals if you have not provided voting instructions. However, your bank, brokerage firm or other nominee is precluded from exercising voting discretion with respect to non-routine matters. The Auditor Ratification Proposal is a routine matter, and your bank, brokerage firm or other nominee may vote your shares with respect to this proposal even if you do not provide voting instructions. All of the other proposals to be voted on by R1 stockholders are non-routine matters. As a result, if you do not provide voting instructions with respect to these proposals, your shares will not be voted.
You should therefore provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of common stock.
Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to R1.
Q:    How do R1 stockholders vote?
A:    Stockholder of Record. If you are an R1 stockholder of record, you may vote your shares of R1 common stock on the matters to be presented at the Annual Meeting in any of the following ways:
•by telephone or over the internet, by accessing the telephone number or internet website specified on the Notice of Internet Availability of Proxy Materials or the enclosed proxy card. The control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is designed to verify your identity when voting by telephone or by internet. Proxies delivered over the internet or by telephone must be submitted by 11:59 p.m. Eastern Time on May 21, 2024. Please be aware that if you vote by telephone or over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible;
•by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•electronically—you may attend the Annual Meeting by logging in at www.virtualshareholdermeeting.com/RCM2024 using the control number printed on your Notice of Internet Availability of Proxy Materials or proxy card accompanying these proxy materials and cast your vote there.
Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote electronically at the Annual Meeting, you must log into the meeting platform using the control number printed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form accompanying these proxy materials.
Q:    How can I change or revoke my vote?
A:    You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the Annual Meeting and voting electronically or by giving written notice of revocation to R1, which must be received by R1 prior to the time the Annual Meeting begins. Written notice of revocation should be mailed to our corporate secretary at 433 W. Ascension Way, Suite 200, Murray, Utah, 84123. If you have instructed a bank, broker or other nominee to vote your shares, you may revoke your proxy by following the directions received from your bank, broker or other nominee to change those instructions.
Q:    If a stockholder gives a proxy, how are the shares of common stock voted?
A:    Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify how your shares of common stock should be voted or to abstain from voting on all, some or none of the specific items of business to come before the Annual Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the nominees to the Board, “FOR” the Amended Plan Proposal, “FOR” the Say-on-Pay Proposal, and “FOR” the Auditor Ratification Proposal.
Q:    Can I access the proxy materials electronically?
A:    Yes. Our proxy materials are available at www.r1rcm.com/proxy.
Q:    What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement, Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.
Q:    What happens if I sell my shares of common stock before the Annual Meeting?
A:    The Record Date is earlier than the date of the Annual Meeting. If you transfer your shares of common stock after the Record Date but before the Annual Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Annual Meeting.
Q:    Who will solicit and pay the cost of soliciting proxies?
A:    We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and in person. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.
Q:    What do I need to do now?
A:    Even if you plan to attend the Annual Meeting virtually, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Annual Meeting.
Q:    How can I communicate with the Board?
A:    The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chair of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.
All communications are forwarded to the chair of the nominating and corporate governance committee and to the chair of another committee of the Board, if the communication was addressed to the attention of another committee of the Board. The chair of the nominating and corporate governance committee, and, in the case of communications to be addressed by another committee of the Board, in consultation with the chair of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the Board.
Our stockholders may send communications to the Board by forwarding them addressed to our corporate secretary, the Board or, in the case of matters concerning accounting, internal accounting controls and auditing, the Board’s audit committee, at R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123 or by email at investorrelations@r1rcm.com.

Q:    How can I recommend a candidate for the Board?
A:    Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of the Board by submitting the information required by our amended and restated bylaws, including the stockholder’s name, address and number of shares of stock held, as well as the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered at the 2025 Annual Meeting, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2025 Annual Meeting?” You can find more detailed information on the process for selecting Board members and criteria for Board nominees in the section of this proxy statement titled “Corporate Governance” beginning on page 30 of this proxy statement and in the Corporate Governance Guidelines available in the “Governance Documents” subsection under “Governance” on the “Investor Relations” page of our website, www.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
Q:    How and when may I submit a stockholder proposal for the 2025 Annual Meeting?
A:    If you are interested in submitting a proposal for inclusion in the proxy statement for our 2025 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A proposal that a stockholder would like included in our proxy statement for the 2025 Annual Meeting must satisfy all applicable requirements of Rule 14a-8 and must be received at the address below no later than December 13, 2024.
If you wish to present a proposal (other than pursuant to Rule 14a-8) or a proposed director candidate at the 2025 Annual Meeting, you must satisfy all applicable requirements set forth in our amended and restated bylaws and give written notice at the address noted below not earlier than January 22, 2025 and not later than February 21, 2025. However, in the event that the date of our 2025 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the date of this Annual Meeting, then our corporate secretary must receive the written notice not earlier than the 120th day prior to the date of the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to such 2025 Annual Meeting and the tenth day following the day on which notice of the date of the 2025 Annual Meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
In addition to satisfying the requirements set forth in our amended and restated bylaws, including the notice deadlines set forth above and therein, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the corporate secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to R1 at the address set forth below no later than March 23, 2025.
Any proposals, notices or information about proposed director candidates should be sent to:
R1 RCM Inc.
433 W. Ascension Way
Suite 200
Murray, Utah 84123
Attention: Corporate Secretary
Email: investorrelations@r1rcm.com
Q:    Who will count the votes?
A:    Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the meeting.
Q:    Where can I find the voting results of the Annual Meeting?
A:    The preliminary voting results will be announced at Annual Meeting. In addition, within four business days following certification of the final voting results, R1 intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:    Will any other business be conducted at the Annual Meeting or will other matters be voted on?
A:    R1 is not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our amended and restated bylaws, the deadline for stockholders to notify R1 of any proposals or nominations for director to be presented for action at the Annual Meeting was February 17, 2024. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.
Q:    How can I obtain a copy of R1’s Annual Report on Form 10-K?
A:    Our Annual Report on Form 10-K is available in the “SEC Filings” subsection under “Financials” on the “Investor Relations” page of our website at www.r1rcm.com.
Alternatively, if you would like to receive a printed copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules (without exhibits), without charge, please contact:
R1 RCM Inc.
433 W. Ascension Way
Suite 200
Murray, UT 84123
Attention: Investor Relations
Telephone: 312-324-5476
investorrelations@r1rcm.com
If you would like R1 to send you a copy of the exhibits listed on the exhibit index of its Annual Report on Form 10-K, R1 will do so upon your payment of reasonable expenses in furnishing a requested exhibit.
Q:    Who can help answer any other questions I have?
A:    R1 stockholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who need additional copies of this proxy statement or the enclosed proxy card should contact the Investor Relations department at the address, phone number or email address provided above.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board is currently comprised of 17 members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors is to be established by the Board.
Pursuant to the terms of the Amended and Restated Investor Rights Agreement (the “TCP-ASC Investor Rights Agreement”) between R1 and TCP-ASC ACHI Series LLLP (“TCP-ASC”), a Delaware series limited liability limited partnership jointly owned by Ascension Health Alliance d/b/a Ascension (“Ascension”) and investment funds affiliated with TowerBrook Capital Partners L.P. (“TowerBrook”), for so long as TCP-ASC’s “Ownership Threshold” (as that term is defined in the TCP-ASC Investor Rights Agreement) is met, TCP-ASC shall be entitled to nominate such number of individuals to our Board constituting a majority of our Board (collectively, the “TCP-ASC Designees”) and to designate the chair of the Board. Messrs. Feiner, Henneman, Moszkowski, Sacks, Speranzo, and Tersigni were appointed by the Board as TCP-ASC Designees.
Pursuant to the terms of the Securities Purchase Agreement (the “Securities Purchase Agreement”) between R1 and IHC Health Services, Inc. (“Intermountain”), for so long as Intermountain’s “Ownership Threshold” (as that term is defined in the Securities Purchase Agreement) is met, Intermountain shall be entitled to nominate one individual (the “Intermountain Designee”) to the Board. Mr. Ashdown was appointed by the Board as the Intermountain Designee.
Pursuant to the terms of the Investor Rights Agreement (the “CoyCo Investor Rights Agreement”) between R1 and CoyCo 1, L.P. and CoyCo 2, L.P. (collectively, the “CoyCo Entities”), for so long as the CoyCo Entities’ “Ownership Threshold” (as that term is defined in the CoyCo Investor Rights Agreement) is met, the CoyCo Entities shall be entitled to nominate three individuals (collectively, the “CoyCo Designees”) to the Board. Messrs. Armbrester, Delinsky, and Holt were appointed by the Board as CoyCo Designees.
Pursuant to the terms of the Director Nomination Agreement (the “Sutter Director Nomination Agreement”) between R1 and Sutter Health (“Sutter”), Sutter shall be entitled to nominate one individual (the “Sutter Designee”) to the Board until the termination of the Master Services Agreement (the “Sutter MSA”) between R1 and Sutter. Mr. Nakis was appointed by the Board as the Sutter Designee.
Pursuant to the terms of the Director Nomination Agreement (the “Providence Director Nomination Agreement”) between R1 and Providence Health & Services – Washington (“Providence”), Providence shall be entitled to nominate one individual (the “Providence Designee”) to the Board until the termination of either of the Service Agreements (as that term is defined in the Providence Director Nomination Agreement) or for a period of three consecutive one-year terms following January 17, 2024, whichever is shorter. Mr. Wexler was appointed by the Board as the Providence Designee.
All of the directors currently serving on the Board are up for election at this Annual Meeting, and stockholders will have an opportunity to vote for the re-election of the following nominees: Bradford Kyle Armbrester, Clay Ashdown, Agnes Bundy Scanlan, Jeremy Delinsky, David M. Dill, Michael C. Feiner, Joseph Flanagan, John B. Henneman, III, Matthew Holt, Neal Moszkowski, Dominic Nakis, Lee Rivas, Ian Sacks, Jill Smith, Anthony J. Speranzo, Anthony R. Tersigni, and Erik G. Wexler. You can find more information about the director nominees in the section of this proxy statement titled “Our Board of Directors” beginning on page 22 of this proxy statement.
If elected, all nominees will hold office until the 2025 Annual Meeting and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. All nominees have consented to being named in this proxy statement and indicated their willingness to serve if elected. However, if any of them should be unable to serve, proxies may be voted for substitute nominees nominated by the Board, or the Board may reduce the number of directors.
The nominees for directors receiving a plurality of the votes cast by holders of R1 common stock entitled to vote thereon shall be elected to the Board.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

PROPOSAL 2 — THE AMENDED PLAN PROPOSAL
Overview of Amendment
We are asking you to approve the proposed R1 RCM Inc. Fifth Amended and Restated 2010 Stock Incentive Plan (the “Amended Plan”), which is an amendment and restatement of the R1 RCM Inc. Fourth Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”). Our Board has adopted, subject to stockholder approval, the Amended Plan on April 8, 2024, which authorizes the issuance of an additional 9,300,000 shares pursuant to stock options, awards of restricted stock, restricted stock units (“RSUs”), performance awards, stock appreciation rights and other stock-based awards (collectively, the “awards”).
The Amended Plan would implement the following material change to the 2010 Plan, subject to our stockholders’ approval:
•Increase the number of shares of our common stock that may be authorized for grants pursuant to awards under the Amended Plan by 9,300,000 shares. As of March 1, 2024, approximately 7,752,439 shares remain available for future grants under the Amended Plan.
•Provide that an individual’s rights with respect to any award granted under the Amended Plan will in all events be subject to (i) any right that the company may have under any company recoupment policy or other agreement or arrangement with an individual, or (ii) any right or obligation that the company may have regarding the clawback of “incentive- based compensation” under Section 10D of the Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
As of March 1, 2024, R1 had 7,752,439 shares remaining in its share reserve under the 2010 Plan, which may not be enough to fund grants in 2024 through 2025, prior to the next annual meeting of stockholders, and beyond. Replenishing the management share reserve is critical to our continued success. Equity awards:
•Help retain executives, employees, and independent directors, and enable R1 to continue to attract top talent to the company;
•Focus executives and employees on long-term shareholder returns, and link executive compensation to stock performance;
•Reward promotions and top performers; and
•Represent a cash-, accounting-, and tax-efficient form of compensation.
In determining the number of additional shares to be authorized for issuance under the Amended Plan, our Board considered, among other things, our hiring plans and expected number of employees and directors, our historical share usage under the 2010 Plan, our current overhang in shares issuable with respect to outstanding awards, the existing terms of such outstanding awards, market practices with respect to typical share reserve and equity award levels, and assumptions regarding stock option exercise activity and forfeiture rates.
We believe that the potential dilution that may result from the Amended Plan is reasonable and aligned with market for a company of our size and in our industry. In addition, we believe that the benefits to our stockholders resulting from equity award grants to our employees, including alignment with stockholders and mitigation of inappropriate risk taking, outweigh the potential dilutive effect of grants under the Amended Plan. Our Board believes that paying a portion of variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of employees with those of our stockholders, encouraging ownership in the Company and retaining, attracting and rewarding talented employees.

Share Information
As of March 1, 2024, the Amended Plan had 10,991,275 shares of our common stock, $0.01 par value per share, subject to currently outstanding awards including 8,416,835 shares subject to outstanding RSUs and performance-based restricted stock units (“PBRSUs”), 2,574,440 outstanding options with a weighted average remaining term of 2.95 years and a weighted average exercise price of $3.42 and 7,752,439 shares available for future issuances. The market price per share of the securities underlying the options as of March 1, 2024 was $14.00. This does not include RSUs issued by the Company (the “Cloudmed Replacement RSUs”) to replace outstanding restricted units of Revint Holdings, LLC (“Cloudmed”) in conjunction with the Cloudmed Acquisition (as defined in the section titled “Related Party Transactions—Cloudmed Transactions) or the RSUs issued by the Company to replace outstanding restricted units of Acclara in conjunction with the Acclara acquisition (the “Acclara Replacement RSUs” and, together with the Cloudmed Replacement RSUs, the “Replacement RSUs”), of which there were 702,270 and 1,983,791 as of March 1, 2024, respectively. The Replacement RSUs qualify as “Substitute Awards” under Section 4(b) of the Amended Plan that do not count against the overall share limit set forth in Section 4(a)(1) of the Amended Plan.
Summary of the Amended Plan
A brief summary of the Amended Plan is outlined below. The following summary is not a complete description of all of the provisions of the Amended Plan and is qualified in its entirety by reference to the Amended Plan, a copy of which is attached hereto as Appendix A.
Stock Available for Awards
Authorized Number of Shares. Up to 69,274,756 shares of common stock, subject to adjustment for changes in our capitalization or reorganization events, will be authorized for issuance pursuant to awards granted under the Amended Plan. This number includes the number of shares of common stock subject to outstanding awards granted under our 2010 Plan, which awards may expire, terminate or otherwise be surrendered, cancelled, forfeited or repurchased by us at their original issue price pursuant to a contractual repurchase right (subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended (the “Code”)).
Share Counting. The Amended Plan provides that all shares of our common stock covered by stock appreciation rights shall be counted against the number of shares available for the grant of awards under the Amended Plan; provided, however, that (i) any awards that may be settled only in cash shall not be so counted and (ii) if we grant a stock appreciation right in tandem with an option for the same number of shares of common stock and provide that only one such award may be exercised, which we refer to as a tandem stock appreciation right, only the shares covered by the option and not the shares covered by the tandem stock appreciation right shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended Plan. The Amended Plan also provides that shares of our common stock delivered to us by a participant to (i) purchase shares of common stock upon exercise of an award or (ii) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) may no longer be added back to the number of shares available for the future grant of awards. The Amended Plan also provides that shares of our common stock that we repurchase on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.
Reacquired Shares. If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any common stock not being issued (including as a result of a stock appreciation right that was settleable either in cash or in stock actually being settled in cash), the unused common stock covered by such award shall again be available for the grant of awards; provided, however, that (1) in the case of incentive stock options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of a stock appreciation right, the number of shares counted against the shares available under the Amended Plan, the number of shares exempt from the minimum vesting requirements under the Amended Plan, and the number of shares exempt from the prohibition on acceleration under the Amended Plan shall be the full number of shares subject to the stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised, regardless of the number of shares actually used to settle such stock appreciation right upon exercise and (3) the shares covered by a tandem stock appreciation right shall not again become available for grant upon the expiration or termination of such tandem stock appreciation right.
Substitute Awards. In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the Amended Plan. Substitute awards shall not count against the overall share limit of the Amended Plan, except as may be required by reason of Section 422 and related provisions of the Code.

Types of Awards
The Amended Plan provides for the grant of “incentive stock options” intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, RSUs, performance awards and other stock-based awards.
Stock Options. Stock options entitle recipients to purchase a specified number of shares of common stock at a specified share price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of a share of common stock on the date of grant (or no less than 110% of the fair market value in the case of incentive stock options granted to any participant holding more than 10% of the voting power of our company). If our Board approves a grant effective as of a future date, the exercise price will be no less than 100% (or 110%, as applicable) of the fair market value of a share of common stock on such future date. Only employees may be granted incentive stock options. Options granted pursuant to the Amended Plan may not be granted with a term in excess of 10 years (or, in excess of five years in the case of incentive stock options granted to any participant holding more than 10% of the voting power of our company). The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, payment in connection with a “cashless exercise” through a broker, (iii) subject to certain conditions, surrender to us of shares of common stock, (iv) with respect to a non-statutory stock option, payment in shares of common stock in the form of a “net exercise,” (v) payment by any other lawful consideration as our Board may determine, or (vi) any combination of these forms of payment. Unless otherwise provided in the applicable award agreement, holders of stock options granted under the Amended Plan will not be entitled to dividends or dividend equivalents.
Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of our common stock over the value of the common stock on the date of grant of the stock appreciation right, which we refer to as the measurement price. Stock appreciation rights may be settled by the delivery of shares of our common stock or in cash. Stock appreciation rights may be issued in tandem with options or as stand-alone rights. The measurement price will be no less than 100% of the fair market value of a share of common stock on the date of grant. If our Board approves a grant effective as of a future date, the measurement price will be no less than 100% of the fair market value of a share of common stock on such future date. The maximum term of any stock appreciation right granted pursuant to the Amended Plan will be no more than 10 years from the date of grant. Unless otherwise provided in the applicable award agreement, holders of stock appreciation rights granted under the Amended Plan will not be entitled to dividends or dividend equivalents.
Restricted Stock and RSU Awards. Awards of restricted stock entitle recipients to acquire shares of common stock, subject to our right to repurchase, or require the forfeiture of such shares if issued at no cost, all or part of such shares from the recipient in the event that the conditions specified in the applicable award agreement are not satisfied prior to the end of the applicable restriction period established for such award. Unless otherwise provided in the applicable award agreement, any dividend declared and paid by us with respect to a share of restricted stock shall be paid to the recipient (without interest) only if and when such shares of restricted stock become free from any applicable restrictions on transferability and forfeitability. Alternatively, instead of issuing common stock that is subject to repurchase, our Board may grant RSUs that entitle recipients to receive unrestricted shares of common stock or cash at such time as the conditions specified in the applicable award agreement are satisfied. Our Board may, in its discretion, provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the recipient in a manner that complies with Section 409A of the Code. A recipient has no voting rights with respect to any RSUs. A grant of RSUs may provide the recipient with a right to receive dividend equivalents subject to the same restrictions on transfer and forfeitability as the awards with respect to which they relate and any such dividend equivalents will not be paid unless and until the underlying RSUs have vested and been earned.
Other Stock-Based Awards. Under the Amended Plan, our Board has the right to grant other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in the settlement of other awards granted under the Amended Plan or as payment in lieu of compensation to which a recipient is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or cash, as our Board determines. A grant of other stock-based awards may provide the recipient with a right to receive dividend equivalents subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they relate and any such dividend equivalents will not be paid unless and until such other stock-based award has vested and been earned.
Performance Awards. Awards granted under the Amended Plan may be subject to achievement of performance goals (a “performance award”). The performance goals to be achieved during a performance period shall be determined by the Board upon the grant of each performance award.

Certain Award Terms
Limitations on Repricing of Options or Stock Appreciation Rights; No Reload Options or Reload Stock Appreciation Rights. Unless approved by our stockholders or otherwise permitted under the terms of the Amended Plan as a result of changes in our capitalization or reorganization events: (1) no outstanding option or stock appreciation right may be amended to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of the option or stock appreciation right, (2) we may not cancel any outstanding option or stock appreciation right and grant in substitution therefor new awards under the Amended Plan (other than as specifically described under the heading “Substitute Awards” above) covering the same or a different number of shares of common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or stock appreciation right, (3) we may not cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise price or measurement price per share above the then-current fair market value of a share of our common stock, and (4) we may not take any other action under the Amended Plan that constitutes a “repricing” under the rules of the applicable listing standards of the national securities exchange on which the common stock is listed (if any) (the “Exchange Listing Standards”). No option or stock appreciation right granted under the Amended Plan shall contain any provision entitling the recipient to the automatic grant of additional options or stock appreciation rights in connection with any exercise of the original option or stock appreciation right.
Minimum Vesting; Limitations on Acceleration. No award may vest earlier than the first anniversary of its date of grant unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the recipient. This vesting limitation does not apply to (i) awards granted to non-employee directors or (ii) in addition to awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares available for issuance under the Amended Plan. In addition, the Amended Plan prohibits our Board from amending any award to make such award immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, except (i) upon the death or disability of the recipient, (ii) upon the merger, consolidation, sale, reorganization, recapitalization or change in control of the Company or other circumstance described in Section 10 of the Amended Plan, or (iii) in any other circumstance with respect to awards representing an aggregate of up to 5% of the maximum number of authorized shares available for issuance under the Amended Plan. In addition, the Board may provide, at any time and for any reason, that any award shall become immediately exercisable in whole or in part, free from some or all of the restrictions and conditions applicable to such award or otherwise realizable in whole or in part, as the case may be, solely to the extent required by an agreement, obligation or applicable law.
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the Amended Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding stock appreciation right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award, shall be equitably adjusted by the Company (or Substitute Awards may be made, if applicable) in the manner determined by the Board.
Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a reorganization event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock: (i) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation, (ii) upon written notice to a participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants, (v) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds, and (vi) any combination of the foregoing.
Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a reorganization event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding restricted stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock; provided, however, that the Board may provide for the termination or deemed satisfaction of such repurchase or other rights under the applicable award agreement or any other agreement between the participant and the Company. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the applicable award agreement, all restrictions and conditions on all outstanding restricted stock then will automatically be deemed terminated or satisfied.

Recoupment. An individual’s rights with respect to any award granted under the Amended Plan will in all events be subject to (i) any right that we may have under any company clawback policy or other agreement or arrangement with an individual, or (ii) any right or obligation that we may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
Administration; Eligibility to Receive Awards; Amendment and Termination
The Amended Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees of the Board. The Board will have the authority to grant awards under the Amended Plan and may construe and interpret the terms of the Amended Plan and any award agreements entered into thereunder. Discretionary awards to our non-employee directors may be granted and administered only by a committee of the Board, all of the members of which are independent directors as defined within the meaning of the Exchange Listing Standards. The timing and appropriate sizing of all awards granted under the Amended Plan will be determined in the sole discretion of the Board.
Our employees, officers, directors, consultants and advisors are eligible to be granted awards under Amended Plan. As of March 1, 2024, there were approximately 32,400 employees, 4 officers, 15 directors, and 1,420 consultants and advisors eligible to receive awards under the Amended Plan. As of March 1, 2024, approximately 360 employees, 4 officers, and 10 directors participated in the Amended Plan, and no consultants or advisors participated in the Amended Plan. The Board shall determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant in the Amended Plan and the extent to which, and the period during which, the participant, or the participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the award.
The Board may amend, suspend or terminate the Amended Plan or any portion of the Amended Plan at any time; provided that (i) no amendment that would require stockholder approval under the Exchange Listing Standards may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the Exchange Listing Standards are amended so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the Exchange Listing Standards, no amendment to the Amended Plan (A) materially increasing the number of shares authorized under the Amended Plan (other than as set forth in the Amended Plan), (B) expanding the types of awards that may be granted under the Amended Plan, or (C) materially expanding the class of participants eligible to participate in the Amended Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval.
Federal Income Tax Consequences
The U.S. federal income tax consequences of the Amended Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Amended Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending upon individual circumstances.
Section 409A of the Code. Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Board, the Amended Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.
Non-Qualified Stock Options. For federal income tax purposes, if participants are granted non-qualified stock options under the Amended Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to participants when participants are granted an incentive stock option under Section 422 of the Code or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes. Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.
Restricted Stock. For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. The grantee may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing a valid election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be generally taxable as capital gains or losses.
Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation rights, the fair market value of the shares of common stock received, determined on the date of exercise of the stock appreciation rights, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.
Performance Awards. The grantee generally will not realize taxable income at the time of the grant of the performance award, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.
Dividend Equivalents. The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and the Company will be entitled to a corresponding deduction.
RSUs. The grantee generally will not realize taxable income at the time of the grant of the RSU, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares of common stock, the grantee will have ordinary income, and the Company will be entitled to a corresponding deduction. RSUs may be subject to Section 409A of the Code, and the failure of any RSU that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed on the grantee under Section 409A of the Code, and certain interest penalties may apply.
Certain Tax Code Limitations on Deductibility. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), Section 162(m) included a performance-based compensation exception to the $1 million deduction limit, whereby compensation that satisfied the requirements of the performance-based compensation exception was deductible by the Company. The TCJA amended Section 162(m) to remove the performance-based compensation exception. Based on this removal, there is no longer an exception to the $1 million deduction limit, and the Section 162(m) performance-based compensation exception requirements are no longer applicable.

Plan Benefits under the Amended Plan
The awards, if any, that will be made to eligible participants under the Amended Plan are subject to the discretion of the Board, and thus the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to its executive officers, employees, directors and consultants under the Amended Plan. Therefore, the New Plan Benefits Table is not provided.
As required by applicable SEC disclosure rules, in order to comply with Item 10(b)(2)(ii) of Schedule 14A, the following table sets forth, for each of our named executive officers and certain groups, information regarding outstanding stock options under the 2010 Plan as of March 1, 2024:

Name and Position	Number of Options Outstanding	Weighted-Average Exercise Price
Lee Rivas, Chief Executive Officer	—	$—
John Sparby, President	22,965	$3.04
Jennifer Williams, Chief Financial Officer	—	$—
Kyle Hicok, Chief Commercial Officer	—	$—
Rachel Wilson, former Chief Financial Officer and Treasurer	—	$—
Gary Long, former Chief Commercial Officer	—	$—
Richard Evans, former Corporate Controller	247,085	$2.66
Bradford Kyle Armbrester, Director	—	$—
Clay Ashdown, Director	—	$—
Agnes Bundy Scanlan, Director	—	$—
Jeremy Delinsky, Director	—	$—
David M. Dill, Director	—	$—
Michael C. Feiner, Director	38,740	$11.65
Joseph Flanagan, Director	944,236	$2.84
John B. Henneman, III, Lead Director	527,714	$4.08
Matthew Holt, Director	—	$—
Neal Moszkowski, Director	—	$—
Dominic Nakis, Director	—	$—
Ian Sacks, Director	—	$—
Jill Smith, Director	29,377	$15.88
Anthony J. Speranzo, Chair of the Board	—	$—
Anthony R. Tersigni, Director	—	$—
Erik G. Wexler, Director	—	$—
All current executive officers as a group (4 persons)	22,965	$3.04
All current directors who are not executive officers as a group (15 persons)	1,540,067	$1.99
All employees, including all current officers who are not executive officers, as a group	1,011,408	$2.95

The following table summarizes information about the securities authorized for issuance under our equity compensation plans as of March 1, 2024:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by stockholders (1) (3)	13,677,336	$3.42	7,752,439
Equity compensation plans not approved by stockholders (2)	5,654,741	$—	519,830
Total	19,332,077		8,272,269

(1) Includes 2,574,440 outstanding stock options, 5,166,032 RSUs, and 5,936,864 PBRSUs awarded under the 2010 Plan. The number of shares included for PBRSUs represents the maximum number of shares subject to vesting. Since the RSUs and PBRSUs have no exercise price, they are not included in the weighted-average exercise price calculation in column b.
(2) Represents RSU and PBRSU inducement grants made in conjunction with the Cloudmed Acquisition. The number of shares included for PBRSUs represents the maximum shares that could vest. Since the RSUs and PBRSUs have no exercise price, there is no weighted-average exercise price calculation in column b. Remaining securities in column c will not be used for future issuance.
(3) Includes the Replacement RSUs, of which there were 702,270 Cloudmed Replacement RSUs and 1,983,791 Acclara Replacement RSUs as of March 1, 2024.
The following table summarizes information about the securities authorized for issuance under our equity compensation plans as of December 31, 2023:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by stockholders (1) (3)	12,580,339	$3.41	7,456,142
Equity compensation plans not approved by stockholders (2)	5,654,741	$—	519,830
Total	18,235,080		7,975,972

(1) Includes 2,647,202 outstanding stock options, 3,254,593 RSUs, and 6,678,544 PBRSUs awarded under the 2010 Plan. The number of shares included for PBRSUs represents the maximum number of shares subject to vesting. Since the RSUs and PBRSUs have no exercise price, they are not included in the weighted-average exercise price calculation in column b.
(2) Represents RSU and PBRSU inducement grants made in conjunction with the Cloudmed Acquisition. The number of shares included for PBRSUs represents the maximum shares that could vest. Since the RSUs and PBRSUs have no exercise price, there is no weighted-average exercise price calculation in column b. Remaining securities in column c will not be used for future issuance.
(3) Includes 702,270 Cloudmed Replacement RSUs as of December 31, 2023.
Approval of the Amended Plan Proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of R1 common stock present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal (provided that a quorum exists).
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDED PLAN PROPOSAL.

PROPOSAL 3 — THE SAY-ON-PAY PROPOSAL
We are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation” below, who we refer to as our “Named Executive Officers,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.
Our executive compensation program is designed to attract, motivate, and retain high quality executives, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our short and long-term financial and strategic goals and for driving corporate financial performance and stability. The program contains elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” or “CD&A,” beginning on page 41 describes in detail our executive compensation programs and the decisions made by our human capital committee with respect to the year ended December 31, 2023. At our 2023 annual meeting of stockholders, a majority of our stockholders supported a triennial vote on our executive compensation and, in response, our Board decided to hold advisory votes on the compensation of our Named Executive Officers every three years.
Our board of directors is asking stockholders to approve a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of R1 RCM Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof) or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our human capital committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Approval, on a non-binding, advisory basis, of the Say-on-Pay Proposal requires the affirmative vote of a majority in voting power of the votes cast by the holders of all shares of R1 common stock present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal (provided that a quorum exists).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

PROPOSAL 4 — THE AUDITOR RATIFICATION PROPOSAL
The audit committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although stockholder approval of the audit committee’s selection of Ernst & Young LLP is not required by law, R1 believes that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. R1 expects that a representative of Ernst & Young LLP, which is serving as our independent registered public accounting firm for the year ending December 31, 2024 and served as our independent registered public accounting firm for the year ended December 31, 2023, will be present at the Annual Meeting to make a statement if he or she wishes and will be available to respond to appropriate questions.
R1 incurred the following fees from its independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2023 and 2022 (in thousands):

Fee Category	2023	2022
Audit Fees	$4,745	$4,155
Audit-Related Fees	326	439
Tax Fees	76	10
All Other Fees	4	4
Total Fees	$5,151	$4,608
Audit Fees. Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements and certain foreign subsidiary statutory audits for both 2023 and 2022, and other fees relating to professional services provided in connection with our filings with the SEC, including any related consents and, for 2022, comfort letters. The fees for 2023 and 2022 included fees related to the Cloudmed Acquisition in 2022 and the first year of internal control testing for that component in 2023. Additionally, the fees for 2023 included fees relating to audit work for certain amended SEC filings relating to financial restatements and other specific events and transactions during the year.
Audit-Related Fees. Audit-related fees for 2023 included services relating to acquisition-related financial due diligence and the audit of the Company’s employee benefit plan. In 2022, audit-related fees included attestation services for service organizations as required by certain of the Company’s contracts with customers, which did not recur in 2023, and the audit of the Company’s employee benefit plan.
Tax Fees. Tax fees for 2023 and 2022 consisted of fees for tax compliance and related regulatory filings in foreign jurisdictions and tax advisory services including those relating to income tax reform and transfer pricing arrangements, including advance pricing arrangements, in both the U.S. and India.
All Other Fees. All other fees for 2023 and 2022 consisted primarily of a subscription for access to an accounting research tool.
The audit committee of the Board believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which is available in the “Governance Documents” subsection under “Governance” on the “Investor Relations” page of our website, www.r1rcm.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.
Pre-Approval of Audit and Non-Audit Services
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that R1 will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to R1 by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided. Our audit committee pre-approved all of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.
Approval of the Auditor Ratification Proposal requires the affirmative vote of a majority of votes cast by the holders of all shares of R1 common stock represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS
Security Ownership of Certain Beneficial Owners and Management
The following table provides information based on the 420,729,691 shares of R1 common stock outstanding on March 28, 2024 regarding beneficial ownership of our common stock:
•by each stockholder known by us to beneficially own more than 5% of our outstanding shares of common stock;
•by each of our directors, nominees for director and Named Executive Officers (as defined in the section titled “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and
•by all directors and executive officers as a group.
Unless noted otherwise, to our knowledge, each of the following persons listed below have sole voting and investment power with respect to the shares of common stock beneficially owned, except to the extent that authority is shared by spouses under applicable law. The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. Beneficial ownership includes any shares to which the person has either sole or shared voting power or investment power and also any shares of common stock the individual has the right to acquire within 60 days following March 28, 2024 through the vesting of RSUs, the exercise of any stock option, the exercise of any warrant, or any other right. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o R1, Inc., 433 W. Ascension Way, Suite 200, Murray, UT 84123.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of R1 Common Stock
5% Stockholders
TCP-ASC ACHI Series LLLP (1)	164,754,055	35.7%
Certain entities affiliated with New Mountain Capital (2)	135,985,588	32.3%
Directors and Named Executive Officers
Lee Rivas (3)	137,195	*
Jennifer Williams (4)	11,065	*
John Sparby (5)	299,983	*
Kyle Hicok (6)	7,954	*
Rachel Wilson (7)	105,449	*
Gary S. Long (8)	187,834	*
Bradford Kyle Armbrester (9)	11,324	*
Clay Ashdown	—	*
Agnes Bundy Scanlan (10)	17,363	*
Jeremy Delinsky (11)	11,324	*
David M. Dill (12)	27,281	*
Michael C. Feiner (13)	84,130	*
Joesph G. Flanagan (14)	4,315,726	1.0%
John B. Henneman, III (15)	599,828	*
Matthew Holt	—	*
Neal Moszkowski (1)	164,754,055	35.7%
Dominic Nakis	—	*
Ian Sacks	—	*
Jill Smith (16)	69,589	*
Anthony J. Speranzo (17)	56,962	*
Anthony R. Tersigni (18)	53,748	*
Erik G. Wexler	—	*
All executive officers and directors as a group (20 persons) (19)	170,457,527	36.8%

(1)    This information is derived exclusively from a Schedule 13D/A filed by TCP-ASC (such Schedule 13D, as amended, the “TCP-ASC Schedule 13D”) and the Reporting Persons (as defined in this footnote below) with the SEC on March 11, 2024. The following information is as reported in the TCP-ASC Schedule 13D: Consists of 124,289,200 shares of common stock and 40,464,855 shares of common stock issuable upon exercise of the Warrant (as defined in the TCP-ASC Schedule 13D). The warrant was issued by R1 to the Reporting Persons upon closing of the purchase (which occurred on February 16, 2016). Each of TCP-ASC, TCP-ASC GP, LLC (the “Partnership GP”), TI VI ACHI Holdings GP, LLC (the “Aggregator GP”), TI IV ACHI Holdings, LP (the “Aggregator”), TowerBrook Investors Ltd. (“TBI”), Neal Moszkowski, Ramez Sousou and Ascension (collectively, for the purposes of this footnote, the “Reporting Persons”) may be deemed to have shared voting and dispositive power with respect to all of the securities reported in TCP-ASC’s Schedule 13D. Certain of the Reporting Persons disclaim beneficial ownership over certain of the securities reported in TCP-ASC’s Schedule 13D, as set forth therein. The business address of TCP-ASC, the Partnership GP, the Aggregator GP, and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI and Mr. Moszkowski is TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022. The business address of Mr. Sousou is 1 St. James’s Market, Carlton Street, London X0 SW1Y4AH, U.K. The business address of Ascension is 101 S. Hanley Road, Suite 450, Saint Louis, Missouri 63105.

(2)    All such shares of common stock are held by CoyCo 1, L.P. and CoyCo 2, L.P. CoyCo GP, L.L.C. is the general partner of both CoyCo 1, L.P. and CoyCo 2, L.P. New Mountain Partners V (AIV-D), L.P. is the manager of CoyCo GP, L.L.C. The general partner of New Mountain Partners V (AIV-D), L.P. is New Mountain Investments V, L.L.C. and the manager of New Mountain Partners V (AIV-D), L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments V, L.L.C. New Mountain Investments V, L.L.C. has decision-making power over the disposition and voting of securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. New Mountain Capital, L.L.C. also has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P. Steven B. Klinsky, as the managing member of New Mountain Investments V, L.L.C., has voting and investment power over the securities held by New Mountain Investments V, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments V, L.L.C. has decision-making power over New Mountain Partners V (AIV-D), L.P. and (b) New Mountain Capital, L.L.C. has voting power over the securities of portfolio investments of New Mountain Partners V (AIV-D), L.P., Mr. Klinsky may be deemed to beneficially own the securities that New Mountain Partners V (AIV-D), L.P. holds of record or may be deemed to beneficially own. Mr. Klinsky, New Mountain Investments V, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the securities held by CoyCo 1, L.P. and CoyCo 2, L.P. The business address of each of the foregoing is c/o New Mountain Capital, L.L.C., 1633 Broadway, 48th Floor, New York, New York 10019.
(3)    Includes 71,767 shares of common stock and 65,428 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024. Does not include 130,852 shares underlying RSUs that vest subsequent to May 27, 2024 and 740,126 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(4)    Includes 11,065 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024. Does not include 22,129 shares underlying RSUs that vest subsequent to May 27, 2024 and 200,442 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(5)    Includes 269,000 shares of common stock, 8,018 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 22,965 shares of common stock underlying vested options. The 269,000 shares of common stock encompasses 30,046 shares held in a trust for the benefit of Mr. Sparby’s nieces and nephews. Does not include 16,036 shares underlying RSUs that vest subsequent to May 27, 2024 and 223,448 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(6)    Includes 7,954 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024. Does not include 15,907 shares underlying RSUs that vest subsequent to May 27, 2024 and 197,657 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.
(7)    Includes shares reported in Ms. Wilson’s most recent Form 4 filed on June 23, 2022 and 93,867 shares of common stock received upon settlement of PBRSUs received in 2023 and 2024, which were granted on May 1, 2020 and May 1, 2021. Does not include 34,300 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions. Ms. Wilson stepped down from her role as Chief Financial Officer and Treasurer on January 5, 2023 and assumed the role of Executive Advisor until June 30, 2023 when she separated from the Company.
(8)    Includes shares reported in Mr. Long’s most recent Form 4 filed on August 12, 2022 and 105,243 shares of common stock received upon settlement of PBRSUs received in 2023 and 2024, which were granted on May 1, 2020 and May 1, 2021. Mr. Long stepped down from his role on January 5, 2023 and separated from the Company on January 27, 2023.
(9)    Includes 11,324 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(10)    Includes 6,039 shares of common stock and 11,324 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(11)    Includes 11,324 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(12)    Includes 11,190 shares of common stock and 16,091 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(13)    Includes 34,066 shares of common stock, 11,324 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 38,740 shares of common stock underlying vested options.
(14)    Includes 3,362,429 shares of common stock, 9,061 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 944,236 shares of common stock underlying vested options. Does not include 102,332 shares underlying PBRSUs (at target) that are subject to performance-based vesting conditions.

(15)    Includes 60,790 shares of common stock, 11,324 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 527,714 shares of common stock underlying vested options.
(16)    Includes 26,505 shares of common stock, 13,707 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 29,377 shares of common stock underlying vested options.
(17)    Includes 42,063 shares of common stock and 14,899 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(18)    Includes 36,636 shares of common stock and 17,112 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024.
(19)    Includes 1,563,032 shares of common stock underlying options vested or vesting on or prior to May 27, 2024, 219,955 shares of common stock underlying unvested RSUs vesting on or prior to May 27, 2024, and 40,464,855 shares of common stock issuable upon exercise of the Warrant. Persons include executives and officers as of March 28, 2024.
Our Board of Directors
Set forth below is information about each director nominee as of March 28, 2024. There are no family relationships among any of our directors or executive officers.
Bradford Kyle Armbrester. Age 39. Mr. Armbrester has served on the Board since June 2022. Mr. Armbrester has been Executive Vice President, Operational Effectiveness for CVS Health Corporation, a leading health solutions company, since January 2024. Prior to CVS, Mr. Armbrester was Chief Executive Officer and a director of Signify Health, a healthcare payments technology company, from April 2018 to December 2023. Prior to this, Mr. Armbrester was Senior Vice President and Chief Product Officer at athenahealth, Inc., a provider of physician billing, practice management and electronic medical records services, from May 2015 to April 2018, leading the core product and operations division, and Vice President, Strategy & Corporate Development from May 2011 to May 2015, driving corporate development through strategic partnerships and investments. Mr. Armbrester holds an M.B.A. from Harvard Business School and an A.B. in Government from Harvard University. Mr. Armbrester is a CoyCo Designee. The Board believes Mr. Armbrester’s management experience and expertise in the healthcare sector qualify him to serve on the Board.
Clay Ashdown. Age 50. Mr. Ashdown has served on the Board since December 2023. Mr. Ashdown has served as Intermountain’s Chief Financial Officer since October 2023, where he has accountability over all finance and related functions at Intermountain, including finance operations, financial planning, accounting and internal audit, debt and credit management, rating agency and investor relations, payer contracting, revenue cycle, risk management, construction, and real estate. Mr. Ashdown has held numerous roles at Intermountain since joining the organization in 2000 and prior to his current role, Mr. Ashdown served as the Senior Vice President of Finance Operations. Before joining Intermountain, Mr. Ashdown worked at the public accounting firm of KPMG. Mr. Ashdown graduated from the University of Utah with a degree in Accounting and a minor in Russian, and he also earned an MBA from the University of Utah. Mr. Ashdown is the Intermountain Designee. The Board believes Mr. Ashdown’s proven leadership, extensive executive experience in healthcare experience, and deep knowledge of various finance-related functions qualify him to serve on the Board.
Agnes Bundy Scanlan, Esq. Age 66. Ms. Bundy Scanlan has served on the Board since August 2021. Ms. Bundy Scanlan is President of The Cambridge Group LLC, a regulatory risk management advisory firm, and has been in this role since May 2020. Prior to this role, Ms. Bundy Scanlan was Senior Advisor at Treliant LLC, a global consulting firm serving banks and other financial services providers, from 2017 to 2020 and from 2012 to 2015. Mr. Bundy Scanlan was the Northeast Regional Director at the Consumer Financial Protection Bureau from 2015 to 2017. From 2009 until 2011, Ms. Bundy Scanlan served as the Chief Regulatory Officer, Chief Compliance Officer and Global Chief Privacy Officer at TD Bank. In addition, Ms. Bundy Scanlan practiced law at Goodwin Procter LLP from 2005 to 2009 and held various C-Suite roles at Bank of America and FleetBoston Financial from 1994 to 2004. Ms. Bundy Scanlan has also served on the board of Truist Financial Corporation since April 2017 and the board of AppFolio, Inc. since November 2020. In addition, Ms. Bundy Scanlan served as an advisory board member of MassGeneral Hospital for Children. At present, Ms. Bundy Scanlan is a member of the Bars of the United States Supreme Court, the Commonwealths of Massachusetts and Pennsylvania, and the Superior Court of the District of Columbia. Recently, she received certifications from MIT in Artificial Intelligence, from University of Cambridge in Digital Transformation, and from Harvard in Cybersecurity. The Board believes Ms. Bundy Scanlan’s proven leadership, extensive regulatory risk and compliance management and legal experience, as well as her service on other corporate boards, qualify her to serve on the Board.

Jeremy Delinsky. Age 49. Mr. Delinsky has served on the Board since June 2022. Mr. Delinsky has been Chief Operating Officer of Devoted Health, a healthcare company delivering care for Medicare-eligible beneficiaries, since May 2017. From July 2015 to May 2017, Mr. Delinsky was Chief Technology Officer of Wayfair, an online furniture and home products retailer, where he was responsible for 24x7 site operations, software development, security, data science & analytics, and product management of the company’s supply chain operations. Prior to joining Wayfair, Mr. Delinsky served at athenahealth as Chief Product Officer from January 2015 to June 2015, as Chief Technology Officer from January 2010 to December 2014, and in a variety of other positions since joining athenahealth in November 2004. During his tenure at athenahealth, Mr. Delinsky was appointed to the Health IT Standards Committee by the Secretary of Health and Human Services and was the founding Chairman of the Board of the CommonWell Health Alliance, an industry trade association focused on the interoperability of electronic health record platforms. Mr. Delinsky began his career in the Strategy & Operations practice at Deloitte Consulting. Mr. Delinsky received a B.A. with Honors from Wesleyan University, where he was elected Phi Beta Kappa, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business where he was awarded the Henry J. Kaiser Family Foundation Prize for leadership potential in the field of health care. Mr. Delinsky is a CoyCo Designee. The Board believes Mr. Delinsky’s management experience and expertise in the healthcare sector qualify him to serve on the Board.
David M. Dill. Age 55. Mr. Dill has served on the Board since April 2021. Mr. Dill has been the Chief Executive Officer of LifePoint Health, a diversified healthcare delivery network, since October 2018, as well as Chairman of LifePoint since October 2021. Mr. Dill joined LifePoint in 2007 as Executive Vice President and Chief Financial Officer before serving as President and Chief Operating Officer from 2009 to 2018 and as President and Chief Executive Officer from 2018 to October 2021. Before joining LifePoint, he was Executive Vice President of Fresenius Medical Care North America and Chief Executive Officer in the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, a provider of kidney dialysis and other products and solutions for patients with renal failure and chronic kidney disease. Mr. Dill is a former chairman of the board for the Federation of American Hospitals and currently serves as a member of the Federation’s board and Executive Committee. He is also chair of the board of directors for the Nashville Health Care Council and a member of the board of trustees for the Murray State University Foundation. The Board believes Mr. Dill’s proven leadership, extensive experience as a healthcare executive, including as a chief executive officer, and experience serving on corporate boards qualify him to serve on the Board.
Michael C. Feiner. Age 81. Mr. Feiner has served on the Board since March 2017. Mr. Feiner is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has been its President since the firm’s founding in 1996. Mr. Feiner was also Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner was a professor and the Sanford C. Bernstein & Co. Ethics Fellow at Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he was Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. Mr. Feiner also served on the board of Agiliti, Inc. (f/k/a Universal Hospital Services, Inc.), a medical equipment rental and services company, from to June 2012 until January 2019. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want to Perform Better for You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. Mr. Feiner is a TCP-ASC Designee. The Board believes Mr. Feiner’s extensive experience and knowledge in the field of human resources, as well as his experience as a senior officer of a large public corporation, qualify him to serve on the Board.
Joseph Flanagan. Age 52. Mr. Flanagan has served on the Board since May 2016. Previously, Mr. Flanagan served as an Executive Advisor to the Chief Executive Officer of R1 from January 2023 until June 2023, Chief Executive Officer of R1 from June 2021 until January 2023, and President and Chief Executive Officer of R1 from May 2016 until June 2021. Before joining R1 as Chief Operating Officer in April 2013, he was senior vice president of worldwide operations and supply chain at Applied Materials, Inc. from 2010 to 2013. He also held leadership positions up to President of Nortel Business Services for Nortel Networks from 2006 to 2010. Prior to Nortel, his executive trajectory began while working for General Electric, holding management positions in many divisions from 1993 to 2006. Mr. Flanagan also serves on the board directors of GoHealth. The Board believes that Mr. Flanagan’s leadership experience, depth of understanding of our business, market knowledge gained as R1 Chief Operating Officer, President, and Chief Executive Officer, and his senior level experience serving large, publicly held corporations with global operations, qualify him to serve on the Board.

John B. Henneman, III. Age 62. Mr. Henneman has served on the Board since February 2016. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. From September 2014 until November 2018, Mr. Henneman served at NewLink Genetics Corporation in various capacities, including as Chief Financial Officer until July 2018 and then as the Chief Administrative Officer. From 1998 to 2014, Mr. Henneman served at Integra LifeSciences Holdings Corp., a medical device company, in various capacities, including most recently as Chief Financial Officer and as Chief Administrative Officer, responsible for Integra’s regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions, the management of Integra’s surgical instruments business, and Integra’s business development function. Mr. Henneman serves on the boards of directors of Orthofix Medical Inc., a spine and orthopedics medical device company, Aprea Therapeutics Inc., a clinical-stage biopharmaceutical company, and Anika Therapeutics, Inc., a global joint preservation company. Mr. Henneman previously served on the board of SeaSpine Holdings Corporation, a global medical technology company, from July 2015 until January 2023. Mr. Henneman is a TCP-ASC Designee. The Board believes Mr. Henneman’s senior management experience and his service on the boards of several public companies, as well as his extensive experience in the areas of finance, financial accounting, business transactions, and mergers and acquisitions, qualify him to serve on the Board.
Matthew Holt. Age 47. Mr. Holt has served on the Board since June 2022. Mr. Holt is a Managing Director and President, Private Equity of New Mountain Capital L.L.C. Since August 2001, he has focused on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. Mr. Holt has served on the board of directors of Avantor, Inc. since 2010, and is chair of Avantor’s Compensation & Human Resources Committee. He has also served as chair of the board of directors of Signify Health from December 2017 until March 2023 and serves as a director of a number of privately-held companies. Mr. Holt holds an A.B. in English and American Literature and Language from Harvard College. Mr. Holt is a CoyCo Designee. The Board believes that Mr. Holt’s management and advisory experience with various companies in the healthcare industry, as well as his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, qualify him to serve on the Board.
Neal Moszkowski. Age 58. Mr. Moszkowski has served on the Board since February 2016. Mr. Moszkowski is a co-founder and co-chair of TowerBrook Capital Partners L.P., an investment management firm, and served as the firm’s co-chief executive officer from its inception in March 2005 until February 2022. Mr. Moszkowski is a director of Compassus, a TowerBrook portfolio company. Mr. Moszkowski’s past directorships include service on the boards of WellCare Health Plans and Sound Inpatient Holdings, former TowerBrook portfolio companies, as well as the board of Integra LifeSciences Holdings Corporation and JetBlue. Mr. Moszkowski is a TCP-ASC Designee. The Board believes Mr. Moszkowski’s senior executive leadership skills and experience, finance and investment background and experience serving on numerous corporate boards, including for public and private companies operating in the health care industry, qualify him to serve on the Board.
Dominic Nakis. Age 67. Mr. Nakis has served on the Board since August 2023. Mr. Nakis currently serves as Sutter’s Senior Vice President and Interim Chief Financial Officer, where he is responsible for Sutter’s overall financial operations, including financial planning and analysis, investments, treasury, accounting and controls, revenue cycle, decision support, managed care contracting, actuarial, and underwriting. Mr. Nakis also oversees supply chain and Sutter’s health plan. Prior to joining Sutter in May 2023, Mr. Nakis held various roles at Advocate Aurora Health (“Advocate”) and its predecessor organizations for over 35 years, most recently serving as Chief Financial Officer and Advocate Board Treasurer from April 2018 to March 2023. Mr. Nakis began his career in the assurance practice at Ernst & Young in Chicago. He is a member of the Healthcare Financial Management Association and is a past member of the American Hospital Association Investment Committee and the Healthcare Financial Management Association’s National Principles and Practices Board. Mr. Nakis earned a bachelor’s degree in accounting from the University of Illinois at Chicago and an MBA from DePaul University’s Kellstadt Graduate School of Business. Mr. Nakis is a certified public accountant (inactive). Mr. Nakis is the Sutter Designee. The Board believes that Mr. Nakis’ proven leadership, extensive healthcare experience and expertise in finance, including as a chief financial officer, qualify him to serve on the Board.
Lee Rivas. Age 49. Mr. Rivas has served on the Board and as Chief Executive Officer of R1 since January 2023. He was previously President of R1 from June 2022, when R1 closed the acquisition of Cloudmed, until December 2022, during which time he led a successful post-transaction integration of Cloudmed, building a comprehensive revenue cycle platform on a foundation of commercial excellence, industry expertise, scalable technology, and intelligent automation. Mr. Rivas has more than 20 years of leadership experience in technology and healthcare. Prior to joining R1, he was Chief Executive Officer of Cloudmed from June 2020 to June 2022. From June 2006 to May 2020, Mr. Rivas was also a senior leader at RELX, a global provider of information analytics solutions. His last role at RELX was General Manager and President of the healthcare segment, with responsibility over $1 billion in revenue across the Elsevier and LexisNexis Risk Solutions division. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey & Company. He began his career as an officer in the U.S. Army, where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and has an M.B.A. from Harvard Business School. The Board believes that his leadership experience, including his senior level experience in several healthcare technology businesses, and the depth of his understanding of our business, as well as the healthcare and technology sectors, qualify him to serve on the Board.

Ian Sacks. Age 53. Mr. Sacks has served on the Board since February 2016. Mr. Sacks is a Managing Director of TowerBrook, where he focuses on healthcare and business services related investments, and has been at the firm since its inception in 2005. Prior to joining TowerBrook, Mr. Sacks was a Management Partner of Soros Private Equity Partners and Chairman and Chief Executive Officer of HelpCare prior to that. Mr. Sacks has served as a director of HealthEquity, Inc. since April 2004. He also serves on the board of directors of TriMedx, Compassus, and Regent Surgical, each of which is a TowerBrook portfolio company. Previously, Mr. Sacks served as a director of Sound Inpatient Physicians and The Broadlane Group, as well as Vistage Worldwide, all prior TowerBrook portfolio companies. Mr. Sacks is a TCP-ASC Designee. The Board believes Mr. Sacks’ deep knowledge of the healthcare services and technology sectors, investment experience, as well as his experience serving on the boards of public and private companies operating in the healthcare industry, qualify him to serve on the Board.
Jill Smith. Age 65. Ms. Smith has served on the Board since April 2019. Ms. Smith brings more than 25 years of experience as an international business leader, including 17 years as chief executive officer of private and public companies in the technology and information services markets. Most recently, Ms. Smith was President and Chief Executive Officer of Allied Minds plc, a technology commercialization company, from March 2017 to June 2019, and prior to that was Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith started her career as a consultant at Bain & Company, where she most recently served as a Partner. She subsequently joined Sara Lee as Vice President, and went on to serve as President and Chief Executive Officer of eDial, a VoIP collaboration company, and of SRDS, a business-to-business publishing firm. She also served as Chief Operating Officer of Micron Electronics, and co-founded Treacy & Company, a consulting and boutique investment business. Ms. Smith has served as a director of Check Point Software Technologies, Inc. since November 2023, Aspen Technology, Inc. since April 2021, and MDA Ltd. since 2019. She previously served as a director of Circor International from 2020 to 2023, Gemalto NV from 2016 to 2018, Allied Minds from 2016 to 2019, Endo International from 2012 to 2018 and Hexagon AB from 2013 to 2017. The Board believes Ms. Smith’s proven leadership, extensive experience as a technology executive, including as a chief executive officer, and experience serving on corporate boards qualify her to serve on the Board.
Anthony J. Speranzo. Age 75. Mr. Speranzo has served on the Board since February 2016. Mr. Speranzo has been Chief Executive Officer and President of Ascension Capital, LLC, which manages Ascension’s investment funds since July 2019. Prior to this role, Mr. Speranzo was Executive Vice President and Chief Financial Officer of Ascension, the parent corporation of Ascension Health, from the corporation’s formation in September 2011 until July 2019. From 2002 to September 2011, Mr. Speranzo was Senior Vice President and Chief Financial Officer of Ascension Health. Prior to joining Ascension Health, Mr. Speranzo was Managing Director at U.S. Bancorp Piper Jaffray in Newport Beach, California. Mr. Speranzo has also served on several hospital and corporate boards. Mr. Speranzo is a TCP-ASC Designee. The Board believes Mr. Speranzo’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on the Board.
Anthony R. Tersigni. Age 74. Dr. Tersigni has served on the Board since August 2019. Dr. Tersigni has been Chair of the Board of Ascension Capital, LLC, Ascension’s healthcare investment fund since July 2019. Prior to this role, Dr. Tersigni was President and Chief Executive Officer of Ascension from January 2012 until January 2019. Dr. Tersigni also served on the board of ProAssurance Corporation from May 2012 to May 2015. Before becoming the first President and Chief Executive Officer of Ascension in 2012, Dr. Tersigni had served as President and Chief Executive Officer of Ascension Health since 2004. Previously he served as Ascension Health’s Executive Vice President and Chief Operating Officer from 2001 through 2003. From 1995 to 2000, Dr. Tersigni was President and Chief Executive Officer at St. John Health, Detroit (now Ascension St. John-Providence Health), which at that time was Ascension Health’s largest integrated health system. Dr. Tersigni is a TCP-ASC Designee. The Board believes Dr. Tersigni’s proven leadership and extensive executive experience in healthcare, as well as his experience serving on hospital and corporate boards, qualify him to serve on the Board.
Erik G. Wexler. Age 60. Mr. Wexler has served on the Board since January 2024. Mr. Wexler has served as Providence’s President and Chief Operating Officer since June 2022. Mr. Wexler is responsible for operational oversight and strategy for Providence, and works to ensure access to a portfolio of vital, high-quality and affordable services across the Providence footprint while also leading the organization’s care transformation strategies. Mr. Wexler has held numerous roles at Providence since joining the organization; prior to his current role, Mr. Wexler served as President of Operations, Providence South, beginning June 2020, and prior to that as Chief Executive, Southern California, in May 2016. Mr. Wexler holds a bachelor’s degree in sociology and an MBA from the University of Hartford in Connecticut. Mr. Wexler is the Providence Designee. The Board believes Mr. Wexler’s management experience and expertise in the healthcare sector qualify him to serve on the Board.
Our Executive Officers
Our executive officers and their respective ages and positions, as of March 28, 2024 are described below. Our officers serve until they resign or the board terminates their position.
Lee Rivas. See “Our Board of Directors” above.

Kyle Hicok. Age 44. Mr. Hicok has served as our Executive Vice President, Chief Commercial Officer since January 2023. Mr. Hicok joined R1 following the acquisition of Cloudmed, where he served as President and General Manager from June 2017 to January 2023. Prior to Cloudmed, Mr. Hicok served in numerous positions where he was responsible for multi-state revenue cycle operations, national consulting and shared service operations, including as Vice President of Revenue Cycle Management at Optum360 from 2014 to 2017, in various roles at MedeAnalytics from 2010 to 2013, Huron Consulting Group Practice from 2008 to 2009, and Stockamp & Associates from 2001 to 2008. Mr. Hicok has a B.A. in Financial Economics from Gustavus Adolphus College and an M.B.A. from the University of Florida.
John Sparby. Age 48. Mr. Sparby has served as our President since January 2023. Previously, Mr. Sparby was our Executive Vice President, Operations & Delivery and Chief Operating Officer from January 2021 to June 2022 and our Executive Vice President, Chief Solutions and Customer Officer from June 2022 to December 2022. Prior to that role, he served as Executive Vice President, Customer Operations as the operational leader of our revenue cycle customer engagements from January 2017 to December 2020. Mr. Sparby joined R1 in January 2004 as Customer Executive and has since served R1 as Shared Services Operating Executive from January 2008 to December 2010, General Manager, East Region from January 2011 to December 2013, and Senior Vice President, Customer Operations from January 2014 to December 2016. Prior to joining R1, Mr. Sparby spent six years at Stockamp & Associates leading large-scale, end-to-end revenue cycle re-engineering projects for primarily academic health systems achieving significant income statement and balance sheet improvements.
Jennifer Williams. Age 47. Ms. Williams has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2023. She previously served as Executive Vice President, Business Chief Financial Officer from June 2022, following the acquisition of Cloudmed, until January 2023. Prior to joining the Company, Ms. Williams served as Chief Financial Officer of Cloudmed beginning in July 2020. Prior to Cloudmed, Ms. Williams served as Senior Vice President, Finance and Chief Financial Officer of Corporate functions for Change Healthcare, a healthcare technology company, from October 2017 to July 2020 and led the financial integration of the Change Healthcare and McKesson joint venture and its subsequent initial public offering. Earlier in her career, Ms. Williams was the corporate controller and global finance leader at First Advantage and held various leadership positions at LexisNexis Risk Solutions. Ms. Williams began her career with Ernst & Young. Ms. Williams holds B.S. and Master of Accountancy degrees from Auburn University and is a Certified Public Accountant.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
R1’s Commitment, Mission, and Approach to ESG
As a leading provider of technology-driven solutions that transform the financial performance and patient experience for health systems, hospitals, and physician groups, R1’s mission is to make healthcare work better for all. R1 delivers on its mission in alignment with its environmental, social, and governance (“ESG”) strategy and commitments by striving to improve the outcomes of R1’s clients and their patients, better the workplace experience for R1’s nearly 30,000 global employees, provide support for its communities, improve environmental conditions, safeguard operations, and ensure strong governance and leadership.
R1’s approach to ESG focuses on assessing and addressing ESG factors that make the greatest impact on solving sustainable development challenges and reflect the Company’s commitment to serve responsibly its stakeholders – clients and their patients, employees, communities, and stockholders. R1’s ESG focus areas include:
•Access to Healthcare
•Cybersecurity & Data Privacy
•System Risk from Technical Disruption
•Regulatory Assessment & Compliance
•Professional Integrity & Culture
•Inclusion & Diversity
•Environmental Footprint
•Corporate Governance
R1’s ESG program is managed by the Company’s ESG steering workgroup, with executive leadership from the Chief Compliance Officer and the Chief Financial Officer. The steering workgroup includes internal, cross-functional resources and external advisors, with continuous input and support from R1’s Board ESG liaison. In alignment with the Company’s mission and commitments, the steering workgroup continually evaluates potential ESG risks and opportunities to best understand its stockholders’ views and in consideration of ESG-related regulatory developments and industry guidance. In addition, R1 solicits stockholder feedback and values the input received through its continuous outreach program.
On March 27, 2024, R1 published its fourth annual ESG report, sharing and illustrating its ESG strategy, initiatives, and programming. R1’s 2023 ESG report, and further details on its ESG program, are available online on the R1 website. The information provided on the R1 website is not part of this proxy statement and is not incorporated herein by reference.
Governance of Corporate Responsibility
R1 believes good governance at all levels is necessary to drive corporate responsibility, and the Board and management team are committed to maintaining a comprehensive focus on ESG, with senior executive leadership of its ESG efforts and accountability at the board and board committee level. As part of this commitment, each of R1’s four Board committees, detailed below, provides oversight for and input into R1’s ESG focus areas. R1’s compliance & risk management committee has dedicated oversight of R1’s ESG strategy and reporting, and the audit, human capital, and nominating & corporate governance committees provide guidance on specific ESG issues.

Focus Areas	Audit	Human Capital	Nominating & Corporate Governance	Compliance & Risk Management
Access to Healthcare				X
Cybersecurity & Data Privacy*	X			X
Systemic Risk from Technical Disruption	X			X
Regulatory Assessment & Compliance	X			X
Professional Integrity & Culture		X		X
Inclusion & Diversity		X	X
Environmental Footprint				X
Corporate Governance			X
*    The audit committee has financial systems regulation and compliance focus in this area.

Each of R1’s Board committees received at least quarterly updates from the Company’s management team. The audit and compliance & risk management committees, in particular, are informed of progress in a number of salient ESG areas, including cybersecurity, data protection and privacy, healthcare regulatory, operational and systems audits and controls, and financial audits and controls.
The audit committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the Company’s internal audit function and independent auditors, and provides oversight to, and receives reports on, the Company’s cybersecurity program.
R1’s compliance & risk management committee oversees the Company’s compliance with legal and regulatory requirements and ethical standards, the operations of the Company’s Compliance & Ethics program and Risk Management program, and the Company’s interactions and relationships with regulatory and enforcement agencies in the U.S. and other countries. Further, the compliance & risk management committee oversees R1’s non-financial compliance, enterprise-wide risk management, and privacy efforts in alignment and coordination with the audit committee.

STOCKHOLDER ENGAGEMENT
The Board and management value and consider our stockholders’ perspectives. To help ensure R1 understands and focuses on the priorities that matter most to its stockholders, our directors and senior management proactively conduct extensive investor outreach throughout the year. In addition to discussing business results and initiatives, strategy and capital structure, R1 engages with investors on various other matters integral to its business and to R1 as a company, such as governance practices, risk management, and ESG.
Specific Ways R1 Engaged with Stockholders in 2023
In 2023, R1 presented at eight industry conferences, three industry events, and held five non-deal road shows. In addition, R1 had ongoing meetings with covering analysts and responded to inbound requests from both active and interested investors. Presentation materials from our attendance at investor conferences are available to our stockholders through our filings with the SEC or under “Events & Presentations” on the “Investor Relations” portion of our website at ir.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference. In addition, R1 conducted an investor sentiment study through a third-party advisor, from which constructive feedback was received from both stockholders and covering analysts. Management carefully considered and evaluated this feedback throughout the year and plans to incorporate certain items, including R1-hosted investor events and certain changes to sales and growth metrics, throughout fiscal year 2024.
Further, R1 re-engaged with stockholders in anticipation of publishing its fourth ESG report in March, as discussed herein. Through discussions with these stockholders, R1 received positive feedback on last year’s report and helpful input with respect to various aspects of our efforts, including the commitment to provide and expand metrics and reporting on our ESG practices as reflected in the 2023 report.
Stockholders and other interested parties who would like to communicate with one or more members of the Board, a committee of the Board, the Board Chair or the Lead Director may do so by writing to any such party at R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations or corporate secretary, or by email: investorrelations@r1rcm.com. Correspondence that is unrelated to the duties and responsibilities of the Board, including solicitations, will not be forwarded to the Board.

CORPORATE GOVERNANCE
The Board believes that good corporate governance is important to ensure that R1 is managed for the long-term benefit of its stockholders. This section describes key corporate governance guidelines and practices that R1 has adopted. Complete copies of the corporate governance guidelines, committee charters and Code of Integrity described below are available in the “Governance Documents” subsection under “Governance” on the “Investor Relations” page of our website, www.r1rcm.com. Alternatively, you can request a copy of any of these documents by writing to R1 RCM Inc., 433 W Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations, email: investorrelations@r1rcm.com.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of R1 and its stockholders. A copy of these guidelines is posted on the “Investor Relations” section of our website. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:
•the Board’s principal responsibility is to oversee the management of R1;
•directors have an obligation to become and remain informed about R1 and its business;
•directors are responsible for determining that effective systems are in place for periodic and timely reporting to the Board on important matters concerning R1;
•directors are responsible for attending Board meetings and meetings of committees on which they serve;
•a majority of the members of the Board shall be independent directors;
•each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to R1, including preparing for and attending meetings;
•the non-management directors meet in executive session at least semi-annually;
•directors have full and free access to officers and employees of R1, and the right to hire and consult with independent advisors at our expense;
•new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, the Board and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Board Leadership Structure
The Board does not have a formal policy on whether the offices of the chair of the Board and chief executive officer should be separate and, if they are to be separate, whether the chair of the Board should be selected from among the independent directors or should be an employee of R1. Our Corporate Governance Guidelines provide that in the event that the chair of the Board is not an independent director, the nominating and corporate governance committee will designate an independent director to serve as “Lead Director,” to be appointed by a majority of the independent directors. Anthony J. Speranzo and John B. Henneman, III serve as chair and Lead Director, respectively, of the Board.
The Lead Director has the following functions:
•Chair any meeting of the non-management or independent directors in executive session;
•Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;
•Facilitate communications between other members of the Board and the chair of the Board and/or the chief executive officer; however, each director is free to communicate directly with the chair of the Board and with the chief executive officer;
•Work with the chair of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and
•Otherwise consult with the chair of the Board and/or the chief executive officer on matters relating to corporate governance and Board performance.
Unless the Board determines otherwise, an individual will serve as Lead Director for no more than three consecutive years.

Board Determination of Independence
Our common stock is traded on The Nasdaq Global Select Market (“Nasdaq”). Pursuant to Nasdaq listing standards, a director currently or recently employed by R1 or not satisfying other bright-line independence standards under Nasdaq requirements cannot be deemed to be an “independent director.” In addition, in accordance with Nasdaq listing standards, a director will qualify as “independent” only if the Board affirmatively determines that he or she has no material relationship with R1, either directly or as a partner, stockholder or officer of an organization that has a relationship with R1. Ownership of a significant amount of R1 stock, by itself, does not constitute a material relationship.
The Board currently consists of Bradford Kyle Armbrester, Clay Ashdown, Agnes Bundy Scanlan, Jeremy Delinsky, David M. Dill, Michael C. Feiner, Joseph Flanagan, John B. Henneman, III, Matthew Holt, Neal Moszkowski, Dominic Nakis, Lee Rivas, Ian Sacks, Jill Smith, Anthony J. Speranzo, Anthony R. Tersigni, and Erik. G. Wexler. The Board has affirmatively determined that each of Mss. Bundy Scanlan and Smith and Messrs. Armbrester, Delinsky, Feiner, Henneman, Holt, Moszkowski, and Sacks is “independent” within the meaning of Nasdaq rules. In determining that Messrs. Moszkowski and Sacks are independent, the Board considered all of the relationships described under “Related Party Transactions—Strategic Transaction.” In determining that Mr. Sacks is independent, the Board also considered payments that R1 made to HealthEquity, Inc., where Mr. Sacks serves as a director, for administrative fees. The payments that we made to HealthEquity, Inc. in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 5% of HealthEquity, Inc.’s consolidated gross revenues for the year in which such payments were received. In determining that Mr. Holt is independent, the Board considered all of the relationships described under “Related Party Transactions—Cloudmed Transactions.” Messrs. Ashdown, Dill, Flanagan, Nakis, Rivas, Speranzo, Tersigni and Wexler, as well as Brian K. Dean and Janie Wade while they served on the Board in 2023, are not independent under Nasdaq listing standards.
Board and Committee Evaluations
The Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Each year, the nominating and corporate governance committee reviews and determines the design, scope, content, and leads the execution of the evaluation. The evaluation process consists of assessments of the Board and each standing committee of the Board. Written questionnaires solicit feedback on a range of issues, including Board and committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; interaction with advisors and other parties, such as auditors; and information and resources.
Following completion of the written questionnaires, aggregated results are provided by the nominating and corporate governance committee to the Board members for discussion. Director suggestions for improvements based on evaluation results, as well as to evaluation questionnaires and process, are considered for incorporation for the following year.
Director Nomination Process
The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes the use of search firms, requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the Board.
In considering whether to recommend any particular candidate for inclusion on the Board or directors’ slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for Board membership. The Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, disability, and professional expertise and experience, should be an important factor in Board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. R1 believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
Additionally, the TCP-ASC Investor Rights Agreement, the Securities Purchase Agreement with Intermountain, the CoyCo Investor Rights Agreement, the Sutter Director Nomination Agreement, and the Providence Director Nomination Agreement provide, among other things, each of TCP-ASC, Intermountain, the CoyCo Entities, Sutter, and Providence with certain rights regarding the nomination of directors subject to certain contractual requirements. See “Related Party Transactions—Cloudmed Transactions—Investor Rights Agreement (CoyCo Entities),” “Related Party Transactions—Cloudmed Transactions—Amended and Restated Investor Rights Agreement (TCP-ASC),” “Related Party Transactions—Sutter Transactions—Director Nomination Agreement,” and “Related Party Transactions—Providence Transactions—Director Nomination Agreement.”

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to: Nominating and Corporate Governance Committee, c/o R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Corporate Secretary. See “Information about the Annual Meeting and Voting—How and when may I submit a stockholder proposal for the 2025 Annual Meeting?” Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends such individual’s election, then such individual’s name will be included in our proxy card for the next annual meeting.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and criteria for new Board members to identify opportunities for enhancing the board’s overall skill profile. The nominating and corporate governance committee also considers succession planning in light of anticipated retirements, and for Board and committee chair roles, to maintain relevant expertise and depth of experience.
Board Meetings and Attendance
The Board met nine times during the fiscal year ended December 31, 2023, and the non-management directors met in an executive session of the Board four times during the same period, in each case either in person or by teleconference. During 2023, each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served, except for Messrs. Armbrester, Flanagan, Holt, Moszkowski, and Nakis. The Company believes that director attendance in 2023 was generally impacted by a combination of a large number of special meetings that had to be called on short notice and prior commitments.
Board Diversity Matrix
As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, disability, and professional expertise and experience, is an important factor in Board composition. The below sets forth the self-identified diversity characteristics of the Board as of the R1 Record Date. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f). To see our Board diversity matrix as of April 4, 2023, see our proxy statement filed with the SEC on April 4, 2023.

Board Diversity Matrix (as of April 12, 2024)

Total Number of Directors	17
	Female	Male	Did Not Disclose
Part I: Gender Identity
Directors	2	13	2
Part II: Demographic Background
African American or Black	1	—	—
Hispanic or Latinx	—	1	—
White	1	11	—
Two or More Races or Ethnicities	—	1	—
Did Not Disclose Demographic Background	—	—	2

 Director Skills and Experience
The nominating and corporate governance committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on the Board. The Board has continually sought directors with backgrounds and skills important to the priorities of R1. The breadth of experience and skills of the current Board is exemplified by the chart below. These skills and attributes do not represent all the knowledge, skills and experience or attributes of our directors.

Corporate Governance					11
ESG	4
Ethics / Integrity										16
Executive Leadership / Management										16
Finance / Treasury / Capital Markets					11
Global / International Business				10
Government / Regulatory			7
Healthcare							13
Human Capital Management / Executive Compensation						12
Investments				10
Mergers / Acquisitions									15
Other Boards of Directors							13
Risk Management								14
Technology / Privacy / Data Security Management		6
Director Attendance at Annual Meeting of Stockholders
Our Corporate Governance Guidelines provide that directors are encouraged to attend meetings of stockholders at which non-routine matters will be considered. 13 of our 16 then-current directors attended our 2023 Annual Meeting of Stockholders.

Risk Management
The Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full board has overall responsibility for risk oversight, it has delegated primary oversight of risk to the compliance & risk management committee, which holds primary responsibility for overseeing our risk management function, in partnership and coordination with our other committees. The Board established a compliance & risk management committee in 2016 to assist the Board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our compliance and ethics program and risk management program (collectively, our “Compliance and Risk Programs”), and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. Further, the audit committee has primary responsibility for overseeing financial and public company risks and management thereof. Our audit committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to R1. Our human capital committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our human capital committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our nominating and corporate governance committee oversees our major corporate governance risks. Our technology committee, formed on February 28, 2024, will coordinate with the audit and compliance & risk management committees to ensure appropriate collaboration with respect to financial and reporting controls and procedures, risk management, and data governance. In addition, the entire Board is actively involved in overseeing our management of enterprise risks. For example, the Board engages in periodic discussions with such R1 officers as the Board deems necessary, including the chief executive officer, chief financial officer and other executive officers. R1 believes that the leadership structure of the Board supports effective risk management oversight.
The board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic direction and objectives. We are committed to ensuring the Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to what we believe are the most significant risks that could affect our business.
For additional information relating to risk management of corporate responsibility, see the section titled “Corporate Social Responsibility and Sustainability—Governance of Corporate Responsibility.”
Board Committees
The Board has established an audit committee, a human capital committee, a nominating and corporate governance committee, a compliance & risk management committee, and a technology committee. Each committee operates under a charter that has been approved by the Board. Copies of each committee’s charter are available in the “Governance Documents” subsection under “Governance” on the “Investor Relations” page of our website, www.r1rcm.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
From time to time, the Board also forms additional committees for specific purposes and limited durations. As previously disclosed, in March 2024, a special committee comprised solely of independent directors of the Board (the “Special Committee”) was formed to evaluate all strategic alternatives to maximize value for all of the Company’s shareholders.
Audit Committee
Our audit committee is composed of Mr. Henneman, Ms. Smith and Mr. Delinsky, with Mr. Henneman serving as chair of the committee. The Board has determined that each member of its audit committee is independent under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. The Board has further determined that each of Mr. Henneman and Ms. Smith is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our audit committee assists the Board in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met 14 times during 2023.

The audit committee’s responsibilities include:
•appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;
•coordinating the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, Code of Integrity, and internal audit function;
•establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•periodically meeting separately with our independent registered public accounting firm, management and internal auditors;
•discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;
•establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;
•discussing our policies with respect to risk assessment and risk management;
•reviewing risks discussed by the compliance & risk management committee of the Board for consideration in its review of our financial systems control environment;
•regular reviews of our cybersecurity program and procedures;
•reviews regarding management of systemic risk, disaster recovery and business continuity as related to financial and reporting systems and controls;
•preparing the audit committee report required by SEC rules;
•in coordination with the human capital committee, evaluating our senior financial management; and
•at least annually, evaluating its own performance.
All audit services to be provided to R1 and all non-audit services, other than de minimis non-audit services, to be provided to R1 by our independent registered public accounting firm must be approved in advance by our audit committee.
Human Capital Committee
Our human capital committee is composed of Mr. Sacks, Mr. Feiner, Mr. Holt, and Ms. Smith, with Mr. Sacks serving as chair of the committee. The Board has determined that each member of our human capital committee is independent under the applicable Nasdaq listing standards. The human capital committee met six times during 2023.
Our human capital committee assists the Board in the discharge of its responsibilities relating to the compensation of our executive officers and directors, the performance evaluation of senior executives and the review of our talent development processes and culture related items. Certain actions of the human capital committee, such as granting equity compensation awards and performance awards, may be taken by a sub-committee of the human capital committee. In May 2018, the human capital committee formed a sub-committee (the “Section 16 Sub-Committee”) to assist the human capital committee in ensuring that equity awards under our equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. Since February 24, 2020, Ms. Smith and Mr. Feiner have comprised the Section 16 Sub-Committee.

The human capital committee’s responsibilities include:
•approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the Board), determining and approving our chief executive officer’s compensation;
•reviewing in consultation with our chief executive officer, and approving or making recommendations to the Board with respect to, compensation of our executive officers (other than our chief executive officer);
•overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;
•reviewing and making recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval;
•administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of R1, but only if consistent with the requirements of the applicable plan and law;
•reviewing and approving director compensation;
•reviewing and discussing with management the compensation discussion and analysis required by SEC rules;
•preparing the human capital committee report required by SEC rules;
•reviewing our talent development process, including talent assessment and management, employee retention and the promotion of I&D, in addition to reviewing areas related to company culture, including but not limited to employee engagement; and
•at least annually, evaluating its own performance.
The processes and procedures followed by our human capital committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Executive Compensation-Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. Moszkowski, Mr. Feiner, Mr. Holt, and Mr. Sacks, with Mr. Moszkowski serving as chair of the committee. The Board has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards. The nominating and corporate governance committee met four times during 2023.
The nominating and corporate governance committee’s responsibilities include:
•recommending to the Board the persons to be nominated for election as directors or to fill vacancies on the Board, and to be appointed to each of the Board’s committees;
•applying the criteria for selecting directors approved by the Board, and annually reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of the Board as a whole;
•developing and recommending to the Board’s corporate governance guidelines applicable to R1;
•overseeing an annual evaluation of the Board;
•at the request of the Board, reviewing and making recommendations to the Board relating to management succession planning; and
•at least annually, evaluating its own performance.
The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Compliance & Risk Management Committee
The Board has established a compliance & risk management committee to assist the Board in overseeing our compliance with legal and regulatory requirements and ethical standards, the operation of our Compliance and Risk Programs, and our interactions and relationships with regulatory and enforcement agencies in the United States and other countries. Our compliance & risk management committee is composed of Ms. Bundy Scanlan, Mr. Armbrester, Mr. Henneman, Dr. Tersigni and Mr. Sacks, with Ms. Bundy Scanlan serving as chair of the committee. The compliance & risk management committee met four times during 2023.
The compliance & risk management committee’s responsibilities include:
•overseeing, and periodically reviewing, the structure, operation and efficacy of the Compliance and Risk Programs, including the performance of our compliance department and our Executive Vice President, Compliance & Risk;
•overseeing, and periodically reviewing, our data security and privacy programs, including cybersecurity and procedures regarding management of systemic risk, disaster recovery and business continuity, to ensure that management has established processes to monitor compliance with data security and privacy programs and test preparedness;
•providing oversight of our ESG strategy and reporting, including, but not limited to, our initiatives relating to corporate social responsibility and our relationships and visibility as a corporate citizen, both locally where it does business and globally, and making appropriate recommendations to our management team and the Board for approval; and
•reviewing, among other things:
•the procedures R1 has established for the receipt, retention, preliminary assessment and investigation of complaints it receives regarding compliance, ethical and regulatory matters (other than accounting, internal accounting controls or other auditing matters which are handled by our audit committee);
•the adequacy of the resources that are dedicated to our Compliance and Risk Programs;
•the management of enterprise-wide risks, including the tracking, reporting and defining of action plans/corrective actions, to address potential or known risks;
•the clarity and scope of our Code of Integrity and our Compliance Policies and Procedures and our adherence to professional integrity;
•the effectiveness of our compliance and business ethics training and education programs;
•our compliance audits and monitoring initiatives; and
•the communications channels and mechanisms, such as a toll-free hotline, that R1 has established for the dissemination of compliance guidance and to encourage and facilitate reports of compliance and ethical concerns and matters.
Technology Committee
In 2024, the Board established a technology committee to assist the Board in overseeing our technology and product innovation, data, and intellectual property strategies (our “Tech Program”), and related investments aligned with the execution of our overall objectives. Our technology committee is composed of Mr. Armbrester, Ms. Bundy Scanlan, Mr. Delinsky, Mr. Flanagan, Mr. Holt, Mr. Sacks, and Ms. Smith, with Mr. Delinsky serving as the chair of the committee.
The technology committee’s responsibilities include:
•advising on our technological evolution and related investments;
•approving our Tech Program, including our data strategy;
•verifying the Tech Program is aligned with our overall business strategy;
•evaluating our technology position in a competitive environment and advising on long-term strategic goals;
•providing oversight and input as to how technology applies to our broader operations in the United States, India, and other global locations;
•advising on our intellectual property strategy; and
•approving technology policies, controls, and procedures.

Code of Integrity
R1 has adopted a global Code of Integrity that applies to its directors and officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) as well as its employees. Our Code of Integrity: Living Our Values is available in the “Governance Documents” subsection under “Governance” on the “Investor Relations” page of our website, www.r1rcm.com and available without charge upon written request directed to Corporate Secretary, R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah, 84123. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.
We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendments to the Code of Integrity, or any waivers of its requirements that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on the “Investor Relations” page of our website, www.r1rcm.com.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2023 and has discussed these financial statements with management and our independent registered public accounting firm.
The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, and has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from R1.
Based on these discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.
By the Audit Committee of the Board of Directors of R1 RCM Inc.
John B. Henneman, III (Chair)
Jeremy Delinsky
Jill Smith

DIRECTOR COMPENSATION
Beginning in the second quarter of 2023, our Board approved an increase to director compensation based on external benchmark comparisons. R1 paid each non-employee director an $80,000 annual retainer in 2023. Our Board chair received an additional annual retainer of $70,000, the lead director and the chair of the audit committee received an additional annual retainer of $30,000, the chair of the human capital committee received an additional annual retainer of $20,000, and the chairs of compliance & risk management committee and the nominating and corporate governance committee received an additional annual retainer of $15,000. There are no additional fees for attending board or board committee meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of a quarter. Messrs. Ashdown, Holt, Moszkowski, Nakis, and Sacks and, beginning in 2024, Mr. Wexler have declined to receive director fees. Mr. Dean and Ms. Wade also declined to receive director fees in 2023.
In lieu of cash fees, non-employee directors may elect to receive RSUs, subject to vesting upon the one-year anniversary of the date of grant, based on continued service as a director. The number of shares subject to such RSUs is calculated by dividing the dollar amount of the cash fees by the RSU value R1 used for purposes of determining the share-based compensation expense that R1 recognized for financial statement reporting purposes.
Unless a different arrangement is specifically agreed to, each non-employee director will receive an annual grant of RSUs on the first trading day following our annual meeting of stockholders. In 2023, such RSUs had a total approximate value of $130,000 ($250,000 for the Board chair). Each such RSU vests upon the anniversary of the date of grant, based on continued service as a director. All equity compensation (both the annual award and the quarterly awards) is granted on the first trading day following the annual meeting of stockholders. Messrs. Ashdown, Holt, Moszkowski, Nakis, and Sacks and, beginning in 2024, Mr. Wexler have declined their annual RSU awards. Mr. Dean and Ms. Wade also declined to receive their annual RSU awards in 2023.
R1 reimburses each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.
2023 Director Compensation. The following table sets forth, for each of our non-employee directors, information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Option Awards ($)(1)(4)	Total ($)
Bradford Kyle Armbrester	$75,000	$190,017	$—	$265,017
Clay Ashdown (3)	$—	$—	$—	$—
Agnes Bundy Scanlan	$88,750	$190,017	$—	$278,767
Brian K. Dean (3)	$—	$—	$—	$—
Jeremy Delinsky	$75,000	$190,017	$—	$265,017
David M. Dill	$15,000	$270,007	$—	$285,007
Michael C. Feiner	$75,000	$190,017	$—	$265,017
Joseph Flanagan	$40,000	$167,175	$—	$207,175
John B. Henneman, III	$130,000	$190,017	$—	$320,017
Matthew Holt (3)	$—	$—	$—	$—
Neal Moszkowski (3)	$—	$—	$—	$—
Dominic Nakis (3)	$—	$—	$—	$—
Ian Sacks (3)	$—	$—	$—	$—
Jill Smith	$45,000	$230,003	$—	$275,003
Anthony J. Speranzo	$150,000	$250,005	$—	$400,005
Anthony R. Tersigni (2)	$—	$285,016	$—	$285,016
Janie Wade (3)	$—	$—	$—	$—

(1)    Valuation of these option and stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2023. The assumptions used by R1 with respect to the valuation of option and stock awards are the same as those set forth in Note 13, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 27, 2024.

(2)    Under R1's director compensation policy in effect in 2023, Mr. Tersigni elected to be compensated for his Q1 – Q4 2023 director fees, respectively, in RSUs, rather than in cash.
(3)    Messrs. Ashdown, Dean, Holt, Moszkowski, Nakis, Sacks, and Ms. Wade have declined to receive director fees.
(4)    As of December 31, 2023, our non-employee directors held the following options to acquire shares of our common stock and shares of restricted common stock:

Name	Aggregate Option Awards (Exercisable / Unexercisable) Outstanding as of December 31, 2023	Option Awards Exercisable at December 31, 2023	Aggregate Restricted Stock Awards (Unvested) as of December 31, 2023
Bradford Kyle Armbrester	—	—	11,324
Clay Ashdown	—	—	—
Agnes Bundy Scanlan	—	—	11,324
Brian K. Dean	—	—	—
Jeremy Delinsky	—	—	11,324
David M. Dill	—	—	16,091
Michael C. Feiner	38,740	38,740	11,324
Joseph Flanagan	944,236	944,236	9,061
John B. Henneman, III	527,714	524,325	11,324
Matthew Holt	—	—	—
Neal Moszkowski	—	—	—
Dominic Nakis	—	—	—
Ian Sacks	—	—	—
Jill Smith	29,377	29,377	13,707
Anthony J. Speranzo	—	—	14,899
Anthony R. Tersigni	—	—	18,510
Janie Wade	—	—	—

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom R1 refers collectively in this discussion as its “Named Executive Officers.”
Unless otherwise indicated or the context otherwise requires, references in this Executive Compensation section to “R1,” the “Company,” “we,” “us,” “our” and other similar terms refer to R1 RCM Inc.
For fiscal year 2023, our Named Executive Officers were:

Lee Rivas, our former President, became our Chief Executive Officer on January 1, 2023;

Jennifer Williams, our former EVP of finance for the Cloudmed business unit, became our Chief Financial Officer on January 5, 2023;

John Sparby, our former Executive Vice President, Chief Solutions and Customer Officer, became our President on January 1, 2023;

Kyle Hicok, our former President of the Cloudmed business unit, became our Chief Commercial Officer on January 5, 2023;

Rachel Wilson, our former Chief Financial Officer and Treasurer, stepped down from her role as Chief Financial Officer and Treasurer on January 5, 2023 and assumed the role of Executive Advisor until June 30, 2023 when she separated from the Company; and

Gary Long, our former Executive Vice President and Chief Commercial Officer, stepped down from his role on January 5, 2023 and separated from the Company on January 27, 2023.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2023 and the policies and practices that contributed to our executive compensation actions and decisions for 2023. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the human capital committee of our Board arrived at the specific compensation decisions for our Named Executive Officers for 2023, including the key factors that the human capital committee considered in determining their compensation.
Significant Management Changes in 2023
Mr. Rivas joined R1 following the acquisition of Cloudmed and became the Company’s President on June 21, 2022 and was named our Chief Executive Officer effective January 1, 2023.

Mr. Rivas has more than 20 years of leadership experience in technology and healthcare. Most recently he served as the Chief Executive Officer of Cloudmed. Prior to joining Cloudmed, Mr. Rivas was a senior leader at RELX, a global provider of information analytics solutions. His last role at RELX was General Manager and President of the healthcare segment, with responsibility over $1 billion in revenue across the Elsevier and LexisNexis Risk Solutions divisions. Prior to RELX, Mr. Rivas was an engagement manager with McKinsey and Company. Mr. Rivas began his career as an officer in the U.S. Army where he held several leadership positions in the U.S. and abroad. Mr. Rivas is a graduate of the United States Military Academy at West Point and holds an M.B.A. from Harvard Business School.
Effective on January 5, 2023, Ms. Wilson and Mr. Long entered into transition roles in connection with their departure from the company. We also announced that Jennifer Williams and Kyle Hicok would assume the roles of Chief Financial Officer and Chief Commercial Officer, respectively, effective on January 5, 2023.
2023 Business Highlights
In 2023, we grew the business across key financial metrics and made notable progress against several strategic initiatives.
Key accomplishments:
•Revenue of $2,254.2 million, up 24.8% compared to 2022, driven by the Cloudmed Acquisition and onboarding of end-to-end customers;
•Completed the integration of Cloudmed across sales, general and administrative roles, and facilities with operational integration ongoing in 2024;
•Expanded our customer footprint, announcing a 10-year end-to-end relationship with Providence Health in December 2023 (which we subsequently signed in January 2024); and
•Advanced our technology capabilities by investing in AI and launching our first generative AI solutions to enhance automation and financial performance.
2023 Executive Compensation Highlights
The following key compensation actions were taken with respect to our Named Executive Officers for 2023:
•Base Salaries – The base salary for Mr. Rivas was set at $900,000 per year effective with assuming the role of CEO. The salaries for Ms. Williams, Mr. Sparby, and Mr. Hicok, were set at $575,000, $750,000, and $480,000 respectively, in accordance with their assumption of new roles of CFO, President, and CCO at the beginning of 2023.
•Incentive Payments – Cash incentives were paid to Mr. Rivas, Ms. Williams, Mr. Sparby, and Mr. Hicok as determined by the human capital committee.
•Long-Term Incentive Compensation – In May 2023, we granted Mr. Rivas 588,840 performance-based restricted stock units (PBRSUs) and 196,280 restricted stock units (RSUs); Ms. Willams 99,584 PBRSUs and 33,194 RSUs; Mr. Sparby 72,162 PBRSUs and 24,054 RSUs; and Mr. Hicok 71,585 PBRSUs and 23,861 RSUs (such PBRSU grants, collectively, the “2023 PBRSU Awards,” such RSU grants, collectively, the “2023 RSU Awards” and, such 2023 PBRSU Awards and 2023 RSU Awards, collectively, the “2023 Awards”). For Mr. Rivas, the 2023 Award represents 100% of his annual award target, plus an additional one-time award equal to 100% of his annual target in connection with his appointment to CEO. For Ms. Williams, Mr. Sparby, and Mr. Hicok the 2023 Awards represent 100% of their 2023 award targets associated with the new roles assumed at the beginning of 2023. All PBRSUs are subjected to three performance-based vesting conditions, specifically a combination of cumulative adjusted EBITDA, entry into new end-to-end RCM agreements, and modular sales revenue. The PBRSUs are subject to the terms and conditions in an award agreement entered into with the Company.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2023, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do
Human Capital Committee Independence – Our human capital committee is comprised solely of independent directors.
Human Capital Committee Advisor Independence – The human capital committee engages and retains its own independent advisors. During 2023, the human capital committee engaged SullivanCotter to assist with its responsibilities. SullivanCotter was not separately engaged by the Company to perform consulting or other services for the Company during 2023.
Annual Compensation Review – The human capital committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
Compensation-Related Risk Assessment – We design our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.
Emphasize Performance-Based Incentive Compensation – The human capital committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the long-term interests of our executive officers with the interests of our stockholders.
Emphasize Long-Term Equity Compensation – The human capital committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards vest over multi-year periods, and the PBRSUs have a performance period of several years, which better serves our long-term value creation goals and retention objectives.
Limited Executive Perquisites – We provide only modest amounts of perquisites or other personal benefits to our Named Executive Officers that serve a sound business purpose.
Prohibition on Derivative Securities Transactions, Hedging and Pledging – Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our Board from engaging in derivative securities transactions with respect to our common stock and from hedging the risk of their ownership of our common stock through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy generally restricts our employees and directors from pledging our securities as collateral or holding our securities in a margin account.
Maintain Stock Ownership Guidelines – The human capital committee has approved the Stock Ownership Guidelines Policy to align the financial interests of R1 executives with those of its stockholders. The Chief Executive Officer, Chief Financial Officer and all other Named Executive Officers must own certain equity worth 6x, 4x and 3x annual base salary, respectively.
What We Do Not Do
X    Retirement Programs – Other than our Section 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.
X    No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments to our Named Executive Officers in connection with any compensation element other than for housing and relocation expenses, and we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.
X    No Stock Option Repricing – We do not reprice options to purchase shares of our common stock without stockholder approval.
X    No Timing of Equity Grants – We do not structure the timing of equity awards to precede or coincide with the disclosure of material non-public information.

Clawback Policy
In 2023, we adopted a clawback policy (the “Clawback Policy”) that complies with Nasdaq’s new clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the Clawback Policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the Nasdaq listing standards. Executives covered by the Clawback Policy are current and former executive officers, as defined in Section 10D of the Exchange Act. Incentive-based compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The Clawback Policy will only apply to incentive-based compensation received on or after October 2, 2023.
Stockholder Advisory Vote on Named Executive Officer Compensation
Every six years, we are required to conduct a non-binding stockholder advisory vote on the frequency of future “Say-on-Pay” votes (commonly known as a “Say-on-Frequency” vote). At our 2023 Annual Meeting of Stockholders, we conducted a non-binding stockholder vote on the frequency of advisory votes on executive compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders cast the highest number of votes for voting on a triennial basis, compared to voting every one or two years. In light of this result and other factors considered by our Board, we decided to conduct Say-on-Pay votes on a triennial basis.
Our stockholders approved the non-binding advisory proposal on the compensation of our Named Executive Officers with a 99% favorable vote at our annual meeting of stockholders held in 2021, our most recent annual meeting at which such a vote was taken. As the human capital committee has reviewed our executive compensation policies and practices since our last Say-on-Pay vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following its most recent review of our executive compensation philosophy, the human capital committee decided to retain our general approach to executive compensation. Following this Annual Meeting, we will conduct our next Say-on-Pay vote at our 2027 Annual Meeting of Stockholders.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of attracting and retaining highly talented executive officers by providing competitive pay and benefits and rewarding our executive officers for performance that aligns with our financial, operational and strategic goals, including ESG-related goals, to achieve our ultimate objective of increasing stockholder value. The structure of our executive compensation program enables us to provide a competitive total compensation package that links a significant portion of each executive officer’s overall compensation to key corporate financial goals and other significant accomplishments. We use both short-term and long-term incentive compensation opportunities to align the interests of our executive officers with the interests of our stockholders and the successful execution of our long-term strategic plan.
Our executive compensation program is designed to:
•Attract, retain and motivate highly talented individuals who have the breadth and depth of diverse experience to successfully execute our business strategy in alignment with our values;
•Align the interests of our executive officers, stockholders and other stakeholders;
•Pay for performance by rewarding the achievement of our annual and long-term operating and strategic goals; and
•Recognize individual contributions.

Governance of Executive Compensation Program
Role of the Human Capital Committee
The human capital committee oversees our executive compensation program and discharges the responsibilities of our Board relating to the compensation of our Named Executive Officers. In this role, the human capital committee reviews, determines and approves the compensation of our Named Executive Officers. Certain actions of our human capital committee, such as the granting of equity awards, may be taken by a sub-committee of the human capital committee. The human capital committee maintains the Section 16 Sub-Committee to assist the human capital committee in ensuring that equity awards made under the Company’s equity incentive plans are exempt from the short swing trading rules under Section 16(b) of the Exchange Act. The human capital committee has the authority, without approval of our Board, to engage, oversee and terminate compensation consultants, legal counsel and other advisors to assist in the evaluation of the compensation of our executive officers.
The human capital committee’s charter is available on our website at https://ir.r1rcm.com/files/doc_downloads/CommitteeCharters/HCC-Charter_Last-Updated-February-2021.pdf. Pursuant to its charter, the human capital committee is responsible for reviewing the total compensation, including base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities, of our Named Executive Officers. When selecting and setting the amount of each compensation element, the human capital committee considers the following factors:
•our executive compensation program objectives;
•our performance against the financial and operational objectives established by the human capital committee and/or our Board;
•each individual Named Executive Officer’s skills, experience, knowledge and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•the scope of each Named Executive Officer’s role compared to other similarly situated executives at the companies in our compensation peer group;
•the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•internal pay equity among our Named Executive Officers;
•our financial and stock price performance relative to the companies in our compensation peer group; and
•the compensation practices of our compensation peer group.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Role of Executive Officers
In discharging its responsibilities, the human capital committee works with members of our management, including our Chief Executive Officer, to review information on corporate and individual performance, market data and management’s perspective on compensation matters. Our Chief Executive Officer reviews the performance of each of our other Named Executive Officers and, based on these reviews, provides recommendations to the human capital committee with respect to base salary adjustments, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards.
The human capital committee meets with our Chief Executive Officer annually to review and discuss his recommendations regarding executive compensation for our other Named Executive Officers. Typically, the human capital committee meets in executive sessions to discuss these recommendations, uses them as one factor in determining and approving the compensation for our other Named Executive Officers and then informs our Board of such decisions. In setting the compensation of our Chief Executive Officer, the human capital committee evaluates his performance, as well as our overall corporate performance and considers the other factors described above. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant
The human capital committee engages an independent compensation consultant from time to time to provide support, including competitive market data and analysis regarding our executive compensation program and the decisions resulting from its annual executive compensation review. In 2023, the human capital committee retained SullivanCotter to serve as its independent compensation advisor. SullivanCotter served at the discretion of our human capital committee.
During 2023, SullivanCotter attended, in person or via telephone, meetings of the human capital committee (both with and without management present) and provided the following services:
•consulted with the human capital committee chair and other members between committee meetings;
•provided competitive market data based in part on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•assessed executive compensation trends within our industry and updates on corporate governance and regulatory issues and developments;
•reviewed the Compensation Discussion and Analysis; and
•made recommendations regarding short and long-term incentive plans and outstanding equity awards.
With respect to the periods in 2023 for which SullivanCotter provided services to the human capital committee, SullivanCotter did not raise any conflicts of interest to the human capital committee and the human capital committee determined that no conflicts of interest existed that would affect SullivanCotter’s independence or would prevent it from independently representing our human capital committee. SullivanCotter did not provide any additional services to the Company besides the responsibilities and services it provides as the compensation consultant to the human capital committee.
How We Determine Executive Compensation Levels
In evaluating our executive compensation program and making its decisions in 2023, the human capital committee considered the competitive market for executive talent using two sources: data derived from an analysis of the compensation levels and practices of a group of comparable companies and data drawn from nationally recognized executive compensation surveys reporting compensation levels of executives at similarly sized organizations.
The compensation peer group is a select group of companies that the human capital committee believes are representative of the talent market in which we compete. In 2023, the human capital committee considered compensation data from this peer group as one factor in determining our executive compensation levels to ensure we continue to provide target total direct compensation opportunities that are competitively positioned in the marketplace.
As a result of the Cloudmed Acquisition and significant growth in the Company, in 2022 the human capital committee reviewed and approved the following peer group for 2023 compensation decisions in order to more closely reflect the Company’s business structure and scope of operations:

Akamai Technologies	MultiPlan
ANSYS	Premier
CBIZ	Stericycle
Change Healthcare*	STERIS
ExlService Holdings	Teradata
FTI Consulting	TransUnion
Genpact Limited	Unisys
ICF International	Veeva Systems
ManTech International*	Verisk Analytics
Maximus	WEX
*    Change Healthcare and ManTech International were acquired after the development of the peer group and are no longer part of the peer set.

While the human capital committee considers competitive market data when making its decisions, it is only one factor evaluated when determining the target total direct compensation opportunities of our Named Executive Officers. The human capital committee also considers the other factors listed in “Governance of Executive Compensation Program - Role of the Human Capital Committee” above.
The human capital committee intends to review our compensation peer group periodically as needed and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in our compensation peer group.
Risk Considerations
Our executive compensation program consists of a mix of compensation elements, which we design to ensure that they reflect an appropriate level of risk-taking but do not encourage our Named Executive Officers to take excessive or unnecessary risks. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our business. In addition, the human capital committee believes that the mix and design of the elements of our executive compensation program do not encourage our management to assume excessive risks.
Executive Compensation Program Design
In 2023, the primary elements of our executive compensation program consisted of base salary, an annual cash incentive opportunity and long-term incentive compensation in the form of PBRSUs. The following table describes how each of these elements is intended to satisfy our executive compensation objectives.

Compensation Element	Purpose	Type of Compensation	Link to Program Objectives

Base salary	Fixed level of cash compensation for performing day-to-day responsibilities to attract and retain key talent in a competitive marketplace	Cash	Generally reviewed annually based on evaluation of individual’s experience, position, current performance, internal pay equity, compensation peer group data and external competitive market data
Annual cash incentive	Target cash incentive opportunity (expressed as a percentage of base salary) that encourages executive officers to achieve annual operating plan goals (adjusted EBITDA and new end-to-end RCM agreements)	Cash
Provides compensation based on achievement of our annual operating plan goals, as well as individual performance compared against pre-established corporate performance goals
No minimum guaranteed payment

Long-term incentive compensation
Helps ensure executive compensation is directly linked to achievement of long-term goals
Creates an ownership culture by aligning interests of executive officers with the creation of stockholder value
Furthers our executive officer retention objectives
Long-term equity
Provides our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision-making
In 2023, we made annual grants in a combination of PBRSUs (75%) and RSUs (25%). The PBRSUs are tied to cumulative adjusted EBITDA, end-to-end bookings, and modular sales revenue.

Benefits	Important element of “total rewards” program and helps attract and retain executive officers	Benefits	Same broad-based benefits that are provided to all employees, including our Section 401(k) retirement plan, a medical care plan, vacation, short-term and long-term disability coverage and standard employee holidays
Post-employment compensation arrangements	Attracts and retains executive officers in a competitive market Ensures continued dedication of executive officers in cases of personal uncertainties or risk of job loss	Combination of cash, long-term incentive compensation and benefits	Under certain circumstances, the accelerated vesting of certain equity awards, plus cash severance payments
Employment letter agreements	Provides confidentiality and non-compete covenants	N/A	Specific for the individual

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers. We use base salaries to attract and retain highly qualified individuals to help us manage our business and achieve our annual and long-term performance objectives. Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire or promote an individual, considering his or her position, qualifications, experience and the base salaries of our other executive officers. Thereafter, the human capital committee reviews the base salaries of our executive officers from time to time and makes adjustments as it deems necessary or appropriate.
In 2023, the base salary for Mr. Rivas was set at $900,000 per year effective with assuming the role of CEO. The base salary for Ms. Williams was increased to $575,000 per year effective with assuming the role of CFO. The base salary for Mr. Sparby was increased to $750,000 per year effective with assuming the role of President. The base salary for Mr. Hicok was increased to $480,000 per year effective with assuming the role of CCO.
The table below shows the 2023 annual base salary increases for our Named Executive Officers.

Named Executive Officer	2022 Base Salary	Increase Percentage	2023 Base Salary
Mr. Rivas	$750,000	20%	$900,000
Ms. Williams	$420,000	37%	$575,000
Mr. Sparby	$500,000	50%	$750,000
Mr. Hicok	$450,000	7%	$480,000

Annual Cash Incentives
Each year, the human capital committee approves an annual cash incentive bonus plan for our Named Executive Officers. We use annual cash incentive bonuses to compensate our Named Executive Officers for achieving corporate performance objectives, as well as for their individual performance.
For 2023, the human capital committee approved an annual cash bonus plan (the “2023 Bonus Plan”) which contained the following terms and conditions:
•At the beginning of the year, our human capital committee selects the objective corporate financial and operational measure(s) and sets the target levels for such measure(s) for the year based on our annual operating plan. The objective performance measure and related target level was selected by our human capital committee based on our historical operating results and growth rates, as well as our expected future results and are designed to require significant effort and operational success on the part of the Company and our Named Executive Officers. During the course of the year, our human capital committee may adjust such measure and target level as it deems appropriate.
•If our performance expectations for our objective corporate performance were exceeded, the bonus pool may fund at, and actual bonus payments may be awarded at, above-target amounts. If this expectation was not met, actual bonus payments may be below target amounts, or no bonuses at all may be awarded. Prior years’ performance and corresponding bonus payment amounts were taken into consideration when setting target bonus levels. We believe this helps to calibrate our annual incentive compensation levels with our actual performance.
•The human capital committee approves actual annual cash bonus payments, which are based, in part, on the recommendations of our Chief Executive Officer (except with respect to his own annual cash bonus payment). There were no minimum payment levels, and the human capital committee reserved broad discretion to make adjustments to award payments.
Target Annual Cash Incentive Opportunities
Target annual cash incentive opportunities for each Named Executive Officer are established in the individual’s offer letter at the time of hire. These target incentive opportunities are periodically reviewed by the human capital committee. In 2023, the human capital committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) and the other factors described above.

The target annual cash bonus opportunities of our Named Executive Officers for 2023 were as follows:

Named Executive Officer	2023 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2023 Target Annual Cash Bonus Opportunity ($)
Mr. Rivas	120%	$1,080,000
Ms. Williams	100%	$573,425(1)
Mr. Sparby	100%	$750,000
Mr. Hicok(2)	50%	$240,000

(1)    Ms. Williams’ target annual cash bonus opportunity was 75% of base salary for the first four days of 2023. On January 5, 2023, in connection with her appointment to CFO, her target bonus opportunity was increased to 100% of base salary. The amount reported in the table is the weighted average of the two bonus targets for 2023 multiplied by Ms. Williams’ annual base salary in effect at fiscal year-end.
(2)    Mr. Hicok also had commission-based commercial incentive objectives that could earn an additional 50% of base salary.
2023 Performance Measures
In 2023, the human capital committee selected the following objective and subjective measures for purposes of the 2023 Bonus Plan:

Objective Performance Measure	Subjective Performance Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) before incentive compensation - Target set against Company’s 2023 operating plan (75% weighting)
Revenue – Total reported top-line revenue (25% weighting)
New end-to-end RCM agreements representing $4.0 billion of annual net patient revenue under management required to earn above target

N/A

For purposes of the 2023 Bonus Plan, adjusted EBITDA is defined as net income (loss) before net interest income/expense, income tax provision/benefit, depreciation and amortization expense, share-based compensation expense, CoyCo 2 L.P. share-based compensation expense, strategic initiative costs, customer employee transition and restructuring expense, and certain other items. For more information about how the Company calculates adjusted EBITDA, and for a reconciliation of adjusted EBITDA to GAAP net income (loss), please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 27, 2024.
The human capital committee selected adjusted EBITDA and Revenue as the objective performance measures in connection with its 2023 operating plan for purposes of determining the amount of funding for the company-wide annual cash incentive bonus pool. The human capital committee selected these performance measures because it believed that they are an appropriate driver for our business as it provides a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value. In the event that the Company’s performance exceeded the target amount by $5 million or more, the pool would share where actual performance exceeded the adjusted EBITDA target plus $5 million, provided that the Company’s goals for new end-to-end RCM agreements representing $4.0 billion of net patient revenue under management in the aggregate were met. The human capital committee selected the new end-to-end RCM agreement objective to provide additional focus on revenue growth from new clients.
2023 Annual Cash Incentive Payments
In May 2023, the 2023 annual bonus plan was approved with an adjusted EBITDA target of $613 million. All R1 named Executive Officers and R1 US eligible are included in this plan, at the time the plan was established with $63M of target funding, the Human Capital Committee later reduced the plan pool to $60.5M based on an evaluation of the target pool size. Target performance details are listed in the table below:

2023 Objective & Weighting	2023 Threshold ($)	2023 Target ($)	2023 Actual
Adjusted EBITDA before incentive compensation (75%)	$552 million	$613 million	$614 million
Revenue (25%)	$2,099 million	$2,332 million	$2,254 million
New end-to-end RCM agreements	$4.0 billion	$4.0 billion	Objective was not met

In 2023, R1’s adjusted EBITDA performance was above the target, and R1’s Revenue performance was between the threshold and the target, the resulting bonus pool was funded at $56.9 million.
The table below sets forth the actual incentive payments made to our NEOs for 2023 based on objective and subjective annual results:

Named Executive Officer	Annual Incentive Target Opportunity (as a % of base salary)	Annual Incentive Target Opportunity ($)	Company Performance Factor	Individual Performance Factor (IPF)	Actual Annual Incentive Payout ($)
Mr. Rivas	120%	$1,080,000	94%	100%	$1,015,200
Ms. Williams	100%	$573,425(1)	94%	100%	$539,020
Mr. Sparby	100%	$750,000	94%	100%	$705,000
Mr. Hicok(2)	50%	$240,000	94%	100%	$225,600

(1)    Ms. Williams’ target annual cash bonus opportunity was 75% of base salary for the first four days of 2023. On January 5, 2023, in connection with her appointment to CFO, her target bonus opportunity was increased to 100% of base salary. The amount reported in the table is the weighted average of the two bonus targets for 2023 multiplied by Ms. Williams’ annual base salary in effect at fiscal year-end.
(2)    Mr. Hicok also had commission-based commercial incentive objectives that could earn an additional 50% of base salary.
Long-Term Incentive Compensation
We believe long-term incentive compensation is an effective means for focusing our Named Executive Officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation and motivates them to remain employed with us. In 2023, we granted a mix of PBRSUs (75%) and RSUs (25%) to our Named Executive Officers. We believe this approach aligns the contributions of our Named Executive Officers with the long-term interests of our stockholders, aids retention, and allows them to participate in any future appreciation in the value of our common stock. We believe that PBRSU awards pursuant to which shares of our common stock may be earned based on our actual performance should provide an appropriate long-term incentive for our Named Executive Officers, since they are rewarded only to the extent that they achieve performance results intended to enhance our stock price growth. We believe the RSU portion of the awards provides appropriate retention for our Named Executive Officers and is consistent with market benchmarking regarding the mix of incentives at our peer companies.
As with the other elements of compensation, the human capital committee determines the amount of long-term incentive compensation for our Named Executive Officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each Named Executive Officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group and the other factors described above.
The Named Executive Officers participate in a long-term incentive compensation program (the “LTI program”) with the goal of focusing leaders on our long-term business performance that we believe will generate the creation of sustainable long-term value for our stockholders. The LTI program reflects the current design and structure of annual equity awards to our employees, including our executive officers, and provides a framework within which we make annual equity awards.
Target annual long-term incentive opportunities for each of our Named Executive Officers under the LTI program for 2023 are presented in the table below.

Named Executive Officer	2023 Long-term Incentive Target (as a % of base salary)	Target LTI %: PBRSU	Target LTI %: RSU
Mr. Rivas	680%	75%	25%
Ms. Williams	360%	75%	25%
Mr. Sparby	200%	75%	25%
Mr. Hicok	310%	75%	25%

Each of the terms of our LTI program, including, without limitation, eligible participants, award levels, the composition of awards and the vesting terms for awards, for 2023 and subsequent years are subject to revision by our human capital committee in their sole discretion. In addition, our human capital committee reserves the right to discontinue the LTI program, in whole or in part, replace the LTI program and/or supplement it with additional equity or cash awards.
2023 LTI PBRSU and RSU Awards
The Section 16 subcommittee of the human capital committee granted the following 2023 PBRSU and RSU Awards to the Named Executive Officers:

Named Executive Officer	Grant Date	# of PBRSU (at threshold performance)	# of PBRSU (at target performance)	# of PBRSU (at maximum performance)
Mr. Rivas	5/2/2023	294,420	588,840	1,177,680
Ms. Williams	5/2/2023	49,792	99,584	199,168
Mr. Sparby	5/2/2023	36,081	72,162	144,324
Mr. Hicok	5/2/2023	35,793	71,585	143,170

Named Executive Officer	Grant Date	# of RSU
Mr. Rivas	5/2/2023	196,280
Ms. Williams	5/2/2023	33,194
Mr. Sparby	5/2/2023	24,054
Mr. Sparby	4/1/2023	25,000(1)
Mr. Hicok	5/2/2023	23,861
(1) Mr. Sparby also received an RSU award on April 1, 2023 as part of the 2022 bonus replacement, which vested on December 15, 2023.
The 2023 Awards for Mr. Rivas is comprised 50% of his annual CEO grant for 2023 and 50% of an additional new CEO LTI award. For Ms. Williams, Mr. Sparby, and Mr. Hicok, the 2023 Awards reflect the annual grant amounts for the new roles they assumed at the beginning of 2023. Pursuant to the 2023 PBRSU Award agreements, the 2023 PBRSU Awards will be subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition for these awards would be satisfied on the earlier of December 31, 2025 or a qualifying change of control if earlier, subject in each case to continued employment. The 2023 RSU Awards are subject to only a time based condition, and will vest annually and ratably over three years. Mr. Sparby also received an RSU award on April 1, 2023 as part of the 2022 bonus replacement, which vested on December 15, 2023.
The performance-based vesting conditions of the 2023 PBRSU Awards and the PBRSU Awards granted to our Named Executive Officers in 2022 (the “2022 PBRSU Awards”) are based on cumulative adjusted EBITDA, the entry into new end-to-end RCM agreements, and modular sales revenue. The performance period for the 2023 PBRSU Awards is January 1, 2023 to December 31, 2025 and the performance period for the 2022 PBRSU Awards is January 1, 2022 to December 31, 2024. The human capital committee selected cumulative adjusted EBITDA in 2023 as the performance measure because it believed that it is an appropriate driver for our business as it provides a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value. The end-to-end RCM agreement growth and modular sales revenue measures were selected in 2023 in order to provide additional focus on revenue growth from new clients. The time-based vesting condition for the 2022 PBRSUs may be satisfied with respect to (i) one-third on December 31, 2024, (ii) one-third on December 31, 2025, and (iii) one-third on December 31, 2026; provided, however, the time-based vesting condition will be satisfied upon a qualifying change of control, subject in each case to continued employment.

The PBRSU awards granted to the Named Executive Officers in 2021 (the “2021 PBRSU Awards”) were based on (i) a time-based vesting condition that is satisfied on the earlier of (x) December 31, 2023 and (y) the effective date of a change of control, and (ii) the achievement of cumulative adjusted EBITDA (as adjusted to reflect new business additions and, for each of 2022 and 2023, adjusted EBITDA attributable only to the legacy R1 business) and the entry into new end-to-end RCM agreements.
The performance period and time period for the 2021 PBRSU Awards ended on December 31, 2023. The performance-based vesting condition for the 2021 PBRSU Awards all vested at 100% based on the performance levels specified in the applicable award agreement.
Mr. Sparby’s Special Equity Award
On April 1, 2023, Mr. Sparby received a grant of 25,000 RSUs with a grant date fair value of $375,000 as a replacement for his 2022 cash bonus. These RSUs vested on December 15, 2023.
Welfare and Health Benefits
Our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a 401(k) retirement plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including our executive officers, are eligible to participate in the 401(k) plan.
In addition, our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include a medical care plan, flexible spending accounts, short-term and long-term disability insurance and standard Company holidays.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Consistent with our compensation philosophy, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our Named Executive Officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. No material perquisites or other personal benefits were provided to Named Executive Officers in 2023.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the human capital committee.
Employment Letter Agreements
We maintain written agreements with each of our Named Executive Officers. In filling each of our executive positions, our Board or the human capital committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Simultaneously, our Board and the human capital committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Effective January 1, 2023 (or January 5, 2023, with respect to Ms. Williams and Mr. Hicok), each Named Executive Officer’s terms of employment were governed by an amended and restated letter agreement (each, a “2023 Letter Agreement”). Each 2023 Letter Agreement (including the exhibits thereto) provides for “at will” employment and sets forth the compensation arrangements for the executive officer, including a base salary, an annual cash bonus opportunity and an equity award recommendation, severance benefits and restrictive covenants.
For information on the specific terms and conditions of the 2023 Letter Agreements of our Named Executive Officers, see the discussion of “Letter Agreements with Named Executive Officers” following the executive compensation tables below.

Post-Employment Compensation
The 2023 Letter Agreements contained provisions for the Named Executive Officers’ compensation in the event of certain terminations of employment, including in connection with a change in control of the Company. We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate a smooth transition of their roles to their successors and their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.
The PBRSUs granted to our Named Executive Officers provide for certain accelerated vesting upon certain qualified terminations, which is described below in “Potential Payments Upon Termination or Change of Control.”
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
For information on the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2023, see “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Policy Prohibiting Derivative Securities Transactions, Hedging and Pledging of Our Equity Securities
Our Insider Trading Policy prohibits all our employees, including our executive officers, and the members of our Board from engaging in derivative securities transactions with respect to our common stock and from hedging the risk of their ownership of our common stock through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy generally restricts our employees and directors from pledging our securities as collateral or holding our securities in a margin account.
Stock Ownership Guidelines Policy
In order to further align the financial interests of our executive officers with those of our stockholders, we maintain minimum stock ownership guidelines for our executive officers. Our executive officers must own equity in accordance with the following schedule:

Leadership Position	Value of Shares
Chief Executive Officer	6x annual base salary
Chief Financial Officer	4x annual base salary
All other Executive Officers	3x annual base salary
Executive Vice Presidents with annual long-term incentive target of 100% or higher (excluding Executive Officers)	2x annual base salary

Executive officers may satisfy their ownership requirements with shares of common stock owned directly, shares of common stock owned indirectly (e.g., by a spouse or a trust) or unvested time-based RSUs. Vested and unvested stock options and unvested PBRSUs are not counted toward the ownership requirements. Executive officers have five years from the later of (i) the adoption date of the policy and (ii) their appointment to a position that qualifies them as an executive officer to satisfy the ownership requirements. Once an executive officer has met his or her ownership requirements, in the event of a subsequent decline in the average closing price of a share of our common stock such that the requirements are no longer met, the executive officer is deemed to continue to meet the ownership requirements so long as he or she continues to own the same number of shares and/or vested stock options that he or she owned at the time the requirements were met. All of our Named Executive Officers are expected to satisfy the requirement by the required deadline.

Tax and Accounting Considerations
Limitations on Deductibility of Executive Compensation
Prior to the TCJA that was signed into law December 22, 2017, Section 162(m) of the Code generally disallowed a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid in any fiscal year to certain named executive officers. Under the TCJA, effective starting with the 2018 tax year, Section 162(m) generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or CFO, or any of its three next-highest paid executive officers, without regard to whether or not the compensation was performance-based.
In approving the amount and form of compensation for our Named Executive Officers, the human capital committee considers all elements of our cost of providing such compensation. While the human capital committee will continue to consider the tax deductibility of compensation as one of many factors, the human capital committee retains the discretion to approve compensation for our Named Executive Officers that may result in non-deductible compensation expense when it believes that such compensation is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation earned by our Named Executive Officers. Due to rounding, totals may not equal the sum of the rows.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (6)	Total ($)
Lee Rivas	2023	$900,000	$—	$12,240,021		$—	$1,015,200	(8)	$4,155	$14,159,376
Chief Executive Officer (2)	2022	$375,000	$—	$3,000,001		$—	$409,688		$—	$3,784,689

Jennifer Williams	2023	$573,438	$—	$2,070,009		$—	$539,020	(8)	$6,425	$3,188,892
Chief Financial Officer

John Sparby (3)	2023	$750,000	$—	$1,875,007	(7)	$—	$705,000	(8)	$7,115	$3,337,123
President	2022	$500,000	$150,000	$3,000,001		$—	$—		$6,990	$3,656,991
	2021	$500,000	$—	$1,328,915		$—	$500,000		$6,984	$2,335,899

Kyle Hicok	2023	$479,625	$—	$1,488,003		$—	$364,800	(9)	$6,883	$2,339,312
Chief Commercial Officer

Rachel Wilson (4)	2023	$250,000	$—			$—	$—		$505,609	$755,609
Former Chief Financial Officer	2022	$500,000	$250,000	$3,000,001		$—	$—		$435,710	$4,185,711
	2021	$491,250	$175,000	$1,409,225		$—	$500,000		$300,554	$2,876,029

Gary Long (5)	2023	$38,194	$—	$—		$—	$—		$465,324	$503,518
Former Chief Commercial Officer	2022	$500,000	$100,000	$3,000,001		$—	$250,000		$9,145	$3,859,146
	2021	$500,000	$—	$1,303,610		$—	$397,505		$14,329	$2,215,444

(1)    Valuation of these stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during 2023, 2022, and 2021. The grant date fair value of the 2023 PBRSU Awards is based on the probable outcome of the performance conditions, which was target, or 100%, as of the grant date. The grant date fair value of the 2023 PBRSU Awards assuming the maximum level of performance is achieved is as follows:

Name	Fair Value
Lee Rivas	$18,360,031
Jennifer Williams	$3,105,029
John Sparby	$2,250,011
Kyle Hicok	$2,232,020

(2)    Mr. Rivas joined our Company with the Cloudmed Acquisition in June 2022 and was appointed President. He succeeded Mr. Flanagan as Chief Executive Officer in January 2023. Mr. Rivas’ 2022 salary reflects only the period following the Cloudmed Acquisition.
(3)    Mr. Sparby was appointed Executive Vice President, Operations & Delivery and Chief Operating Officer in January 2021. His title was updated to Executive Vice President, Chief Solutions and Customer Officer in June 2022. He succeeded Mr. Rivas as President in January 2023.
(4)    Ms. Wilson stepped down from her role as Chief Financial Officer and Treasurer on January 5, 2023 and assumed the role of Executive Advisor until June 30, 2023 when she separated from the Company.

(5)    Mr. Long stepped down from his role on January 5, 2023 and separated from the Company on January 27, 2023.
(6)    Amounts reported for 2023 include:

Named Executive Officer	Imputed Income (in relation to Company-paid premiums for long-term disability coverage)	Group Term Life	Physical	Relocation Support	Severance		Total
Mr. Rivas	$3,220	$810	$125	$—	$—		$4,155
Ms. Williams	$5,615	$810	$—	$—	$—		$6,425
Mr. Sparby	$6,181	$810	$125	$—	$—		$7,115
Mr. Hicok	$6,242	$516	$125	$—	$—		$6,883
Ms. Wilson	$3,590	$621	$—	$1,397	$500,000	(a)	$505,609
Mr. Long	$6,180	$810	$—	$—	$458,333	(b)	$465,324
(a) Includes $250,000 paid in 2023 as continued base salary payments for six months following termination and $250,000 lump sum cash severance payment.
(b) Includes $458,333 paid in 2023 as continued base salary payments following termination, pursuant to the terms of Mr. Long’s separation agreement.
(7)    Consists of $375,000 in RSUs granted on April 1, 2023 in connection with Mr. Sparby’s 2022 bonus replacement and an aggregate $1,500,007 in 2023 Awards granted on May 2, 2023.
(8)    Consists of cash incentive bonus for 2023 paid in March 2024 under our annual cash incentive bonus plan.
(9)    Consists of cash incentive bonus for 2023 paid in March 2024 under our annual cash incentive bonus plan and commission-based incentive of $139,200.

Grants of Plan-Based Awards in 2023
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2023 to our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee Rivas	N/A	Cash Incentive Bonus (2)	$—	$1,080,000	$—
	5/2/2023	PBRSUs (3)				294,420	588,840	1,177,680		$9,180,016
	5/2/2023	RSUs (5)							196,280	$3,060,005

Jennifer Williams	N/A	Cash Incentive Bonus (2)	$—	$573,438	$—
	5/2/2023	PBRSUs (3)				49,792	99,584	199,168		$1,552,515
	5/2/2023	RSUs (5)							33,194	$517,494

John Sparby	N/A	Cash Incentive Bonus (2)	$—	$750,000	$—
	5/2/2023	PBRSUs (3)				36,081	72,162	144,324		$1,125,006
	5/2/2023	RSUs (5)							24,054	$375,002
	4/1/2023	RSUs (6)							25,000	$375,000

Kyle Hicok	N/A	Cash Incentive Bonus (2)	$—	$239,813	$—
	N/A	Commission-Based Incentive Bonus (4)	$—	$240,000	$—
	5/2/2023	PBRSUs (3)				35,793	71,585	143,170		$1,116,010
	5/2/2023	RSUs (5)							23,861	$371,993

Rachel Wilson	N/A	N/A

Gary Long	N/A	N/A

(1)    The amounts in the table reflect the full grant date fair value of options, RSUs and PBRSUs computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. The grant date fair value of time-vesting RSUs is based on the closing price of our common stock on the date of grant. The grant date fair value of PBRSUs is based on achievement at the target payout level, or 100%. For assumptions made in the valuation, see footnote Note 13of our 2023 Annual Report on Form 10-K.
(2)    Reflects cash incentive awards granted under the 2023 Bonus Plan. See “Compensation Discussion and Analysis— Executive Compensation Program Design—Annual Cash Incentives”.

(3)    Reflects PBRSUs that are subject to both a time-based vesting condition and a performance-based vesting condition. The time-based vesting condition for these awards will be satisfied on the earlier of December 31, 2025 or a qualifying change of control, subject in each case to continued employment. The PBRSUs performance-vest based on achievement of performance objectives comprised of a combination of cumulative adjusted EBITDA, entry into new end-to-end RCM agreements, and modular sales revenue. The number of shares earned will be based upon the achievement of performance conditions and will range from 0% to 200% of the Equity Incentive Plan target award. The grant date fair value is based on the probable outcome of the performance conditions, which was target, or 100%, as of the grant date.
(4)    Reflects cash commission-based commercial incentives.
(5)    Reflects RSUs that vest annually and ratably over the three-year period following the grant date.
(6)    Reflects RSU award granted on April 1, 2023 that vested on December 15, 2023.
Outstanding Equity Awards at December 31, 2023
The following table sets forth information regarding stock options and stock awards held by our Named Executive Officers as of December 31, 2023.

Name	Option Awards						Stock Awards
	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(9)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(10)
Lee Rivas	319,507	(2)			N/A	N/A
			191,704	(3)	N/A	N/A
										151,286	(5)	$1,599,093
										294,420	(6)	$3,112,019
										294,420	(6)	$3,112,019
							98,140	(7)	$1,037,340
							98,140	(7)	$1,037,340

Jennifer Williams	38,340	(2)			N/A	N/A
			51,121	(3)	N/A	N/A
										100,858	(5)	$1,066,069
										99,584	(6)	$1,052,603
							33,194	(7)	$350,861

John Sparby	12,965	(1)	—		$2.42	10/3/2026
	10,000	(8)	—		$3.85	6/12/2027
										73,314	(4)	$774,929
										151,286	(5)	$1,599,093
										72,162	(6)	$762,752
							24,054	(7)	$254,251

Kyle Hicok	52,842	(2)			N/A	N/A
			70,456	(3)	N/A	N/A
										126,072	(5)	$1,332,581
										71,585	(6)	$756,653
							23,861	(7)	$252,211

Rachel Wilson
										59,540	(4)	$629,338
										34,300	(5)	$362,551

Gary Long
										47,948	(4)	$506,810

(1)    Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016. They vested in equal installments on April 1, 2018, April 1, 2019, April 1, 2020, and April 1, 2021.
(2)    Represents time-based profit units granted in connection with and as a part of the Cloudmed compensation and incentive arrangements prior to the consummation of the Cloudmed Acquisition. These profit units immediately vested upon the closing of the Cloudmed Acquisition and were converted into management units of CoyCo 2, L.P. Although, the management units have no exercise price or expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as "Option" awards. Awards reflected as "Exercisable" are time-vesting profit units that have vested but remain outstanding. The number of profit units held is subject to future adjustment based on the holder's proportionate interest as a result of forfeitures by other holders.
(3)    Represents performance-based profit units granted in connection with and as a part of the Cloudmed compensation and incentive arrangements prior to the consummation of the Cloudmed Acquisition. These profit units were converted into management units of CoyCo 2, L.P upon the closing of the Cloudmed Acquisition. The awards vest upon achievement by New Mountain Capital L.L.C. of specified multiples of base equity value (i.e., generally the aggregate equity value of New Mountain’s investment in Cloudmed as of the original grant date) and are subject to continued service with the Company and its affiliates, including Cloudmed, through the applicable vesting date. The management units have no exercise price or expiration date. The number of profit units held is subject to future adjustment based on the holder's proportionate interest as a result of forfeitures by other holders.
(4)    PBRSU award granted on May 1, 2021 (“2021 PBRSU”). Pursuant to the award agreement, the PBRSUs were subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition was satisfied on December 31, 2023. The performance-based vesting conditions based on achievement of cumulative adjusted EBITDA and end-to-end RCM agreement growth were satisfied at the performance metric of 100% upon the filing of our annual report on Form 10-K on February 27, 2024. The target number of shares subject to the award was 36,657 for Mr. Sparby. The amounts reported for Ms. Wilson and Mr. Long reflect the pro rata portion of the 2021 PBRSUs that remain outstanding and eligible to vest based on actual performance pursuant to the “Good Leaver Termination” (as defined in the applicable award agreement) treatment set forth in the applicable award agreement. The target number of such pro rata shares was 29,770 for Ms. Wilson and 23,974 for Mr. Long. Amount represents the number of shares that would be earned based on achieving the maximum level of performance, because our performance through December 31, 2023 indicated performance at target for this award.
(5)    PBRSU award granted on June 21, 2022 (“2022 PBRSU”). Pursuant to the award agreement, the PBRSUs will be subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition for Mr. Rivas, Ms. Williams, Mr. Sparby and Mr. Hicok may be satisfied with respect to (i) one-third on December 31, 2024, (ii) one-third on December 31, 2025, and (iii) one-third on December 31, 2026; provided, however, the time-based vesting condition will be satisfied upon a qualifying change of control if earlier, subject in each case to continued employment. The performance-based vesting conditions will be satisfied based on our cumulative adjusted EBITDA, the entry into new end-to-end RCM agreements, and modular sales revenue through the applicable measurement date. The target number of shares subject to the award is 151,286 for Mr. Rivas, 100,858 for Ms. Williams, 151,286 for Mr. Sparby, 126,072 for Mr. Hicok, and 34,300 for Ms. Wilson (which reflects the pro rata portion of the 2022 PBRSUs that remain outstanding and eligible to vest based on actual performance pursuant to the “Good Leaver Termination” (as defined in the award agreement) treatment set forth in the award agreement. Amount represents the number of shares that would be earned based on achieving the target level of performance, because our performance through December 31, 2023 indicated performance between the threshold and target levels for these awards. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 200% of the target award.
(6)    2023 PBRSU Awards granted on May 2, 2023. Pursuant to the award agreement, the 2023 PBRSU Awards will be subject to both a time-based vesting condition and performance-based vesting conditions. The time-based vesting condition may be satisfied on the earlier of December 31, 2025 and a qualifying change of control (the “May 2023 Performance Measurement Date”). The performance-based vesting conditions will be satisfied based on our cumulative adjusted EBITDA, the entry into new end-to-end RCM agreements, and modular sales revenue through the May 2023 Performance Measurement Date. The target number of shares subject to the award is 588,840 for Mr. Rivas, 99,584 for Ms. Williams, 72,162 for Mr. Sparby, and 71,585 for Mr. Hicok. Amount represents the number of shares that would be earned based on achieving the target level of performance, because our performance through December 31, 2023 indicated performance between the threshold and target levels for these awards. The number of shares earned will be based upon the achievement of a performance-based vesting condition and will range from 0% to 200% of the target award.
(7)    RSU award granted on May 2, 2023 (“2023 RSU”). Pursuant to the award agreement, the RSUs will be subject to a time-based vesting condition. The time-based vesting condition for Mr. Rivas, Ms. Williams, Mr. Sparby and Mr. Hicok may be satisfied with respect to (i) one-third on May 2, 2024, (ii) one-third on May 2, 2025, and (iii) one-third on May 2, 2026; subject in each case to continued employment.
(8)    These stock options were granted pursuant to the Company’s stock option exchange program. The awards were granted on June 12, 2017 and vested in equal installments on June 12, 2018 and June 12, 2019.

(9)    Market value is based on the closing price of our common stock on the NASDAQ on December 31, 2023.
(10)    Market value assumes vesting of 100% of the target award and the closing price of our common stock on the NASDAQ on December 31, 2023. The number of shares earned will be based upon the achievement of a performance-based condition and will range from 0% to 200% of the target award.
Option Exercises and Stock Vested
The following table sets forth information regarding stock acquired upon exercise of options by our Named Executive officers and vesting of PBRSUs and RSUs during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Lee Rivas	—	$—	—	$—
Jennifer Williams	—	$—	—	$—
John Sparby	—	$—	168,486	$2,352,098
Kyle Hicok	—	$—	—	$—
Rachel Wilson	—	$—	115,146	$1,677,681
Gary Long	—	$—	143,486	$2,090,598

(1)    Represents shares of PBRSUs and RSUs that vested during the year ended December 31, 2023.
(2)    Based on the closing price of our common stock on the Nasdaq on the date of vesting.
Potential Payments Upon Termination or Change of Control
The table below provides information related to potential payments upon termination of our Named Executive Officers by the Company without “cause,” or for “good reason” (as applicable) other than in connection with a change of control, assuming the terminations were effective on December 31, 2023.

Name	Severance (1)		Annual Incentive (2)	Equity Awards (3)	Benefits (4)	Total
Lee Rivas	$3,960,000		$2,095,200	$436,774	$40,956	$6,532,930
Jennifer Williams	$575,000		$539,020	$291,182	$—	$1,405,202
John Sparby	$750,000		$1,455,000	$824,238	$17,277	$3,046,515
Kyle Hicok	$960,000		$314,693	$363,989	$34,642	$1,673,324
Rachel Wilson (5)	$750,000	(6)	$—	$608,196	$—	$1,358,196
Gary Long (5)	$500,000		$—	$253,405	$27,361	$780,766

(1)    Severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or resignation for good reason (as applicable). Severance for Mr. Rivas is equal to two times the sum of Mr. Rivas’s base salary and target annual bonus, payable in substantially equal monthly installments for a period of 24 months following Mr. Rivas’s termination date. Severance for Mr. Sparby is equal to Mr. Sparby’s annual base salary, payable over 12 months. Severance for Ms. Williams is equal to Ms. Williams’ annual base salary, payable over 12 months. Severance for Mr. Hicok is equal to continued base salary payments for 24 months following termination.
(2)    Annual incentive represents (i) for Mr. Rivas and Mr. Sparby, an additional cash payment that each is entitled to receive upon termination without cause or for good reason for the 2023 cash incentive bonus award, as well as the earned but unpaid 2023 cash incentive bonus award, and (ii) for Ms. Williams and Mr. Hicok, the earned but unpaid 2023 cash incentive bonus award (including earned but unpaid commission-based commercial incentives for Mr. Hicok).

(3)    Pursuant to the terms of the RSU award agreements, upon a good leaver termination that occurs on or after the first anniversary of the grant date but prior to the last time-vesting date, a pro rata portion of the next tranche of RSUs scheduled to vest will vest (with such pro rata portion determined based on the number of days of service from the last vesting date through and including the effective date of the termination). No amounts are reported for the RSUs since the hypothetical termination date of December 31, 2023 would have occurred prior to the first anniversary of the grant date. Pursuant to the terms of the PBRSU award agreements, upon a good leaver termination that occurs on or after the first anniversary of the grant date but prior to the applicable performance measurement date, a pro rata portion of the PBRSUs will be deemed to satisfy the time-based condition, with such pro rata portion determined based on the number of days in the performance period served (or number of days from the grant date through and including the 24-month anniversary of the performance measurement date, in the case of the 2022 PBRSUs), and such PBRSUs (having satisfied the time-based condition) will remain eligible to vest based on actual performance at the end of the performance period (or, if earlier, upon a change of control). The amounts included for the 2021 PBRSUs are based on actual performance as of December 31, 2023, which is the “performance measurement date” under the terms of the applicable award agreement. The amounts included for the 2022 PBRSUs are estimates only, as the applicable performance periods have not yet concluded. No amounts are reported for the 2023 PBRSUs since the hypothetical termination date of December 31, 2023 would have occurred prior to the first anniversary of the grant date.
(4)    Our Named Executive Officers are entitled to receive a continuation of benefits upon termination. Mr. Rivas and Mr. Hicok are each entitled to 18 months of benefit continuation, while the remaining Named Executive Officers are entitled to 12 months. The amounts reflect the current benefit amounts for each executive.
(5)    All amounts reported for Ms. Wilson and Mr. Long reflect the actual amounts payable to Ms. Wilson and Mr. Long in connection with their termination of employment on June 30, 2023 and January 27, 2023, respectively. Ms. Wilson’s and Mr. Long’s departures were treated as a “Good Leaver Termination” (as such term is defined in the applicable PBRSU award agreement) for purposes of the outstanding PBRSUs held by Ms. Wilson and Mr. Long, respectively, as of the date of their departures.
(6)    Amount reflects (i) 12 months of base salary continuation, provided that, in the event Ms. Wilson obtains other full-time employment that is competitive to the Company, Ms. Wilson will not be entitled to any further base salary continuation payments beginning on the effective date of such new employment, and (ii) $250,000 lump sum payment.
The table below provides information related to potential payments upon termination of our Named Executed Officers without “cause” or for “good reason,” as applicable, in each case within 12 months following a change of control, assuming the terminations were effective on December 31, 2023; provided, that, amounts reported under the “Equity Awards” column are payable upon a change of control regardless whether a qualifying termination occurs.

Name	Severance (1)	Annual Incentive (2)	Equity Awards (3)		Benefits (4)	Total
Lee Rivas	$3,960,000	$2,095,200	$22,093,604	(5)	$40,956	$28,189,760
Jennifer Williams	$575,000	$539,020	$3,544,070	(5)	$—	$4,658,090
John Sparby	$750,000	$1,455,000	$2,143,907		$17,277	$4,366,184
Kyle Hicok	$960,000	$314,693	$4,353,639	(5)	$34,642	$5,662,974
Rachel Wilson	$750,000	$—	$608,196		$—	$1,358,196
Gary Long	$500,000	$—	$253,405		$27,361	$780,766

(1)    Salary severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or resignation for good reason (as applicable) within 12 months following a change in control. Severance for Mr. Rivas is equal to two times the sum of Mr. Rivas's base salary and target annual bonus, paid in a lump sum within 60 days following Mr. Rivas's termination date. Severance for Mr. Sparby is equal to Mr. Sparby’s annual base salary, payable over 12 months. Severance for Ms. Williams is equal to Ms. Williams’ annual base salary, payable over 12 months. Severance for Mr. Hicok is equal to continued base salary payments for 24 months following termination.
(2)    Annual incentive represents (i) for Mr. Rivas and Mr. Sparby, an additional cash payment that each is entitled to receive upon termination without cause or for good reason for the 2023 cash incentive bonus award, as well as the earned but unpaid 2023 cash incentive bonus award, and (ii) for Ms. Williams and Mr. Hicok, the earned but unpaid 2023 cash incentive bonus award (including earned but unpaid commission-based commercial incentives for Mr. Hicok).

(3)    The following treatment is provided pursuant to the applicable award agreements upon a change of control, regardless whether a qualifying termination occurs. For the 2021 PBRSU, 2022 PBRSU, and 2023 PBRSU Awards, the performance measurement date is the effective date of the change of control transaction in the event the change of control transaction occurs prior to the “Non-COC Measurement Date” set forth in the applicable award agreement. The time-based vesting condition is deemed satisfied as of the change in control. Target achievement levels are pro-rated for the time elapsed during the year in which the performance measurement date occurs (“COC Year”). For cumulative adjusted EBITDA, target achievement levels for the COC Year are pro-rated for the number of full fiscal quarters elapsed in the COC Year. The pro-rated target achievement levels for the COC Year are then multiplied by the budget weighting, which is the percentage equal to the aggregate EBITDA for the full fiscal quarters elapsed in the COC Year divided by aggregate EBITDA for the full COC Year, as reflected in the Company’s then-current operating budget for the COC Year. For end-to-end RCM agreement growth, target achievement levels are pro-rated on a straight-line basis according to the number of full months elapsed during the year in which the performance measurement date occurs prior to the change in control transaction. For modular sales revenue (with respect to the 2022 PBRSUs and 2023 PBRSUs), target achievement levels for the COC Year are pro-rated for the number of full fiscal quarters elapsed in the COC Year. The pro-rated target achievement levels for the COC Year are then multiplied by the budget weighting, which is the percentage equal to the aggregate modular sales revenue for the full fiscal quarters elapsed in the COC Year divided by aggregate modular sales revenue for the full COC Year, as reflected in the Company’s then-current operating budget for the COC Year. The market price utilized reflects the value based on the $10.57 closing price of our common stock on December 31, 2023. The amounts assume 100% vesting of the 2021 PBRSUs, 81% vesting of the 2022 PBRSUs, and 61% vesting of the 2023 PBRSUs, based on performance through December 31, 2023.
(4)    Our Named Executive Officers are entitled to receive a continuation of benefits upon termination. Mr. Rivas and Mr. Hicok are each entitled to 18 months of benefit continuation, while the remaining Named Executive Officers are entitled to 12 months. The amounts reflect the current benefit amounts for each executive.
(5)    Subject to continued service, assuming a change of control sale price equal to the Company’s value on December 31, 2023, Mr. Rivas, Ms. Williams, and Mr. Hicok would be entitled to $17,030,743, $2,043,688, and $2,816,662, respectively, with respect to their profit units, which is included in the amount reported.
Letter Agreements and Award Agreements with Named Executive Officers
The award agreements pursuant to which PBRSUs and RSUs were granted to our Named Executive Officers and the 2023 Letter Agreements provide the treatment upon qualifying terminations and in connection with a change of control and severance entitlements, as applicable, quantified above under “Potential Payments Upon Termination or Change in Control” assuming a qualifying termination occurred on December 31, 2023.
PBRSU Award Agreements
With respect to the 2023 PBRSU Awards, the time-based vesting condition will be satisfied on the earlier of a date specified in the applicable award agreement and the date of a qualifying “Change of Control” (as defined in the applicable award agreement) (the “Performance Measurement Date”), subject to the Named Executive Officer not incurring a termination (other than in the case of a “Good Leaver Termination” (as defined in the applicable award agreement)). The performance-based vesting condition will be satisfied based upon achievement by the Company of certain Cumulative Adjusted EBITDA, End-to-End RCM Agreement Growth, and Modular Sales Revenue targets, as such terms are defined in the applicable award agreement, measured at the Performance Measurement Date. The number of shares of the Company’s common stock earned will be based upon the level of achievement of the performance-based vesting condition, and may be below the target number of shares or above the target number of shares subject to the PBRSUs, depending on the levels of performance, with interpolation between the specified threshold and target, and target and maximum, levels of performance. If the Named Executive Officer ceases to perform services for the Company for any reason (other than in the case of a Good Leaver Termination), all PBRSUs granted to the Named Executive Officer that are unvested will be forfeited. In the case of a Good Leaver Termination that occurs on or after the first anniversary of the grant date but before the Performance Measurement Date, the time-based vesting condition will be deemed satisfied for a pro-rated number of PBRSUs based on the number of days in the Performance Period (as defined in the applicable award agreement) from the grant date to the date of such Good Leaver Termination, with the performance-based vesting condition measured as of the Performance Measurement Date based on actual performance. In the event of a change of control, and provided the Named Executive Officer has not incurred a termination through such change of control, the target performance levels for the performance-based vesting condition will be pro-rated for the time elapsed during the year in which the change of control occurs.

With respect to the 2022 PBRSU Awards granted to Ms. Wilson, Mr. Long, Mr. Sparby and Mr. Rivas, the time-based vesting condition will be satisfied in three equal installments on each of the Performance Measurement Date (as defined therein), the 12-month anniversary of the Performance Measurement Date, and the 24-month anniversary of the Performance Measurement Date (each, a “Time Vesting Date”), subject to the Named Executive Officer not incurring a termination (other than in the case of a “Good Leaver Termination” (as defined in the 2022 PBRSU Award Agreement)). In the case of a Good Leaver Termination that occurs on or after the first anniversary of the grant date but before the last Time Vesting Date, subject to a release, the time-based vesting condition will be deemed satisfied for a pro rata portion of PBRSUs, with the performance-based vesting condition measured as of the Performance Measurement Date based on actual performance. In the event of a change of control, and provided the Named Executive Officer has not incurred a termination through such change of control, the time-based condition will be deemed satisfied and target performance levels for the performance-based vesting condition will be pro-rated for the time elapsed during the year in which the change of control occurs.
With respect to the 2021 PBRSU Awards, the time-based vesting condition will be satisfied on the Performance Measurement Date, subject to the Named Executive Officer not incurring a termination (other than in the case of a “Good Leaver Termination” (as defined in the applicable award agreement)). The performance-based vesting condition will be satisfied based upon achievement by the Company of certain Cumulative Adjusted EBITDA and End-to-End RCM Agreement Growth targets, as such terms are defined in the applicable award agreement, measured at the Performance Measurement Date. The number of shares of the Company’s common stock earned will be based upon the level of achievement of the performance-based vesting condition, and may be below the target number of shares or above the target number of shares subject to the PBRSUs, depending on the levels of performance, with interpolation between the specified threshold and target, and target and maximum, levels of performance. If the Named Executive Officer ceases to perform services for the Company for any reason (other than in the case of a Good Leaver Termination), all PBRSUs granted to the Named Executive Officer that are unvested will be forfeited. In the case of a Good Leaver Termination that occurs on or after the first anniversary of the grant date but before the Performance Measurement Date, the time-based vesting condition will be deemed satisfied for a pro-rated number of PBRSUs based on the number of days in the Performance Period (as defined in the applicable award agreement) from the grant date to the date of such Good Leaver Termination, with the performance-based vesting condition measured as of the Performance Measurement Date based on actual performance. In the event of a change of control, and provided the Named Executive Officer has not incurred a termination through such change of control, the target performance levels for the performance-based vesting condition will be pro-rated for the time elapsed during the year in which the change of control occurs.
RSU Award Agreements
With respect to the RSUs granted on May 2, 2023, if the Named Executive Officer incurs a Good Leaver Termination (as defined therein) on or after the first anniversary of the grant date but prior to the final vesting date, the vesting condition will be deemed satisfied with respect to a pro rata portion of the next tranche of RSUs vesting on the immediately following vesting date (with such pro rata portion determined based on the number of days of service from the last vesting date through and including the effective date of the termination). If the Named Executive Officer incurs a termination for any reason other than a Good Leaver Termination, all unvested RSUs are forfeited for no consideration.
2023 Letter Agreement with Mr. Rivas
In connection with Mr. Rivas’ appointment as Chief Executive Officer, the Company and Mr. Rivas entered into a 2023 Letter Agreement, dated as of November 7, 2022, which, as of January 1, 2023, superseded the 2022 Letter Agreement between the Company and Mr. Rivas, dated June 21, 2022. Pursuant to the 2023 Letter Agreement, Mr. Rivas will receive an annualized base salary of $900,000 and will be eligible to receive an annual discretionary performance bonus for each year he is employed by the Company with a target equal to 120% of his annualized base salary. Mr. Rivas will also be eligible to participate in the Company’s long-term incentive program and to receive discretionary awards thereunder, with a target value of 680% of his annualized base salary.

Under the terms of the 2023 Letter Agreement, if Mr. Rivas’ employment is terminated by the Company without “Cause” or he resigns for “Good Reason” (each as defined therein), he will be entitled to receive the following severance benefits: (i) an amount equal to two times the sum of his base salary and annual performance bonus target, payable over a period of 24 months following the termination; provided, however, that in the event of his resignation for “Good Reason” or termination by the Company without “Cause” within 24 months following a change of control, such payment shall be made by the Company in a lump sum within 60 days following such termination, (ii) a pro-rated annual bonus for the calendar year in which his termination occurs, with the amount of such bonus based on the greater of (A) target performance and (B) actual performance results under the Company’s annual bonus plan, payable at the time such bonuses are paid to other senior executives of the company, and (iii) continued coverage under the Company’s group health plan for Mr. Rivas and his eligible dependents at the same cost as if he were an employee of the Company for up to 18 months following the termination, subject to Mr. Rivas’ timely election and continued eligibility (collectively, the “Severance Benefits”). The Severance Benefits are conditioned upon Mr. Rivas’ execution and non-revocation of a release of claims in favor of the Company and his continued compliance with his restrictive covenant obligations, which include a non-solicitation covenant that applies for the duration of Mr. Rivas’ employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Mr. Rivas’ employment and for a period of 12 months thereafter and customary confidentiality, nondisclosure, assignment of intellectual property and mutual non-disparagement covenants.
2023 Letter Agreement with Mr. Sparby
In connection with the appointment of Mr. Sparby as President, the Company and Mr. Sparby entered into the 2023 Letter Agreement, effective January 1, 2023. Pursuant to the 2023 Letter Agreement, Mr. Sparby receives an annualized base salary of $750,000 and is eligible to receive an annual discretionary performance bonus for each year he is employed by the Company with a target equal to 100% of his annualized base salary. Mr. Sparby will also continue to be eligible to participate in the Company’s long-term incentive program and to receive discretionary awards thereunder, with a target value of 200% of his annualized base salary. Under the terms of the 2023 Letter Agreement, if Mr. Sparby’s employment is terminated by the Company without “Cause” or he resigns for “Good Reason” (each as defined in the 2023 Letter Agreement), he will be entitled to receive the following severance benefits, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations: (i) an amount equal to his base salary, payable over a period of 12 months following the termination, (ii) a lump sum payment equal to his target annual bonus and (iii) subject to Mr. Sparby’s timely election and continued eligibility, continued coverage under the Company’s group health plan of Mr. Sparby and his eligible dependents at the same cost as if he were an employee of the Company for up to 12 months following the termination (provided that in the event Mr. Sparby obtains other employment that offers group health benefits, such continuation of coverage will cease). Pursuant to the 2023 Letter Agreement, Mr. Sparby is subject to a non-solicitation covenant that applies for the duration of Mr. Sparby’s employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Mr. Sparby’s employment and for a period of 12 months thereafter and customary confidentiality, nondisclosure, assignment of intellectual property and mutual non-disparagement covenants.
2023 Letter Agreement with Jennifer Williams
In connection with the appointment of Ms. Williams to Executive Vice President and Chief Financial Officer, the Company and Ms. Williams entered into the 2023 Letter Agreement, effective January 5, 2023. Pursuant to the 2023 Letter Agreement, Ms. Williams receives an annual base salary of $575,000 and is eligible to receive an annual discretionary performance bonus for each year she is employed by the Company with a target equal to 100% of her annual base salary. Ms. Williams is also eligible to participate in the Company’s long-term incentive program and receive discretionary awards thereunder, with a target value equal to 360% of her annual base salary. In the event the Company terminates Ms. Williams’ employment without “Cause” or Ms. Williams resigns for “Good Reason” (each as defined in the 2023 Letter Agreement), she will be entitled to receive the following severance benefits, subject to her execution and non-revocation of a general release of claims and continued compliance with her restrictive covenant obligations: (i) an amount equal to her base salary, payable over a period of 12 months following the termination (provided that, in the event Ms. Williams obtains other full time employment that is competitive to the Company, Ms. Williams must notify the Company and will not be entitled to any such payment in respect of the period beginning on the effective date of such new employment), and (ii) subject to Ms. Williams’ timely election and continued eligibility, continued coverage under the Company’s group health plan of Ms. Williams and her eligible dependents at the same cost as if she were an employee of the Company for up to 12 months following the termination (provided that in the event Ms. Williams obtains other employment that offers group health benefits, such continuation coverage will cease). Pursuant to the 2023 Letter Agreement, Ms. Williams is subject to a non-solicitation covenant that applies for the duration of Ms. Williams’ employment and for a period of 18 months thereafter, a non-competition covenant that applies for the duration of Ms. Williams’ employment and for a period of 12 months thereafter and customary nondisclosure, assignment of intellectual property and non-disparagement covenants.

Ms. Williams’ letter agreement with the Company dated June 20, 2022 (the “2022 Williams Agreement”), which was superseded by the 2023 Letter Agreement, provided an annual base salary of $450,000 and an annual bonus target equal to 75% of her annual base salary. In the event the Company terminated her employment without “Cause” (as defined in the 2022 Williams Agreement), subject to compliance with the restrictive covenants and execution and non-revocation of a release of claims, Ms. Williams would have been entitled to continued base salary payments for 12 months, any earned but unpaid annual bonus, and COBRA continuation coverage (subject to her timely election, continued eligibility, continued copayment of premiums and continued compliance with the restrictive covenants) for 12 months. The 2022 Williams Agreement included non-solicitation and non-competition covenants that applied during employment and the 12-month period thereafter and perpetual non-disclosure and mutual non-disparagement covenants.
2023 Letter Agreement with Kyle Hicok
In connection with the appointment of Mr. Hicok to Executive Vice President and Chief Commercial Officer, the Company and Mr. Hicok entered into the 2023 Letter Agreement, effective January 5, 2023. Pursuant to the 2023 Letter Agreement, Mr. Hicok receives an annual base salary of $480,000 and is eligible to receive an annual discretionary performance bonus for each year he is employed by the Company with a target equal to 50% of his annual base salary. He will also participate in the Company’s commission program with a target equal to 50% of his annual base salary. Mr. Hicok is also eligible to participate in the Company’s long-term incentive program and receive discretionary awards thereunder, with a target value equal to 310% of his annual base salary. In the event the Company terminates Mr. Hicok’s employment without “Cause” (as defined in the 2023 Letter Agreement), he will be entitled to receive the following severance benefits, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations: (i) an amount equal to his monthly base salary rate, paid monthly over a period of 24 months following the termination (provided that, in the event Mr. Hicok obtains other full time employment that is competitive to the Company, Mr. Hicok must notify the Company and will not be entitled to any such payment in respect of the period beginning on the effective date of such new employment), and (ii) subject to Mr. Hicok’s timely election and continued eligibility, continued coverage under the Company’s group health plan of Mr. Hicok and his eligible dependents at the same cost as if he were an employee of the Company for up to 18 months following the termination (provided that in the event Mr. Hicok obtains other employment that offers group health benefits, such continuation coverage will cease). Pursuant to the 2023 Letter Agreement, Mr. Hicok is subject to a non-solicitation covenant that applies for the duration of Mr. Hicok’s employment and for a period of 24 months thereafter, a non-competition covenant that applies for the duration of Mr. Hicok’s employment and for a period of 24 months thereafter and customary nondisclosure, assignment of intellectual property and non-disparagement covenants.
Mr. Hicok’s letter agreement with the Company dated June 19, 2022 (the “2022 Hicok Agreement”), which was superseded by the 2023 Letter Agreement on January 5, 2023, provided an annual base salary of $450,000, an annual bonus target equal to 50% of his annual base salary, and an annual commission target equal to 50% of his annual base salary. In the event the Company terminated his employment without “Cause” or Mr. Hicok resigned for “Good Reason” (each as defined in the 2022 Hicok Agreement”), subject to compliance with the restrictive covenants and execution and non-revocation of a release of claims, Mr. Hicok would have been entitled to continued base salary payments for 18 months, any earned but unpaid annual bonus, a lump sum payment equal to a pro rata portion of the annual bonus plan target, and COBRA continuation coverage (subject to his timely election, continued eligibility, continued copayment of premiums and continued compliance with the restrictive covenants) for 18 months. The 2022 Hicok Agreement included non-solicitation and non-competition covenants that applied during employment and the 24-month period thereafter and perpetual non-disclosure and mutual non-disparagement covenants.
2023 Letter Agreements with Ms. Wilson and Mr. Long
Pursuant to the 2023 Letter Agreements with Ms. Wilson and Mr. Long, upon a termination without “Cause” (as defined therein) the Named Executive Officer would receive severance so long as such executive did not obtain other full-time employment that is competitive to the Company, as determined by the Company in its sole discretion. The 2023 Letter Agreements also included the addition of a clawback provision applicable to amounts paid or payable under the 2023 Letter Agreement to the extent such amounts are required to be recouped by the Company pursuant to applicable law or securities exchange listing standard, or as otherwise determined by the Board or a committee thereof. In addition, the amendments require an executive to execute and deliver a general release of claims in favor of the Company within 30 days of termination to be eligible to receive severance.
In connection with Ms. Wilson’s departure, the Company and Ms. Wilson entered into a Separation Agreement and General Release (the “Wilson Agreement”). Under the Wilson Agreement, Ms. Wilson was entitled to continued base salary payments for 12 months following termination (provided that such payments would cease if she obtained full-time employment that was competitive to the Company) as well as a one-time lump sum cash payment of $250,000, and COBRA continuation benefits for 12 months following termination (which was not elected and therefore is not included in the table above), all payable following receipt of a standard general release. Ms. Wilson’s departure was treated as a “Good Leaver Termination” (as such term is defined in the applicable PBRSU award agreement) for purposes of the outstanding PBRSUs held by Ms. Wilson as of the date of her departure.

In connection with Mr. Long’s departure, the Company and Mr. Long entered into a Separation Agreement and General Release (the “Long Agreement”). Under the Long Agreement, Mr. Long was entitled to post-departure compensation and benefits in accordance with the continued base salary payments for 12 months following termination (provided that such payments would cease if he obtained full-time employment that was competitive to the Company) and COBRA continuation benefits for 12 months following termination (which was not elected and therefore is not included in the table above), all payable following receipt of a standard general release. In addition, Mr. Long was entitled to any remaining payments under the terms of the 2022 R1 Sales Incentive Plan. Mr. Long’s departure was treated as a “Good Leaver Termination” (as such term is defined in the applicable PBRSU award agreement) for purposes of the outstanding PBRSUs held by Mr. Long as of the date of his departure.
Human Capital Committee Report
The human capital committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management. Based on such review and discussion with management, the human capital committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
By the human capital committee of the Board of Directors of R1 RCM Inc.
Ian Sacks (Chair)
Michael C. Feiner
Matthew Holt
Jill Smith
Human Capital Committee Interlocks and Insider Participation
None of our executive officers serves as a member of our Board or human capital committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our committees.
No member of the human capital committee in 2023 had any relationship with us during 2023 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, other than Mr. Sacks and Mr. Holt, who currently serve on the human capital committee. Mr. Sacks and Mr. Holt are employees of an affiliate of certain investment funds that hold an ownership interest in TCP-ASC and the CoyCo Entities, respectively. See “Related Party Transactions” for a description of the relationship and transactions between us and TCP-ASC and between us and the CoyCo Entities.
Pay versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our Named Executive Officers for the fiscal years ended on December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020.

Pay vs. Performance Disclosure (1)
							Value of Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO 1	Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 1 (2)(3)	Compensation Actually Paid to PEO 2 (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	R1 RCM Total Shareholder Return (5)	NASDAQ Health Care Index Total Shareholder Return (6)	Net Income (Loss)(7)	Adjusted EBITDA (8)
2023	$—	$14,159,376	$—	$10,038,406	$2,024,891	$1,273,073	$81	$121	$3,300,000	$614,300,000
2022	$7,621,575	$—	$(12,868,704)		$3,871,634	$304,063	$84	$109	$(63,300,000)	$423,800,000
2021	$15,817,911	$—	$31,825,685		$2,468,423	$6,271,044	$196	$123	$87,300,000	$345,800,000
2020	$4,794,578	$—	$37,523,887		$1,341,914	$4,293,655	$185	$104	$115,200,000	$240,500,000
(1)    R1’s principal executive officer (PEO) for fiscal year 2020 through fiscal year 2022 was Joseph Flanagan (“PEO 1”). R1’s PEO for fiscal year 2023 was Lee Rivas (“PEO 2”). R1’s other, non-PEO, named executive officers (“NEOs”) for fiscal year 2020 were Rachel Wilson, Richard B. Evans, Jr., and Gary Long. R1’s other, non-PEO, NEOs for fiscal year 2021 were Rachel Wilson, Gary Long, John Sparby, and Vijay Kotte. R1’s other, non-PEO, NEOs for fiscal year 2022 were Lee Rivas, Rachel Wilson, Gary Long, and John Sparby. R1's other, non-PEO, NEOs for fiscal year 2023 were Rachel Wilson, Gary Long, Jennifer Williams, Kyle Hicok, and John Sparby.

(2)

PEO “CAP” Calculation Detail	PEO 1 - Joseph Flanagan			PEO 2 - Lee Rivas
Compensation Element	2020	2021	2022	2023
SCT Reported Total Compensation	$4,794,578	$15,817,911	$7,621,575	$14,159,376
Aggregate SCT Reported Equity Compensation (-)	$(3,741,493)	$(13,166,182)	$(5,000,016)	$(12,240,021)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$6,574,298	$17,472,860	$1,008,482	$8,298,718
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Outstanding (+/-)	$4,232,168	$10,348,549	$(16,648,053)	$(179,667)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$—	$1,156,374	$—	$—
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Vesting During Covered FY (+/-)	$25,664,336	$196,173	$149,308	$—
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$—	$—	$—	$—
“Compensation Actually Paid” Determination	$37,523,887	$31,825,685	$(12,868,704)	$10,038,406
(3)    In calculating the compensation actually paid amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718 (excluding Mr. Rivas’ profit units). The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.
(4)

Average Non-PEO NEOs “CAP” Calculation Detail	Year
Compensation Element	2020	2021	2022	2023
SCT Reported Total Compensation	$1,341,914	$2,468,423	$3,871,634	$2,024,891
Aggregate SCT Reported Equity Compensation (-)	$(863,352)	$(1,370,444)	$(3,000,001)	$(1,086,604)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$1,517,023	$1,401,580	$1,490,924	$685,866
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Outstanding (+/-)	$614,080	$3,433,306	$(2,071,284)	$(700,948)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$—	$334,702	$—	$52,300
Year-Over-Year Change in Fair Value of Awards Granted During Prior Years & Vesting During Covered FY (+/-)	$1,683,990	$3,477	$12,790	$297,568
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$—	$—	$—	$—
“Compensation Actually Paid” Determination	$4,293,655	$6,271,044	$304,063	$1,273,073
(5)    Cumulative total shareholder return is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.
(6)    Cumulative total shareholder return for NASDAQ Healthcare Index is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.
(7)    Represents the amount of net income reflected in the Company’s restated audited GAAP financial statements.
(8)    For reconciliation of adjusted EBITDA, a non-GAAP measure, performance in accordance with GAAP to non-GAAP financial results to GAAP net income (loss), please see “Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC February 27, 2024.

Pay versus Performance Narrative Disclosure
R1’s human capital committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. To promote strong pay-for-performance orientation, when setting executive pay levels, the human capital committee considers the Company’s absolute and relative total shareholder return, short- and long-term business outlook, including net income, adjusted EBITDA, end-to-end RCM agreement growth, and modular sales revenue, and the broader market environment.
The following section provides a description of the relationships between R1’s total shareholder return relative to peer comparator indices, as well as compensation actually paid relative to R1’s total shareholder return, net income (loss), and adjusted EBITDA over the last four completed fiscal years. Note, the human capital committee assesses target compensation and potentially realizable compensation in addition to compensation actually paid to maintain a holistic understanding of executive total compensation packages.

Compensation Actually Paid vs. TSR
Compensation Actually Paid
$40m
$30m
$20m
$10m
$0m
($10)m
($20)m
Total Shareholder Return (Value of Fixed $100 Investment)
$200
$150
$100
$50
$0
2020
2021
2022
2023
$37.5m
$4.3m
$31.8m
$6.3m
($12.9)m
$0.3m
$10.0m
$1.3m
Compensation Actually Paid for First PEO
Compensation Actually Paid for Second PEO
Average Compensation Actually Paid for Non-PEO NEOs
R1 RCM Total Shareholder Return
NYSE Composite Total Shareholder Return

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
Net Income
$40m
$30m
$20m
$10m
$0m
($10)m
($20)m
$140m
$120m
$100m
$80m
$60m
$40m
$20m
$0m
($20)m
($40)m
($60)m
($80)m
$37.5m
$4.3m
$31.8m
$6.3m
($12.9)m
$0.3m
$10.0m
$1.3m
2020
2021
2022
2023
Compensation Actually Paid for First PEO
Compensation Actually Paid for Second PEO
Average Compensation Actually Paid for Non-PEO NEOs
Net Income

Compensation Actually Paid vs. Adjusted EBITDA
$40m
$30m
$20m
$10m
$0m
($10)m
($20)m
Compensation Actually Paid
$700m
$600m
$500m
$400m
$300m
$200m
$100m
$0m
Adjusted EBITDA
$37.5m
$4.3m
$31.8m
$6.3m
($12.9)m
$0.3m
$10.0m
$1.3m
2020
2021
2022
2023
Compensation Actually Paid for First PEO
Compensation Actually Paid for Second PEO
Average Compensation Actually Paid for Non-PEO NEOs
Adjusted EBITDA

Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
Provided below are the most important financial measures used to link compensation actually paid with R1 performance during the most recently completed fiscal year:

Adjusted EBITDA
End-to-End RCM Agreement Growth
Modular Sales Revenue
See the “Compensation Discussion and Analysis” above for additional detail on actions relating to executive compensation. The value ultimately realized by R1 RCM’s executive officers is still subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Rivas, our Chief Executive Officer in 2023.
We determined that the annual total compensation of the median employee who was employed as of December 31, 2023, excluding Mr. Rivas, was $14,476. Mr. Rivas’s 2023 annual total compensation was $14,186,666, and the ratio of these amounts was 980:1. Our median employee, as identified on December 31, 2023, is located in India.
To determine the annual total compensation of the “median employee,” the following methodology was used:
As of December 31, 2023, our total population consisted of 29,845 employees (including full-time, part-time and temporary employees). To identify the median compensated employee, we used base salary received in 2023, which was annualized for employees joining the Company during the year.
For employees located outside of the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the year (December 31, 2023).
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
The Board has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which R1 was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by R1 of a related person. Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.
Any related person transaction proposed to be entered into by R1 must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee.
Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.
In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.
Transactions involving compensation of executive officers will be reviewed and approved by the human capital committee in the manner specified in the charter of the human capital committee.
A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:
•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of business of R1;
•whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to R1 than the terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to R1 of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Person Transactions
All related party transactions were approved pursuant to the above policy other than (i) the A&R MPSA (as defined below), (ii) the Securities Purchase Agreement and Intermountain Services Agreement (as defined below) with Intermountain, (iii) the LifePoint MSA, LifePoint Securities Purchase Agreement and LifePoint Sub-sublease (as defined below), (iv) the Cloudmed Transaction Agreement (as defined below) and CoyCo Investor Rights Agreement, (v) the Sutter MSA, the Sutter PSA, the Sutter Director Nomination Agreement, and the Sutter Put Right Agreement (as defined below), and (vi) the Providence Securities Purchase Agreement, the Providence Director Nomination Agreement and the Providence Commercial Agreements (as defined below), because at the time of our entry such agreements, the applicable directors, executive officers or holders of 5% of our common stock were not yet related persons.
Since January 1, 2023, R1 has engaged in the following transactions with our directors, executive officers and holders of more than 5% of our common stock, and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our common stock, in which such person had or will have a direct or indirect material interest.
Cloudmed Transactions
On June 21, 2022, pursuant to the Transaction Agreement and Plan of Merger (the “Cloudmed Transaction Agreement”) dated as of January 9, 2022, among the Company, R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.), a Delaware corporation and wholly owned subsidiary of the Company (“Old R1 RCM”), Project Roadrunner Merger Sub Inc., formerly a wholly owned subsidiary of the Company (“R1 Merger Sub”), Cloudmed, the CoyCo Entities, and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, a Delaware limited liability company, the Company purchased Cloudmed, a leader in Revenue Intelligence™ solutions for healthcare providers, and affiliated entities (collectively, the “Cloudmed entities”), through (i) a merger of R1 Merger Sub with and into Old R1 RCM with Old R1 RCM as the surviving entity, which resulted in Old R1 RCM becoming a wholly owned subsidiary of the Company (the “Holding Company Reorganization”) and (ii) the CoyCo Entities contributing 100% of the equity of a blocker parent corporation of the Cloudmed entities in exchange for an aggregate of 135,929,742 shares of R1 common stock, subject to certain adjustments following the closing as set forth in the Transaction Agreement (the “Cloudmed Acquisition” and, together with the Holding Company Reorganization, the “Cloudmed Transactions”). In October 2022, the Company finalized those adjustments, resulting in an additional 55,846 shares of R1 common stock issued to the CoyCo Entities.
Pursuant to the Cloudmed Transaction Agreement, immediately prior to the completion of the Cloudmed Acquisition, Old R1 RCM implemented the Holding Company Reorganization, which resulted in the Company owning all of the capital stock of Old R1 RCM. Each share of Old R1 RCM’s common stock that was issued and outstanding immediately prior to the Holding Company Reorganization was automatically exchanged into an equivalent corresponding share of R1 common stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of common stock of Old R1 RCM being converted. Accordingly, upon consummation of the Holding Company Reorganization, all Old R1 RCM stockholders became stockholders of the Company. Immediately prior to the consummation of the Holding Company Reorganization, the name of Old R1 RCM was changed to “R1 RCM Holdco Inc.” and the name of the Company was changed to “R1 RCM Inc.” The common stock of R1, as successor to Old R1 RCM, began trading on Nasdaq under the symbol “RCM” on June 22, 2022.
Second Amended and Restated Registration Rights Agreement
Simultaneously with the closing of the Cloudmed Transactions, the Company, Old R1 RCM, the CoyCo Entities, TCP-ASC, Intermountain, and Shared Business Services, LLC, a Delaware limited liability company and a subsidiary of LifePoint Health, Inc., a Delaware corporation (“LifePoint” and, together with TCP-ASC, Intermountain and the CoyCo Entities, the “Investors”) entered into the Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Investors received certain registration rights covering the resale of shares of R1 common stock owned by the Investors, as well as any shares of R1 common stock issued by R1 upon the exercise of warrants held by certain of the Investors and any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the shares of R1 common stock referenced above (collectively, the “Registrable Securities”).

The Registration Rights Agreement provides that (i) Intermountain may only make one such demand for registration pursuant to a registration statement on Form S-3, (ii) TCP-ASC may only make five demands for registration (of which no more than three may be on a form other than Form S-3) and no more than three demands during any twelve-month period, and (iii) the CoyCo Entities may only make four demands for registration (of which no more than one may be on a form other than Form S-3) and no more than three demands during any twelve-month period. The Registration Rights Agreement also provides that whenever the Company registers shares of common stock under the Securities Act of 1933, as amended (the “Securities Act”) (other than on a Form S-4 or Form S-8, or in connection with any employee benefit or dividend reinvestment plan), then each Investor will have the right as specified therein to register its shares of R1common stock as part of that registration. The registration rights under the Registration Rights Agreement are subject to certain rights of the managing underwriters, if any, to reduce or exclude certain shares owned by the Investors from an underwritten registration. Except as otherwise provided, the Registration Rights Agreement requires the Company to pay for all costs and expenses, other than underwriting discounts, commissions and stock transfer taxes incurred in connection with the registration of the R1 common stock, provided that the Company will only be required to pay the fees and disbursements of one legal counsel to the Investors per registration and only $15,000 of aggregate expenses incurred or otherwise borne by each of Intermountain and LifePoint. The Company has also agreed to indemnify the Investors against certain liabilities, including liabilities under the Securities Act.
Amended and Restated Investor Rights Agreement (TCP-ASC)
Simultaneously with the closing of the Cloudmed Transactions, the Company, Old R1 RCM and TCP-ASC (and certain of its affiliated entities) entered into the TCP-ASC Investor Rights Agreement. Under the terms of the TCP-ASC Investor Rights Agreement, for so long as TCP-ASC’s “Ownership Threshold” (as that term is defined in the TCP-ASC Investor Rights Agreement) is met, TCP-ASC will be entitled to nominate such number of individuals to the Board constituting a majority of the Board and entitled to designate the chairperson of the Board. For so long as the Ownership Threshold is not met but TCP-ASC’s “Ownership Percentage” (as that term is defined in the TCP-ASC Investor Rights Agreement) exceeds 10% of R1’s outstanding common stock (taking into account the exercise of the warrant held by TCP-ASC), then TCP-ASC will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as TCP-ASC’s Ownership Percentage is in the aggregate at least 5% but less than 10% of R1’s outstanding common stock (in each case, taking into account the exercise of the warrant held by TCP-ASC), then TCP-ASC will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that R1 common stock is listed upon, if any), the Company will offer the TCP-ASC Designees an opportunity to, at TCP-ASC’s option, either sit on each regular committee of the Board in relative proportion to the number of TCP-ASC’s Designees on the Board or attend (but not vote) at the meetings of such committee as an observer.
Under the terms of the ASC-TCP Investor Rights Agreement, TCP-ASC must cause all of its common stock entitled to vote at any meeting of stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s nominating and corporate governance committee and against the removal of any director nominated by the Company’s nominating and corporate governance committee. TCP-ASC is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until such time as the Investor owns less than 25% of R1’s outstanding common stock (taking into account the exercise of the warrant held by TCP-ASC).
For so long as TCP-ASC meets the Ownership Threshold, the TCP-ASC Investor Rights Agreement requires the Company to obtain the approval of TCP-ASC prior to taking certain actions described therein.
The TCP-ASC Investor Rights Agreement requires that if the Company proposes to offer any equity or equity linked security to any person, then the Company must first offer TCP-ASC the right to purchase a portion of such securities equal to TCP- ASC’s Ownership Percentage. If TCP-ASC does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to TCP-ASC.
The Company will reimburse TCP-ASC for reasonable, documented, out-of-pocket travel and business expenses in connection with TCP-ASC’s performance under the TCP-ASC Investor Rights Agreement, or otherwise relating to the management and oversight of TCP-ASC’s investment in the Company (other than expenses related to filings solely in TCP-ASC’s capacity as a stockholder of the Company) subject to a $100,000 per fiscal year cap.
On February 5, 2024, pursuant to the Stipulation (as defined below), the Company and TCP-ASC entered into Amendment No. 1 to the TCP-ASC Investor Rights Agreement to eliminate TCP-ASC’s right to approve increases to the size of the Board. See “—In re R1 RCM Inc. Stockholders Litigation.”
On March 11, 2024, TCP-ASC submitted a request to the Company to grant certain waivers and approvals for purposes of antitakeover statutes in order to facilitate discussions with respect to a potential acquisition of shares of common stock not held by TCP-ASC. As announced on March 19, 2024, the Special Committee, formed to evaluate all strategic alternatives, has not approved the requested waiver.

Investor Rights Agreement (CoyCo Entities)
Simultaneously with the closing of the Cloudmed Transactions, the Company and the CoyCo Entities entered into the CoyCo Investor Rights Agreement. Under the terms of the CoyCo Investor Rights Agreement, for so long as the CoyCo Entities’ “Ownership Threshold” (as that term is defined in the CoyCo Investor Rights Agreement) is met, the CoyCo Entities will be entitled to nominate three individuals to the Board (collectively, the “CoyCo Designees”). For so long as the Ownership Threshold is not met but the CoyCo Entities’ “Ownership Percentage” (as that term is defined in the CoyCo Investor Rights Agreement) exceeds 10% of R1’s outstanding common stock (taking into account the exercise of the warrant held by TCP-ASC), then the CoyCo Entities will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as the CoyCo Entities’ Ownership Percentage is in the aggregate at least 5% but less than 10% of R1’s outstanding common stock (taking into account the exercise of the warrant held by TCP-ASC), then the CoyCo Entities will be entitled to nominate the greater of (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that R1 common stock is listed upon, if any), the Company will offer one CoyCo Designee (to be selected by the CoyCo Entities) an opportunity to, at the CoyCo Entities’ option, either sit on each regular committee of the Board or attend (but not vote) at the meetings of such committee as an observer.
The CoyCo Entities are subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until the later of (i) such time as the CoyCo Entities owns less than 25% of R1’s outstanding common stock (taking into account the exercise of the warrant held by TCP-ASC) and (ii) the third anniversary of the closing date.
For so long as the CoyCo Entities meet the Ownership Threshold, the CoyCo Investor Rights Agreement requires the Company to obtain the approval of the CoyCo Entities prior to taking certain actions described therein.
The Company will reimburse the CoyCo Entities for reasonable, documented, out-of-pocket travel and business expenses in connection with the CoyCo Entities’ performance under the CoyCo Investor Rights Agreement, or otherwise relating to the management and oversight of the CoyCo Entities’ investment in the Company (other than expenses related to filings solely in the CoyCo Entities’ capacity as stockholders of the Company) subject to a $100,000 per fiscal year cap.
Under the terms of the CoyCo Investor Rights Agreement, the CoyCo Entities must cause all of their common stock entitled to vote at any meeting of the Company’s stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the Company’s nominating and corporate governance committee and against the removal of any director nominated by the Company’s nominating and corporate governance committee.
The CoyCo Investor Rights Agreement requires that if the Company proposes to offer any equity or equity linked security to any person, then the Company must first offer the CoyCo Entities the right to purchase a portion of such securities equal to the CoyCo Entities’ Ownership Percentage. If the CoyCo Entities do not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the Company has 120 days to complete the offering on terms no more favorable than those offered to the CoyCo Entities.
The Company will reimburse the CoyCo Entities for reasonable, documented, out-of-pocket travel and business expenses in connection with the CoyCo Entities’ performance under the CoyCo Investor Rights Agreement, or otherwise relating to the management and oversight of the CoyCo Entities’ investment in the Company (other than expenses related to filings solely in the CoyCo Entities’ capacity as a stockholder of the Company) subject to a $100,000 per fiscal year cap.
On February 5, 2024, pursuant to the Stipulation (as defined below), the Company and the CoyCo Entities entered into Amendment No. 1 to the CoyCo Investor Rights Agreement to eliminate the CoyCo Entities’ right to approve increases to the size of the Board. See “—In re R1 RCM Inc. Stockholders Litigation.”
On January 26, 2024 and on February 26, 2024, the CoyCo Entities submitted a request to the Company to grant a waiver of the standstill restrictions contained in the CoyCo Investor Rights Agreement with respect to the potential acquisition of shares of common stock not held by the CoyCo Entities. As announced on March 19, 2024, the Special Committee has not approved the requested waivers.

Warrant Assignment and Assumption Agreements
On June 21, 2022, in connection with the Holding Company Reorganization, the Company and Old R1 RCM entered into (1) an assignment and assumption agreement with Intermountain (the “Intermountain Assignment”) pursuant to which Old R1 RM assigned to the Company, and the Company assumed, the warrant, dated as of January 23, 2018, by and between Old R1 RCM and Intermountain (the “Intermountain Warrant”), governing Intermountain’s right to purchase up to a total of 1,500,000 shares of common stock, $0.01 par value per share, of Old R1 RCM (“Old R1 RCM Common Stock”) and (2) an assignment and assumption agreement with TCP-ASC (the “TCP-ASC Assignment” and, together with the Intermountain Assignment, the “Assignments”) pursuant to which Old R1 RCM assigned to the Company, and the Company assumed, the warrant, dated as of February 16, 2016, by and between Old R1 RCM and TCP-ASC (the “TCP-ASC Warrant” and, together with the Intermountain Warrant, the “Warrants”), governing TCP-ASC’s right to purchase up to a total of 60,000,000 shares of Old R1 RCM Common Stock. Pursuant to the Assignments, each Warrant now represents the right to purchase an equal number of shares of R1 common stock in accordance with the terms of such Warrant. No other terms or conditions of the Warrants were modified by the Assignments.
In re R1 RCM Inc. Stockholders Litigation
In 2021, certain purported stockholders of the Company filed two complaints in the Delaware Court of Chancery (the “Court”) against TCP-ASC, Ascension and TowerBrook. In 2022, the plaintiffs filed a supplement naming the Company directors at the time of the Cloudmed Acquisition (“Individual Defendants”) and the Cloudmed stockholders as additional defendants. In 2023, the parties agreed to settle all claims in the lawsuit pursuant to a Stipulation of Settlement (“Stipulation”) that was effective on January 15, 2024. TCP-ASC, Ascension, and TowerBrook collectively contributed $39.8 million to the settlement, and Cloudmed’s stockholders contributed $2.1 million. The Individual Defendants contributed $3.6 million, funded entirely by D&O insurance maintained by the Company. The Company did not contribute any additional monetary amount to the settlement. On January 30, 2024, the Company received approximately $16.4 million from the settlement for the derivative claims in the lawsuit. In addition, under the terms of the Stipulation, the parties agreed to eliminate the board size approval right under the TCP-ASC Investor Rights Agreement and the CoyCo Investor Rights Agreement, and as a result, the Company entered into Amendment No. 1 to the TCP-ASC Investor Rights Agreement and Amendment No. 1 to the CoyCo Investor Rights Agreement, as described above.
TowerBrook/Ascension Transactions
Our director Neal Moszkowski is a co-founder and co-chair of TowerBrook and served as the firm’s co-chief executive officer since its inception in March 2005 until February 2022. Our director Ian Sacks is a managing director of TowerBrook. Our director Anthony J. Speranzo serves as the Chief Executive Officer and President of Ascension Capital, LLC, Ascension’s healthcare investment fund, and our director Anthony R. Tersigni serves as the Chair of the Board of Ascension Capital, LLC.
A&R MPSA
On February 16, 2016, R1 entered into a long-term strategic partnership with Ascension. As part of the transaction, R1 amended and restated its Master Professional Services Agreement (as amended, the “Ascension MPSA”) with Ascension Health effective February 16, 2016 with an initial term of ten years. On April 30, 2021, R1 entered into Amendment No. 5 to the Ascension MPSA, effective as of May 1, 2021, extending the agreement to April 30, 2031, among other amendments. In 2023, net services revenue from hospitals affiliated with Ascension Health represented approximately $892.0 million, or 40%, of our total net service revenue.
Pursuant to the Ascension MPSA, R1 provides its revenue cycle management service offering to hospitals and physician groups affiliated with Ascension Health. The existing supplement agreements for such hospitals receiving services under the prior MPSA continued in effect, as appropriate, under the Ascension MPSA. Each such hospital was also required to execute a supplement agreement to transition to such hospital’s “Physician Advisory Services” or “PAS” (as defined in the Ascension MPSA) needs under the Ascension MPSA. Each such physician group was required to execute an addendum to the physician supplement agreement for those physician groups to receive services from R1.
The Ascension MPSA provides that each supplement agreement between R1 and a hospital affiliated with Ascension Health will incorporate the provisions of the Ascension MPSA and provide that the hospital will be bound by the Ascension MPSA and all amendments, modifications and waivers to which we and Ascension Health agree under the Ascension MPSA. With certain limited exceptions, R1 is the exclusive provider of (a) revenue cycle management services and PAS with respect to acute care services provided by the hospitals affiliated with Ascension Health that execute supplement agreements with R1 and (b) revenue cycle management services with respect to ambulatory care services provided by physician groups associated with Ascension Health that execute addendum to the physician supplement agreement.
The Ascension MPSA is structured as an operating partner model, whereby a significant number of Ascension Health’s revenue cycle employees become our employees. The operating partner model also requires the transition of the non-payroll expenses supporting revenue cycle operations to become direct expenses of R1.

On and effective as of November 1, 2018, R1 entered into a new master professional services agreement with AMITA Health, a former joint venture of Ascension’s Alexian Brothers Health System and Adventist Midwest Health, part of Adventist Health System, for end-to-end RCM and PAS services to AMITA Health hospitals and affiliated physician groups. Due to the dissolution of AMITA Health, on July 1, 2022, R1 and Ascension Health entered into Amendment No. 6 to the Ascension MPSA to migrate the RCM services provided by R1 to the hospital facilities and physician groups of Presence Health and Alexian Brothers Health System to the Ascension MPSA. Concurrently, R1 and Ascension Health entered into supplements to the Ascension MPSA for RCM services to Ascension Health ministries in Illinois.
Intermountain Transactions
Amended and Restated Services Agreement
On and effective as of January 23, 2018, R1 entered into an Amended and Restated Services Agreement (the “Intermountain Services Agreement”) with Intermountain having a ten-year term. The Intermountain Services Agreement continues our relationship with Intermountain which commenced in October 2011. In 2023, net services revenue from Intermountain hospitals and medical group providers represented approximately $242.4 million, or approximately 11% of our total net service revenue.
Pursuant to the Intermountain Services Agreement, R1 provides our revenue cycle management service offering to Intermountain hospitals and medical group providers. In addition, R1 provides revenue cycle management services to Intermountain’s homecare, hospice and palliative care, durable medical equipment and infusion therapy business. Intermountain has agreed that R1 may provide services to additional hospitals acquired by Intermountain over time. With certain limited exceptions, R1 is the exclusive provider of revenue cycle management services for the hospitals, medical group providers and home health business affiliated with Intermountain.
Charitable Contribution
On August 15, 2023, our audit committee approved a contribution by the Company to the Intermountain Healthcare Foundation in an amount of $500,000.
LifePoint Health Transactions
Services Agreement
On November 2, 2020, R1 entered into a Services Agreement (the “LifePoint MSA”) with LifePoint Corporate Services, General Partnership (“LifePoint CSGP”) having a ten-year term. In 2023, net services revenue from LifePoint CSGP represented approximately $50.5 million, or approximately 2% of our total net service revenue. Pursuant to the LifePoint MSA, R1 provides our revenue cycle management service offering to LifePoint CSGP hospitals. With certain limited exceptions, R1 is the exclusive provider of revenue cycle management services for LifePoint CSGP hospitals.
Sub-Sublease
On January 22, 2021, R1 entered into the Securities Purchase Agreement (as amended, the “LifePoint Securities Purchase Agreement”) with Shared Business Services, LLC, an affiliate of LifePoint (the “LifePoint Investor”), pursuant to which the LifePoint Investor received 324,212 shares of R1’s common stock in consideration for the parties’ entry into the LifePoint Sub-sublease and certain transfer restrictions set forth in the agreement.
Concurrently with the execution of the LifePoint Securities Purchase Agreement, the LifePoint Investor signed a joinder to the amended TCP-ASC Registration Rights Agreement to add the LifePoint Investor as a party and to provide it with certain registration rights.
As contemplated by the LifePoint Securities Purchase Agreement, R1 has sub-leased one facility from the LifePoint Investor (the “LifePoint Sub-sublease”) for use by our employees in providing services, including services to LifePoint. The initial term of the LifePoint Sub-sublease is ten years commencing on January 1, 2021, and R1 is not required to pay rent under the LifePoint Sub-sublease during the initial term.
Sutter Transactions
Services Agreement
On July 5, 2022, R1 entered into a Master Services Agreement (the “Sutter MSA”), effective June 1, 2022, with Sutter having a ten-year term. In 2023, net services revenue from Sutter represented approximately $121.1 million, or approximately 5% of our total net service revenue. Pursuant to the Sutter MSA, with certain limited exceptions, R1 is the exclusive provider of enterprise revenue cycle management services for Sutter.

Purchase and Sale Agreement
On July 5, 2022, R1 entered into the Purchase and Sale Agreement (the “Sutter PSA”) with Sutter Bay Medical Foundation dba Palo Alto Medical Foundation for Health Care, Research and Education, an affiliate of Sutter, pursuant to which Sutter received 1,403,687 shares of our common stock in consideration for two owned facilities located in Sunnyvale, California and certain transfer restrictions set forth in the agreement. Concurrently with the closing of the real estate purchase, R1 and Sutter entered into lease agreements pursuant to which R1 leased the acquired facilities back to Sutter. Sutter exited one of the leased facilities on August 1, 2022 and term of the other facility expired on February 16, 2024.
Sutter is subject to certain transfer restrictions pursuant to the terms of the Sutter PSA. Prior to July 6, 2025, Sutter may not directly or indirectly transfer the common stock it received to any person without our prior written consent other than any “Permitted Transfer” (as such term is defined in the Sutter PSA).
Director Nomination Agreement
On August 2, 2022, R1 and Sutter entered into a Director Nomination Agreement (the “Sutter Director Nomination Agreement”), pursuant to which Sutter may nominate one individual (the “Sutter Designee”) to the Board until the termination of the Sutter MSA.
On August 11, 2023, upon the recommendation of our nominating and corporate governance committee, the Board appointed Mr. Nakis to the Board as the Sutter Designee to replace Mr. Dean.
Put Right Agreement
On July 5, 2022, R1 and Sutter entered into an agreement regarding the potential purchase of a business that would expand our service capabilities. This agreement was effective through approximately the end of 2023 and would have allowed Sutter to sell the business to R1 for $150.0 million. The agreement expired on January 5, 2024.
Providence Transactions
Securities Purchase Agreement
On December 5, 2023, R1 entered into a Securities Purchase Agreement (the “Providence Securities Purchase Agreement”) to acquire Acclara from Providence and certain of its affiliates in exchange for $675.0 million cash and a warrant to acquire up to 12,192,000 shares of common stock of the Company to Providence (the “Providence Warrant”), subject to customary adjustments for working capital, cash, and debt. R1 acquired 100% of the equity interests in Acclara.
Commercial Agreements
On January 17, 2024, concurrently with the closing of the Company’s acquisition of Acclara, Acclara, under Company ownership, entered into an agreement with Providence for the provision of revenue cycle management services by Acclara or one or more of its affiliates (the “Providence Services Agreement”). The Providence Services Agreement has a 10-year term. Acclara also entered into an agreement with Providence and certain Providence physician groups for amendments to existing revenue cycle management services contracts, including to provide for an initial 10-year term for those contracts (together with the Providence Services Agreement, the “Providence Commercial Agreements”). With certain limited exceptions, R1 is the exclusive provider of revenue cycle management services for hospitals and physician groups affiliated with Providence. In 2023, net services revenue from Providence represented approximately $27.5 million, or approximately 1% of our total net service revenue.
Director Nomination Agreement
On January 17, 2024, concurrently with the closing of the Company’s acquisition of Acclara, the Company entered into the Providence Director Nomination Agreement, pursuant to which Providence is entitled to nominate one individual to the Board for the earlier of three consecutive one-year terms following the closing of the Acclara acquisition or the termination of either of the Providence Commercial Agreements. Thereafter, Providence will have certain Board observer rights, subject to limitations.
Warrant
On January 17, 2024, concurrently with the closing of the Company’s acquisition of Acclara and as part of the consideration thereof, the Company issued the Providence Warrant.

Joinder to Registration Rights Agreement
On January 17, 2024, concurrently with the closing of the Company’s acquisition of Acclara, Providence executed a joinder to the Registration Rights Agreement to provide Providence with unlimited piggyback registration rights with respect to the shares of common stock issuable upon the conversion or exercise of the Providence Warrant, subject to certain limitations as it relates to primary issuances.
Indemnification
Our restated certificate of incorporation provides that R1 will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, R1 has entered into indemnification agreements with each of its directors and executive officers that are broader in scope than the specific indemnification provisions contained in the DGCL.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and the holders of more than 10% of our common stock to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.
Based solely on a review of the reports filed in 2023 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis in 2023, except that (i) a Form 4 for each of John Sparby, our President, and Richard B. Evans, Jr., our former principal accounting officer, was filed one day late on April 5, 2023 to report a grant of RSUs and (ii) a Form 4 for Joseph Flanagan, a member of our Board, was filed two days late on August 7, 2023 to report a grant of RSUs.

HOUSEHOLDING OF PROXIES
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for notices of internet availability of proxy materials or annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single notice or annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. R1 and some brokers household proxy materials, delivering a single notice or annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or R1 that they or R1 will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice or annual report and proxy statement in the future, or you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our notice or annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or R1 if you hold registered shares. You can notify R1 by sending a written request to R1 RCM Inc., 433 W. Ascension Way, Suite 200, Murray, Utah 84123, Attention: Investor Relations.

OTHER MATTERS
The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS; SDG DISCLAIMER

This proxy statement contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended and Section 21E of the Exchange Act. Forward-looking statements generally relate to future events and relationships, plans, goals, targets, and future performance, including with respect to matters of sustainability, environmental stewardship, inclusion and diversity and other subjects. These statements are based on various assumptions, whether or not identified in this proxy statement, and on the current expectations of the Company’s management and are not predictions of actual performance. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risk and uncertainties related to: (i) economic downturns and market conditions beyond the Company’s control, including high inflation; (ii) the quality of global financial markets; (iii) the Company’s ability to timely and successfully achieve the anticipated benefits and potential synergies of the acquisitions of Cloudmed and Acclara; (iv) the Company’s ability to retain existing customers or acquire new customers; (v) the development of markets for the Company’s revenue cycle management offering; (vi) variability in the lead time of prospective customers; (vii) competition within the market; (viii) breaches or failures of the Company’s information security measures or unauthorized access to a customer’s data; (ix) delayed or unsuccessful implementation of the Company’s technologies or services, or unexpected implementation costs; (x) disruptions in or damages to the Company’s global business services centers and third-party operated data centers; (xi) the volatility of the Company’s stock price; (xii) the impact of the recent restatements of the financial statements for the applicable periods on the price of the Company’s common stock, reputation and relationships with its investors, suppliers, customers, employees and other parties; and (xiii) the Company’s substantial indebtedness. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and any other periodic reports that the Company may file with the SEC. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
In addition, the SDGs of the United Nations referred to in the section entitled “Corporate Social Responsibility and Sustainability,” are aspirational in nature. The analysis involved in determining whether and how certain initiatives may contribute to the SDGs is inherently subjective and dependent on a number of factors. There can be no assurance that reasonable parties will agree on a decision as to whether certain projects, initiatives, investments, or other aspects of our business contribute to a particular SDG. Accordingly, investors should not place undue reliance on our application of the SDGs, as such application is subject to change at any time and in our sole discretion.

APPENDIX A

R1 RCM INC.

FIFTH AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
1.Purpose.
This Fifth Amended and Restated 2010 Stock Incentive Plan (the “Plan”) of R1 RCM Inc., a Delaware corporation formerly known as Accretive Health, Inc. (the “Company”), is effective as of April 8, 2024 (the “Effective Date”), and amends and restates the Company’s Fourth Amended and Restated 2010 Stock Incentive Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).
2.Eligibility.
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant”. “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).
3.Administration and Delegation.
(a)    Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b)    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. Notwithstanding anything herein to the contrary, to the extent that the Committee is comprised solely of an officer of the Company who is also a Board member, such officer shall not be authorized to grant any Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).
(c)    Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).
(d)    Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined within the meaning of the applicable listing standards of the national securities exchange on which the Common Stock (as defined below) is listed (the “Exchange Listing Standards”).

4.Stock Available for Awards.
(a)Number of Shares; Share Counting.
(1)Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to 69,274,756 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which number shall include (i) 52,222,317 shares of Common Stock subject to Awards previously granted under the Prior Plan, (ii) 7,752,439 shares of Common Stock that remain available for issuance under the Prior Plan and (iii) the number of shares of Common Stock subject to awards granted under the Company’s Amended and Restated Stock Option Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issue price pursuant to a contractual repurchase right (subject, in the case of Incentive Stock Options (as defined in Section 5(b)) to any limitations under the Code). Any or all shares of Common Stock available for issuance under the Plan may be issued or used in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i):
(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i); provided, however, that (i) any Award that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan, the number of shares exempt from the minimum vesting requirements under Section 11(h) and the number of shares exempt from the prohibition on acceleration under Section 11(i) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise, and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;
(C)shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(D)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options.
(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable laws, as it considers necessary or advisable. Each Option granted under the Plan shall either be an Incentive Stock Option or a Nonstatutory Stock Option. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option”.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or to any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option. To the extent an Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Nonstatutory Stock Option.
(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% (or in the case of an Incentive Stock Option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, 110%) of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.
(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years. Notwithstanding the foregoing, in the case of Incentive Stock Options granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, no such Incentive Stock Option will be granted with a term in excess of five years.
(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)in cash or by check, payable to the order of the Company;
(2)except as may otherwise be provided in the applicable Option agreement, or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the portion of the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the portion of the Option being exercised divided by the Fair Market Value of the Common Stock on the date of exercise;
(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or
(6)by any combination of the above permitted forms of payment.
(g)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year under the Plan and/or any other stock option plan of the Company or a parent or subsidiary corporation exceeds $100,000 or such other amount as may be prescribed by Section 422 of the Code, such excess shall be treated as Nonstatutory Stock Options.

(h)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the Exchange Listing Standards.
(i)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
(j)Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, no Option granted under the Plan will entitle the Participant to the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”).
6.Stock Appreciation Rights.
(a)General. The Board may grant Awards consisting of Stock Appreciation Rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b)(3). The date as of which such appreciation is determined shall be the exercise date.
(b)Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.
(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.
(2)Independent SARs. An SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.
(3)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.
(4)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(5)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(c)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled stock appreciation right, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the Exchange Listing Standards.
(d)No Reload Rights. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(e)Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, no SAR granted under the Plan will entitle the Participant to the right to receive Dividend Equivalents.
7.Restricted Stock; Restricted Stock Units.
(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)Additional Provisions Relating to Restricted Stock.
(1)Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Accrued Dividends.
(2)Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock as well as dividends or distributions paid on such Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death, or (ii) in the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.
(d)Additional Provisions Relating to Restricted Stock Units.
(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in each case in a manner that complies with Section 409A of the Code.
(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Unless otherwise provided in the applicable Award agreement, Dividend Equivalents shall be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which they relate and shall not be paid unless and until such Restricted Stock Units have vested and been earned. No interest will be paid on Dividend Equivalents.
8.Other Stock-Based Awards.
(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.
(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents. The Award agreement for any Other Stock-Based Award may provide a Participant with the right to receive Dividend Equivalents. Unless otherwise provided in the applicable award agreement, Dividend Equivalents shall be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which they relate and shall not be paid unless and until such Other Stock-Based Award has vested and been earned. No interest will be paid on Dividend Equivalents.
9.Performance Awards. Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”). The performance goals to be achieved during a performance period shall be determined by the Board upon the grant of each Performance Award. Without limiting the scope of the preceding sentence, the Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and any such performance goals may differ among Performance Awards granted to any one Participant or to different Participants. Performance Awards may be paid in cash, shares of Common Stock, other property or any combination thereof, in the sole discretion of the Board and set forth in the applicable Award agreement.
10.Adjustments for Changes in Common Stock and Certain Other Events.
(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b)Reorganization Events.
(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in the applicable Award agreement or another agreement between the Participant and the Company): (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for the termination or deemed satisfaction of such repurchase or other rights under the Restricted Stock Agreement or any other agreement between the Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
11.General Provisions Applicable to Awards.
(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise vesting, or release from forfeiture of an Award or, if the Company so requires, at the same time as payment of the exercise or purchase price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(f)Amendment of Award. Except as otherwise provided in Sections 5(h), 6(c), 9, 11(h), 11(i) and 12(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(h)Limitations on Vesting. Subject to Section 11(i), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to (i) Awards granted to non-employee directors and (ii) in addition to any Awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a)(1).
(i)Acceleration. The Board may, at any time, provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, solely (A) upon the death or disability of the Participant, (B) upon a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company or pursuant to Section 10, or (C) in any other circumstance with respect to Awards covering an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a)(1). In addition, the Board may provide, at any time and for any reason, that any Award shall become immediately exercisable in whole or in part, free from some or all of the restrictions and conditions applicable to such Award or otherwise realizable in whole or in part, as the case may be, solely to the extent required by an agreement, obligation or applicable law.
12.Miscellaneous.
(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)No Rights as Stockholder. Subject to the provisions of the applicable Award agreement, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.
(c)Effective Date and Term of Plan. Except as provided in the following sentence, the Plan as set forth herein supersedes and replaces in its entirety the Prior Plan. Notwithstanding any provisions herein to the contrary, each Award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such Award under the Prior Plan as in effect immediately prior to the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, which is April 8, 2034, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the Exchange Listing Standards may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if the Exchange Listing Standards are amended so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the Exchange Listing Standards, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(b) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.
(e)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying or accommodating applicable securities or tax laws of various jurisdictions or to qualify for preferred tax treatment of such jurisdiction. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.
(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
(i)Company Recoupment of Awards. An individual’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with an individual, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive- based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

SCAN TO VIEW MATERIALS & VOTE w
R1 RCM INC.	VOTE BY INTERNET
433 W. ASCENSION WAY	Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

SUITE 200	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
MURRAY, UTAH 84123

During the Meeting - Go to www.virtualshareholdermeeting.com/RCM2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V05651-P89873 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

R1 RCM INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the Director nominees listed below:		☐	☐	☐
1.	Election of Directors
Nominees:
	01) Bradford Kyle Armbrester	10) Neal Moszkowski
	02) Clay Ashdown	11) Dominic Nakis
	03) Agnes Bundy Scanlan	12) Lee Rivas			The Board of Directors recommends you vote FOR on Proposal 3:		For	Against	Abstain
	04) Jeremy Delinsky	13) Ian Sacks					☐	☐	☐
	05) David M. Dill	14) Jill Smith			3.	To approve, on an advisory basis, the compensation of our Named Executive Officers.
	06) Michael C. Feiner	15) Anthony J. Speranzo
	07) Joseph Flanagan	16) Anthony R. Tersigni
	08) John B. Henneman, III	17) Erik G. Wexler
09) Matthew Holt

The Board of Directors recommends you vote FOR Proposal 2:		For	Against	Abstain	The Board of Directors recommends you vote FOR Proposal 4:		For	Against	Abstain
2.	To approve our Fifth Amended and Restated 2010 Stock Incentive Plan, including to increase the number of shares authorized for issuance under our Fourth Amended and Restated 2010 Stock Incentive Plan by 9.3 million shares.	☐	☐	☐	4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The R1 RCM Inc. Notice of 2024 Annual Meeting, Proxy Statement and 2023 Annual Report are available at
www.proxyvote.com

V05652-P89873

R1 RCM INC.
Annual Meeting of Stockholders
May 22, 2024 at 10:00 AM (ET)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jennifer Williams and M. Sean Radcliffe and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of R1 RCM Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of R1 RCM Inc. to be held on May 22, 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Continued and to be marked, dated and signed on reverse side